UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Hornbeck Offshore Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Hornbeck Offshore Services, Inc.

April 30, 2010

Dear Fellow Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Hornbeck Offshore Services, Inc. to be held in the Company’s corporate training room located at 103 Northpark Boulevard, Suite 135, in Covington, Louisiana 70433, on Thursday, June 24, 2010 at 10:00 a.m., Central Daylight Savings Time. For those of you who cannot be present at the Annual Meeting, we urge that you participate by indicating your choices on the proxy card provided to you and completing and returning it at your earliest convenience. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with our Board of Directors’ recommendations.

This booklet includes the Notice of Annual Meeting of Stockholders and the Proxy Statement, which contains details of the business to be conducted at the Annual Meeting. At the Annual Meeting, you will have an opportunity to discuss each item of business described in the Notice of Annual Meeting of Stockholders and Proxy Statement and to ask questions about our operations and the Company.

Our 2009 Annual Report to Stockholders, which is not part of the Proxy Statement, provides additional information regarding our financial results for the fiscal year ended December 31, 2009. A copy of our 2009 Annual Report to Stockholders is available at www.hornbeckoffshore.com or may be requested from our Corporate Secretary as described elsewhere in the Proxy Statement.

It is important that your shares are represented at the Annual Meeting, whether or not you are able to attend personally. Accordingly, please complete, sign, date and return the proxy card as promptly as possible in the envelope provided, or submit your proxy by Internet, as described in the proxy card. If you do attend the Annual Meeting, you may withdraw your proxy and vote your shares in person.

On behalf of our Board of Directors, thank you for your cooperation and continued support.

Sincerely,

Todd M. Hornbeck
Chairman, President and Chief Executive Officer

Hornbeck Offshore Services, Inc. Notice of Annual Meeting of Stockholders

April 30, 2010

Notice is hereby given that the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Hornbeck Offshore Services, Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 24, 2010 at 10:00 a.m., Central Daylight Savings Time, in the Company’s corporate training room located at 103 Northpark Boulevard, Suite 135, in Covington, Louisiana 70433, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	to elect two Class I directors to serve on the Company’s Board of Directors for terms of three years or until their successors are duly elected and qualified or until the earlier of their death, resignation or removal;

2.	to approve amendments to the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan;

3.	to ratify the reappointment of Ernst & Young LLP as the Company’s independent registered public accountants and auditors for the fiscal year ending December 31, 2010; and

4.	to transact such other business as may properly come before the Annual Meeting and any postponement(s) or adjournment(s) thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure that each stockholder’s vote is counted at the Annual Meeting, stockholders are requested to complete, sign, date and return the proxy card provided to you as promptly as possible in the envelope provided, or to submit their proxy by Internet, as described in the proxy card previously mailed to you. Stockholders attending the Annual Meeting may vote in person even if they have previously submitted their proxy authorization.

Only stockholders of record as of the close of business on April 26, 2010 are entitled to receive notice of and to vote at the Annual Meeting and any postponement(s) or adjournment(s) thereof. A list of such stockholders shall be open to the examination of any stockholder of record at the Company’s offices during normal business hours for a period of ten days prior to the Annual Meeting, and shall also be open for examination at the Annual Meeting and any postponement(s) or adjournment(s) thereof.

By Order of the Board of Directors,

Paul M. Ordogne
Corporate Secretary

Covington, Louisiana

April 30, 2010

IT IS IMPORTANT THAT YOUR SHARES OF COMMON STOCK BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE COMPLETE, SIGN AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED OR SUBMIT YOUR PROXY AUTHORIZATION THROUGH THE INTERNET EVEN IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING. SUBMITTING YOUR PROXY AUTHORIZATION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE ANNUAL MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU CANNOT ATTEND. IF YOU HAVE SHARES OF COMMON STOCK IN MORE THAN ONE NAME, OR IF YOUR SHARES ARE REGISTERED IN MORE THAN ONE WAY, YOU MAY RECEIVE MORE THAN ONE COPY OF THE PROXY MATERIALS. IF SO, SIGN AND RETURN EACH OF THE PROXY CARDS YOU RECEIVE OR SUBMIT YOUR PROXY AUTHORIZATION THROUGH THE INTERNET SO THAT ALL OF YOUR SHARES MAY BE VOTED. YOU MAY REVOKE YOUR PROXY AUTHORIZATION AT ANY TIME BEFORE ITS USE.

Hornbeck Offshore Services, Inc.

103 Northpark Boulevard, Suite 300

Covington, Louisiana 70433

PROXY STATEMENT

April 30, 2010

General Information

The 2009 Annual Report to Stockholders, including financial statements, will be made available to stockholders together with these proxy materials on or about April 30, 2010.

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board” or the “Board of Directors”) of Hornbeck Offshore Services, Inc. (“Hornbeck Offshore” or the “Company”), for the 2010 Annual Meeting of Stockholders to be held on June 24, 2010, and any postponement(s) or adjournment(s) thereof (the “Annual Meeting”). This Proxy Statement and the accompanying Notice of Annual Meeting and proxy card are first being made available to stockholders on or about April 30, 2010.

Record Date and Voting Securities

Stockholders of record as of the close of business on April 26, 2010 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. There were 26,386,905 shares of our common stock issued and outstanding on the Record Date. Each outstanding share of common stock is entitled to one vote upon each matter properly submitted to a vote at the Annual Meeting.

Stockholders that are entitled to vote at the Annual Meeting may do so in person at the Annual Meeting, or by proxy submitted by mail or Internet as described on the notice and access card.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes occur when a broker or other nominee does not have discretionary authority to vote the shares with respect to a particular matter and has not received voting instructions from the beneficial owner with respect to that matter.

The vote of a plurality of the shares entitled to vote and represented at a meeting at which a quorum is present is required for the election of directors. Thus, broker non-votes and abstentions will have no effect on the election of directors.

The affirmative vote of a majority of the shares of common stock entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required to approve the proposals relating to the approval of the amendments to the incentive compensation plan and the ratification of the reappointment of independent registered public accountants and auditors. Shares represented at the Annual Meeting that abstain with respect to these proposals will be considered in determining whether the requisite number of affirmative votes are cast on such matter. Accordingly, such abstentions will have the same effect as a vote against the amendments to the incentive compensation plan and the ratification of the reappointment of independent registered accountants and auditors, as applicable. Broker non-votes will not be treated as shares represented at the Annual Meeting and are not entitled to vote for purposes of such proposals, and therefore will have no effect.

Quorum

Except as may be otherwise required by law or the Company’s Second Restated Certificate of Incorporation (“Certificate of Incorporation”) or Fourth Restated Bylaws (“Bylaws”), the holders of a majority of the Company’s shares of common stock entitled to vote and present in person or represented by proxy shall constitute a quorum at a meeting of the stockholders. The persons whom we appoint to act as inspectors of election will determine whether a quorum exists. Shares of the Company’s common stock represented by properly executed and returned proxies will be treated as present. Shares of the Company’s common stock present or represented at the Annual Meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

How Your Proxy Will be Voted on Actions to be Taken

The Board of Directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the Annual Meeting, whether or not you attend in person.

Granting Your Proxy. If you properly execute and return a proxy in the enclosed form, your shares of common stock will be voted as you specify. If you make no specifications, your proxy representing our common stock will be voted:

•	“FOR” each of the proposed director nominees;

•	“FOR” the amendments to the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan; and

•	“FOR” the ratification of the reappointment of independent registered public accountants and auditors.

We expect no matters to be presented for action at the Annual Meeting other than the items described in this Proxy Statement. By signing and returning the proxy, however, you will give to the persons named as proxies therein discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting, and they intend to vote on any such other matter in accordance with their best judgment.

Revoking Your Proxy. If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the Annual Meeting in person and vote by ballot, which would cancel any proxy that you previously submitted. If you wish to vote in person at the Annual Meeting but hold your stock in street name (that is, in the name of a broker, bank or other institution), then you must have a proxy from the broker, bank or institution in order to vote at the Annual Meeting.

Proxy Solicitation

We will pay all expenses of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We may have our employees or other representatives (who will receive no additional compensation for their services) solicit proxies by telephone, telecopy, personal interview or other means. We may choose to engage a paid proxy solicitor to solicit proxies for the Annual Meeting, but have not yet done so.

Stockholder Proposals

If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to the Corporate Secretary, Hornbeck Offshore Services, Inc., 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433 by no later than December 31, 2010.

If you want to present a proposal at the 2011 Annual Meeting of Stockholders in person but do not wish to have it included in our proxy statement, you must submit it in writing to our Corporate Secretary, at the above address, by March 26, 2011 to be considered timely, in accordance with the specific procedural requirements set forth in our Bylaws. If you would like a copy of these procedures, please contact our Corporate Secretary for a copy of our Bylaws.

Pursuant to the rules of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the designated proxies may use discretionary authority to vote with respect to stockholder proposals presented in person at the 2010 Annual Meeting if the stockholder making the proposal has not given the Company timely notice of such proposal.

Delivery of One Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings

Each year in connection with the annual meeting of stockholders, we are required to send to each stockholder of record a notice and access card to the proxy statement and annual report, and to arrange for a proxy statement and annual report to be provided to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because some stockholders hold shares of the Company’s common stock in multiple accounts, this process results in duplicate mailings of notice and access cards to stockholders who share the same address. Stockholders may avoid receiving duplicate mailings and save us the cost of producing and mailing duplicate documents as follows:

Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single proxy statement or annual report, you may contact the Company by mail at 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433, by telephone at (985) 727-2000 or by e-mail at ir@hornbeckoffshore.com.

Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single proxy statement or annual report if there are other Hornbeck Offshore stockholders who share an address with you. If you currently receive more than one proxy statement or annual report at your household, and would like to receive only one copy of each in the future, you should contact your nominee.

Right to Request Separate Copies. If you consent to the delivery of a single proxy statement and annual report but later decide that you would prefer to receive a separate copy of the proxy statement or annual report, as applicable, for each stockholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver such additional proxy statements or annual reports. If you wish to receive a separate copy of the proxy statement or annual report for each stockholder sharing your address in the future, you may contact the Company by mail at 103 Northpark Boulevard, Suite 300, Covington, Louisiana, 70433, by telephone at (985) 727-2000 or by e-mail at ir@hornbeckoffshore.com.

Proposal No. 1 – Election of Directors

Term of Directors

Our Certificate of Incorporation and Bylaws provide that the Board of Directors is classified into three classes. These are designated as Class I directors, Class II directors and Class III directors, with members of each class holding office for staggered three-year terms. Vacancies on the Board resulting from death, resignation, disqualification, removal or other causes may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board is present, or by a sole remaining director.

There are currently two Class I directors, whose terms expire at the 2010 Annual Meeting of Stockholders, two Class III directors, whose terms expire at the 2011 Annual Meeting of Stockholders, and three Class II directors, whose terms expire at the 2012 Annual Meeting of Stockholders, or, in all cases, until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Bylaws.

Director Nominees and Voting

The Board of Directors has nominated for election as directors the two persons named below. Our Bylaws require that our directors be stockholders of the Company. Each of the nominees for election as Class I directors is currently on the Board and has indicated his willingness to serve, if elected, but if either should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board. If elected at the Annual Meeting, each of the two nominees will serve until the 2013 Annual Meeting of Stockholders (subject to the election and qualification of his successor and to his earlier death, resignation or removal). See “Nomination Process” below for additional information on the nomination of directors.

If any nominee should be unavailable for election as a result of an unexpected occurrence, the Board’s proxies shall vote such shares for the election of such substitute nominee as the Board of Directors may propose. It is not anticipated that any nominee will be unable or unwilling to serve as a director if elected.

The name, age as of April 26, 2010, principal occupation, and other information highlighting the particular experience, qualifications, attributes and skills that support the conclusion of the nominating/corporate governance committee that such nominee for Class I director should serve as a director of the Company are set forth below.

Bruce W. Hunt, 52, has served as one of our directors since August 1997 and was appointed Lead Independent Director in May 2005. He has been President of Petrol Marine Corporation since 1988 and President and Director of Petro-Hunt, L.L.C. since 1997, each of which is an energy-related company. Mr. Hunt served as a director of the original Hornbeck Offshore Services, Inc., a NASDAQ-listed publicly traded offshore service vessel company, from November 1992 to March 1996, when it merged with Tidewater Inc.

Mr. Hunt is an experienced business leader with the skills and attributes necessary to be our Lead Independent Director. As a director of ours for more than 11 years and as a director of the original Hornbeck Offshore Services, Inc., he has gained a deep understanding of our direction and goals and the Board’s ability to oversee our success. His experience in the energy industry, including with offshore service vessels, further augments his range of knowledge and insight relevant to our operations. Mr. Hunt also represents the interest of stockholders, particularly through his affiliation with the William Herbert Hunt Trust Estate.

Bernie W. Stewart, 65, has served as one of our directors since November 2001 and served as our Chairman of the Board from February 2002 to May 2005. Mr. Stewart was Senior Vice President, Operations of R&B Falcon Corporation (NYSE:FLC), a contract drilling company, and President of R&B Falcon Drilling U.S., its domestic operating subsidiary, from May 1999 until R&B Falcon Corporation merged with Transocean Sedco Forex Inc. (NYSE:RIG) in January 2001. Between April 1996 and May 1999, he served as Chief Operating Officer of R&B Falcon Holdings, Inc. and as its President from January 1998 until May 1999. From 1993 until joining R&B Falcon Holdings, he was Senior Vice President and Chief Operating Officer of the original Hornbeck Offshore Services, Inc., a NASDAQ-listed publicly traded offshore service vessel company, where he was responsible for overall supervision of the company’s operations. From 1986 until 1993, he was President of Western Oceanics, Inc., an offshore drilling contractor. Since leaving R&B Falcon Corporation upon its merger with Transocean Sedco Forex, Mr. Stewart has been an independent business consultant.

Mr. Stewart’s more than 15 years of executive experience in the offshore energy industry brings to the Board critical insights into the operational requirements of a public offshore service vessel company. In addition, his experience as our former Chairman and as one of our directors, and as an officer of the original Hornbeck Offshore Services, Inc., give him a deep understanding of our operations and of the important role of the Board.

The vote of a plurality of the shares entitled to vote and represented at a meeting at which a quorum is present is required for the election of directors.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the election of each of the nominees.

Incumbent Class II Directors

The name, age as of April 26, 2010, principal occupation, and other information highlighting the particular experience, qualifications, attributes and skills concerning each Class II director are set forth below.

Larry D. Hornbeck, 71, has served as a director since August 2001. An executive with over 30 years’ experience in the offshore supply vessel business worldwide, Mr. Larry Hornbeck was the sole founder of the original Hornbeck Offshore Services, Inc., a NASDAQ-listed publicly traded offshore service vessel company with over 105 state of the art offshore supply vessels operating worldwide. From its inception in 1981 until its merger with Tidewater Inc. (NYSE:TDW) in March 1996, Mr. Larry Hornbeck served as its Chairman of the Board, President and Chief Executive Officer. Following the merger, Mr. Larry Hornbeck served as a director and a member of the audit committee of Tidewater Inc. from March 1996 until October 2000. From 1969 to 1980, Mr. Larry Hornbeck served as an officer in various capacities, culminating as Chairman, President and Chief Executive Officer of Sealcraft Operators, Inc., a NASDAQ-listed publicly traded offshore supply vessel company operating

29 geophysical and special service vessels worldwide. He served on the board of directors and as chairman of the compensation committee of Coastal Towing, an inland marine tug and barge company, from 1992 through 2003. Mr. Larry Hornbeck assisted in orchestrating the founding of the current Company and is the father of Todd M. Hornbeck, our Chairman, President and Chief Executive Officer.

In addition to the leadership roles in which Mr. Larry Hornbeck has served or currently serves, he has extensive involvement in international and domestic marine industry associations. Mr. Larry Hornbeck helped form and served on the boards of several marine industry associations, including the Offshore Marine Service Association (OMSA) and the National Ocean Industries Association (NOIA). He also served on the board of directors of the American Bureau of Shipping (ABS) and International Support Vessels Owners Association (ISOA). Relationships Mr. Larry Hornbeck formed in these organizations and in his leadership roles in public companies continue to benefit the Company to this day.

Mr. Larry Hornbeck brings to the Board a deep understanding of the operations of a public company in the offshore service vessel industry. With his many years of experience as both Chief Executive Officer and Chairman of the Board of the original Hornbeck Offshore Services, Inc. and of Seal Craft Operators, Inc., Mr. Larry Hornbeck brings not only management expertise, but unique technical knowledge of offshore service vessels and their application, construction and operation. This, combined with his years of experience as one of our directors and his continued active involvement in the Company, make him an invaluable contributor to our Board.

Steven W. Krablin, 60, was appointed to our Board of Directors as a Class II Director in August 2005. Mr. Krablin is the President, Chief Executive Officer and Chairman of the Board of T-3 Energy Services Inc. (NASDAQ:TTES), a publicly held company that designs, manufactures, repairs and services products used in the drilling and completion of new oil and gas wells, the workover of existing wells, and the production and transportation of oil and gas. From April 2005 until joining T-3 Energy Services in March 2009, Mr. Krablin was a private investor. From April 2008 until August 2008, Mr. Krablin served as Executive Vice President and Chief Financial Officer of privately-held IDM Group, designers and manufacturers of world class drilling systems for the international energy industry. From January 1996 until April 2005, Mr. Krablin served as the Senior Vice President and Chief Financial Officer of National Oilwell, Inc. (NYSE:NOI), a major manufacturer and distributor of oil and gas drilling equipment and related services for land and offshore drilling rigs. In March 2005, National Oilwell merged with Varco International, Inc. (NYSE:VRC) to become National Oilwell Varco, Inc. (NYSE:NOV). Prior to 1996, Mr. Krablin served as Senior Vice President and Chief Financial Officer of Enterra Corporation until its merger with Weatherford International. From November 2004 to March 2009, Mr. Krablin served as a director of Penn Virginia Corporation (NYSE:PVA), an energy company engaged in the exploration, acquisition, development and production of crude oil and natural gas. Since July 2006, Mr. Krablin has served as a director of Chart Industries, Inc. (NASDAQ:GTLS), a global manufacturer of standard and custom-engineered products and systems for cryogenic and heat-transfer applications. Mr. Krablin is a certified public accountant-retired.

As an experienced financial and operational leader with a variety of public companies in the energy industry, Mr. Krablin brings a broad understanding of business globally, which is particularly important for our company, as we continue to expand our operations in foreign countries. Mr. Krablin brings management experience, leadership capabilities, financial knowledge and business acumen to our Board. Drawing from that experience, he brings a unique perspective to the Board and the committees on which he serves.

David A. Trice, 62, has served as one of our directors since October 2002. Mr. Trice served as the President of Newfield Exploration Company (NYSE:NFX), an independent oil and gas company engaged in the exploration, development and acquisition of crude oil and natural gas properties, from May 1999 to February 2009 and as its Chief Executive Officer from February 2000 to May 2009, when he retired. He currently serves as Newfield’s Chairman, a position he has held since September 2004. Mr. Trice has announced that he will not stand for re-election to the Newfield Board at its annual meeting of stockholders in May 2010 and will resign as Newfield’s Chairman. From May 1999 to February 2000, he served as Chief Operating Officer of Newfield and from July 1997 to May 1999, he served as its Vice President—Finance and International. Mr. Trice served as the President, Chief Executive Officer and Director of the Huffco Group, an international exploration and production company, from December 1991 to May 1997. Since March 2004, Mr. Trice has served as a director of New Jersey Resources (NYSE:NJR), a retail and wholesale energy service company which provides distribution services to customers in New Jersey and in states from the Gulf coast to New England and Canada. NJR is a Fortune 1000 company and a member of the Forbes Platinum 400. He is a member of the Executive Committee, Finance Committee, N&CG Committee, Leadership Development & Compensation Committee (Chairman, 2007-March 2010) and Chairman of the Board of NJR’s non-regulated subsidiaries. Mr. Trice served as a director of Grant Prideco, Inc. (NYSE: GRP), a drill stem technology and drill pipe manufacturing company, from May 2003 until April 1, 2008 when Grant Prideco was merged into National Oilwell Varco. He was Chairman of GRP’s Compensation Committee. In May 2009, Mr. Trice was elected as a director of McDermott International, Inc. (NYSE:MDR). McDermott’s principal subsidiaries are engaged in offshore oil and gas construction and engineering, power generation and government operations. Mr. Trice served as the first Chairman of America’s Natural Gas Alliance and is a past Chairman of the American Exploration & Production Council.

Mr. Trice’s years in senior management at Newfield Exploration Company and the other companies noted above have given him an understanding of the financial, operational and other aspects of companies in the energy industry and, more particularly, an understanding of how our company can best meet its customers’ needs. Mr. Trice’s experience as a former executive and as a director of a number of public companies gives him a broad understanding of the role of the Board as it relates to our operations.

Incumbent Class III Directors

The name, age as of April 26, 2010, principal occupation, and other information highlighting the particular experience, qualifications, attributes and skills concerning each Class III director are set forth below.

Todd M. Hornbeck, 41, has served as our President and as a director since he co-founded the Company in June 1997. Until February 2002, he also served as Chief Operating Officer. In February 2002, Mr. Todd Hornbeck was appointed Chief Executive Officer and in May 2005, he was appointed Chairman of the Board of Directors. Until February 2007, he also served as our Secretary. Mr. Todd Hornbeck worked for the original

Hornbeck Offshore Services, Inc., from 1991 to 1996, serving in various positions relating to business strategy and development. Following its merger with Tidewater Inc. (NYSE:TDW) in March 1996, he accepted a position as Marketing Director—Gulf of Mexico with Tidewater, where his responsibilities included managing relationships and overall business development in the U.S. Gulf of Mexico region. He remained with Tidewater until our formation. Mr. Todd Hornbeck currently serves on the Board of Directors of both the National Ocean Industries Association and the Offshore Marine Service Association, and is a member of the International Support Vessel Owners’ Association. Mr. Todd Hornbeck is the son of Larry D. Hornbeck, one of our directors.

As our co-founder, Mr. Todd Hornbeck brings his vision and goals for the Company to the Board. Under his leadership, we expanded from a small private company to a large, global provider of technologically advanced offshore service vessels. Mr. Todd Hornbeck extensive experience in the offshore service vessel industry and over twelve years leading our company positions him well to serve as our Chairman, President and Chief Executive Officer. See also the section entitled “Board Structure, Risk Oversight, Committee Composition and Meetings” below.

Patricia B. Melcher, 50, has served as one of our directors since October 2002. In 2009 she became the Chief Executive Officer of EIV Capital Management Co., LLC, which manages EIV Capital Fund LP, a private equity fund focused on making investments in the energy industry. In September 2009, Ms. Melcher was also named a Manager of EIV Capital GP LLC, the ultimate general partner of EIV Capital Fund LP, and, in November 2009, Ms. Melcher was named a Principal and Key Person of EIV Capital Fund LP. Ms. Melcher also currently serves on the Board of Managers for Falco Energy Transportation, LLC, a privately held crude oil gathering and marketing company, a position she has held since December 2009. From November 2004 through August 2009, she co-founded and managed Go Appetit Foods, LLC (formerly Allegretto Ventures, LLC), a privately-owned company developing and distributing innovative all natural foods and beverages, and was named Chief Executive Officer in February 2006. From 1997 to 2006, Ms. Melcher served as the President of Allegro Capital Management, Inc., a privately-owned investment company focused on private equity investments in, and consulting to, energy-related companies, and served as Interim CEO of Petrocom Energy Ltd., a privately held energy trading firm, from October 1, 2003 to April 1, 2004. From 1989 to 1994, she worked for SCF Partners, L.P., an investment fund sponsor specializing in private equity investments in oilfield service companies, and from 1995 to 1997, she served as a board member and advisory board member of its general partner, L.E. Simmons & Associates, Incorporated. From 1986 to 1989, Ms. Melcher worked for Simmons & Company International, an investment banking firm serving the energy industry.

With over 25 years experience as a private equity investor, consultant and investment banker, Ms. Melcher brings to the Board significant experience in evaluating the financial and operating performance of companies and assessing risks in the energy industry. In addition, Ms. Melcher’s past and current experience serving on the boards of for-profit as well as non-profit companies gives her a broad understanding of the financial needs and strategic priorities of companies in diverse industries, including oilfield services. Ms. Melcher’s management and investment banking experience make her particularly suited to be member of our Board and a member and chairman of our audit committee.

Board Structure, Risk Oversight, Committee Composition and Meetings

Our Board of Directors is comprised of seven members, including the Chairman, divided into three classes as described under “Term of Directors” above. Other than Mr. Todd Hornbeck, who serves as our President, Chief Executive Officer and Chairman, there are no other members of the Company’s management that serve on the Board. Five of the seven Board members are independent as contemplated under Commission and NYSE requirements. We have three committees of the Board—audit, compensation and nominating/corporate governance—that are comprised solely of independent directors, including their chairs. The Board may also establish other committees from time to time as necessary to facilitate the management of the business and affairs of the Company and to comply with the corporate governance rules of the NYSE. The Company has a lead independent director who chairs and oversees the executive sessions of the non-management directors (meeting at least quarterly) and independent directors (meeting at least annually). Of the six non-management members of the Board, four have served as president or chief executive officer of public companies (three of whom are currently serving or have served in the combined positions of chairman and chief executive officer). All of our non-management directors, including the five independent directors, have significant experience with Board processes, and specifically their role and responsibilities in oversight on behalf of the Company’s stockholders. For additional information regarding our directors’ backgrounds, see “Term of Directors” above. The existence and leadership of our lead independent director, the committee chairs and the committee members, all being independent directors, and the 5 to 2 independent majority of the Board provides for substantial independent oversight of the Company.

In May 2005, the Board unanimously elected Mr. Todd Hornbeck as Chairman of the Board of Directors. Mr. Todd Hornbeck was the principal promoter and visionary behind the creation of the Company as primarily a new generation offshore service vessel business and has been instrumental in the growth and development of the Company. He has served the Company as President since its founding in June 1997 and as Chief Executive Officer since February 2002. As President and Chief Executive Officer, Mr. Todd Hornbeck is responsible for the operation of the Company and the execution of the Company’s strategy. Over the years, he has demonstrated excellent executive management skills and has led this Company from a “greenfield” start up to its present status as a publicly-held, NYSE-listed Company with 47 new generation OSVs, three MPSVs, 16 ocean-going tugs and 15 ocean-going tank barges with a net book value as of December 31, 2009 of $1.3 billion. Given the growth of the Company, and the importance of the performance of the Company and the execution of corporate strategy in the Board’s considerations and duties, the Board believes that Mr. Todd Hornbeck is the person best qualified to serve as the Chairman of the Board. Additionally, it is the view of our Board that having Mr. Todd Hornbeck serve in the combined positions of President, Chief Executive Officer and Chairman of the Board is in the best interests of the Company and its stockholders. It signals to our employees, suppliers, customers and the investment community that a single person is responsible for providing direction in the management of the Company’s operations and growth initiatives. Such a single leader helps avoid the potential for duplication of efforts, for confusing or conflicting senses of direction or for personality conflicts. Moreover, the structure of our Board and committees, the level of independence represented on each, the experience of our directors and our lead independent director balance and complement the combined offices of Chairman, President and Chief

Executive Officer. The Board maintains the authority to modify this structure if and when the Board believes such modification would be in the best interests of the Company and its stockholders.

In addition to his leadership skills, the Company has benefited and continues to benefit from Mr. Todd Hornbeck’s experience with the original Hornbeck Offshore Services, Inc., a Nasdaq listed company founded by his father, Mr. Larry D. Hornbeck, in 1981. The current Company carries the Hornbeck family name, uses the same horsehead logo and trademarks as the prior company and is able to benefit from long-standing working relationships with vendors and customers, many of whom also had relationships with Todd and Larry Hornbeck at the prior company. Unlike other companies that are led by nonfounding managers, the Company benefits to a substantial extent from the history, entrepreneurial spirit, industry expertise and leadership of its founder.

The Company’s leadership structure contributes to the manner in which the Board oversees risk by providing a high level of experience and independence to the process of risk oversight. The Board’s oversight of risk is centered principally on risks associated with the Company’s strategic plans, growth initiatives and financial results as well as risks attendant to the legal and regulatory environment in which the Company operates both domestically and abroad. The Board performs this oversight role by receiving and discussing reports each quarter from executive management, including major risks confronting the Company. A specific report concerning legal compliance is given each quarter in which the Board is advised of the approach to managing any known material legal risks being faced by the Company. While operational risk management is overseen by executive management, the Board also receives periodic reports, including discussions of the management of operating risks and the strategies employed by the Company in order to mitigate those risks, such as the placement of insurance and contracting strategies. The audit committee enhances the Board’s oversight of risk management by regularly assessing the overall corporate “tone” for quality financial reporting and ethical behavior. Each quarter the audit committee discusses with executive management, the internal auditors, if applicable, and the independent auditor the adequacy and effectiveness of the Company’s accounting and financial controls and, where appropriate, the Company’s policies and procedures that impact business risks and certain of the Company’s compliance programs. The Company’s compensation policies and practices are described in the “Compensation Discussion and Analysis” section beginning on page 27 below. Such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Board has determined that Ms. Patricia A. Melcher and Messrs. Bruce W. Hunt, Bernie W. Stewart, Steven W. Krablin and David A. Trice are “independent” for purposes of Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual. The Board based its determinations of independence primarily on a review of the responses our directors provided to questions regarding employment and compensation history, affiliations and family and other relationships. In the case of Mr. David A. Trice, the Board considered the business transactions that have occurred between the Company and Newfield Exploration Company as described below under “Certain Relationships with Related Persons.” These transactions, taken in the aggregate, were not considered material to Newfield Exploration Company and did not exceed thresholds set forth in the applicable independence definitions. No other such relationships between the Company and any independent directors were discerned.

During 2009, our Board of Directors held seven meetings and took action by unanimous written consent four times. All of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of each committee of the Board on which they served. All directors are expected to attend Annual Meetings, and all but two of our directors attended our last Annual Meeting of Stockholders.

The Company has established Corporate Governance Guidelines, which may be found on the Governance page of the Company’s website, www.hornbeckoffshore.com. The Corporate Governance Guidelines include the definition of independence used by the Company to determine whether its directors and nominees for directors are independent, which are the same qualifications prescribed under the NYSE Listing Standards. Pursuant to the Company’s Corporate Governance Guidelines, our non-management directors are required to meet in separate sessions without management on a regularly scheduled basis four times a year. Generally, these meetings occur as an executive session without the management director in attendance in conjunction with regularly scheduled meetings of the Board throughout the year. Because the Chairman of the Board is also a member of management, the separate non-management sessions are presided over by the Lead Independent Director or in his absence by a director elected by a majority of the non-management directors. If the non-management directors include directors that are not independent directors (as determined by our Board), the independent directors are required to meet in at least one separate session annually that includes only the independent directors. The non-management directors’ and independent directors’ separate sessions are presided over by the Lead Independent Director or in his absence by an independent director elected by a majority of the independent directors.

Committees of the Board of Directors

Audit Committee

The Board of Directors has established an audit committee currently comprised of Ms. Melcher and Messrs. Hunt, Krablin, and Stewart, with Ms. Melcher as Chair. The audit committee operates under a written charter adopted by the Board of Directors. The Board has determined that each director currently serving on the audit committee is independent for purposes of Section 10A(m)(3) of the Exchange Act, and Section 303A.07 of the NYSE Listed Company Manual and satisfies the financial literacy requirements of the NYSE. The Board has also determined that Ms. Melcher and Mr. Krablin qualify as “audit committee financial experts” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. Each of Ms. Melcher and Mr. Krablin is financially literate and has accounting or related financial management expertise, as described in their biographical information under “Director Nominees and Voting” above. The audit committee met five times during 2009 and took action by unanimous written consent once in 2009.

In addition to certain duties prescribed by applicable law, the audit committee is charged, under its written charter, to select and engage the independent public accountants to audit our annual financial statements, subject to stockholder ratification. The audit committee also establishes the scope of, and oversees the annual audit and approves any other services provided by public accounting firms. Furthermore, the audit committee provides assistance to the Board in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of our internal audit function and independent auditor, and oversees our system of disclosure controls and procedures and system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established. In doing so, it is the responsibility of the audit committee to maintain free and open communication between the audit committee and our independent auditors, the internal auditing function and management of the company. See “Audit Committee Report” below for further information on the functions of the audit committee.

Compensation Committee

The Board of Directors has established a compensation committee currently comprised of Messrs. Krablin, Stewart, and Trice, with Mr. Trice as Chair. The compensation committee operates under a written charter adopted by the Board of Directors. In addition to certain duties prescribed by applicable law, the compensation committee is charged, under its written charter, to address all forms of compensation of the Company’s executive officers and directors. The compensation committee approves and monitors annual executive and director compensation over the course of each year and as part of the Company’s annual budget process. The compensation committee has sole authority to retain compensation consultants and may not form or delegate authority to subcommittees without Board approval. See “Compensation Discussion and Analysis” below for additional information on the Company’s procedures for consideration and determination of executive and director compensation.

Our Board has determined that each member of the compensation committee meets the independence requirements of the NYSE. The compensation committee met six times during 2009 and did not take any action by unanimous written consent in 2009.

Nominating/Corporate Governance Committee

Our Board of Directors has also established a nominating/corporate governance committee, currently comprised of Messrs. Trice, Hunt and Stewart, with Mr. Trice as Chair. In addition to certain duties prescribed by NYSE listing requirements, the committee is charged, under its written charter, to develop, review and recommend to the Board a set of corporate governance principles for the Company, and to identify, review and recommend to the Board possible candidates for Board membership.

Our Board has determined that each member of the nominating/corporate governance committee meets the independence requirements of the NYSE. The nominating/corporate governance committee met two times and did not take any action by unanimous written consent during 2009.

Availability of Certain Committee Charters and Other Information

The charters for our audit, compensation and nominating/corporate governance committees, as well as our Corporate Governance Guidelines, Procedures for Communication with Directors, Employee Code of Business Conduct and Ethics (which applies to all employees, and includes special provisions applicable to our Chief Executive Officer and our principal Financial and Accounting Officer), and Code of Business Conduct and Ethics for Members of the Board of Directors, can all be found, free of charge, on the

Governance page of the Company’s website, www.hornbeckoffshore.com. We intend to disclose any changes to or waivers from the Employee Code of Business Conduct and Ethics that would otherwise be required to be disclosed under Item 5.05 of Form 8-K on our website. We will also provide printed copies of these materials to any stockholder or other interested person upon request to Hornbeck Offshore Services, Inc., Attn: Samuel A. Giberga, 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433. The information on our website is not, and shall not be deemed to be, a part of this report or incorporated into any other filings we make with the Securities and Exchange Commission, or the Commission.

We also make available on our website, free of charge, access to our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports, as well as other documents that we file with or furnish to the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such documents are filed with, or furnished to, the Commission.

Nomination Process

It is our Board of Director’s responsibility to nominate members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The nominating/corporate governance committee assists the Board by identifying and reviewing potential candidates for Board membership consistent with criteria approved by the Board. The nominating/corporate governance committee also annually recommends qualified candidates (which may include existing directors) for approval by the Board of a slate of nominees to be proposed for election to the Board at the annual meeting of stockholders. In February 2010, the nominating/corporate governance committee met and discussed the Class I director candidates, and recommended to the Board of Directors the reelection of the two candidates nominated above.

As provided in the Company’s Bylaws, the Board is authorized to nominate and elect a new director when a vacancy occurs between annual meetings of stockholders. In the event of a vacancy on the Board between annual meetings of the Company’s stockholders, the Board may request that the nominating/corporate governance committee identify, review and recommend qualified candidates for Board membership for Board consideration to fill such vacancies, if the Board determines that such vacancies will be filled. The Company’s Bylaws allow for up to nine directors. At present, the Company has seven directors and the Board has not taken action to add any additional directors. The Board is permitted by the Bylaws to create a new directorship upon the affirmative vote of 66 2/3% of the directors then in office and to fill existing or newly created directorship slots by a majority vote of the directors then in office.

When formulating its recommendations for potential Board nominees, the nominating/corporate governance committee seeks and considers advice and recommendations from management, other members of the Board and may seek or consider advice and recommendations from consultants, outside counsel, accountants, or other advisors as the nominating/corporate governance committee or the Board may deem appropriate.

Board membership criteria, which are disclosed in the Company’s Corporate Governance Guidelines on the Governance page of the Company’s website, www.hornbeckoffshore.com, are determined by the Board, with input from the nominating/corporate governance committee. The Board is responsible for periodically determining the appropriate skills, perspectives, experiences, and characteristics required of Board candidates, taking into account the Company’s needs and current make-up of the Board. This assessment should include appropriate knowledge, experience, and skills in areas deemed critical to understanding the Company and its business; personal characteristics, such as integrity and judgment; and the candidate’s commitments to the boards of other companies. While the Board does not have a formal policy with respect to diversity of potential Board nominees, the nominating/corporate governance committee considers the impact a potential Board nominee would have in terms of increasing the diversity of the Board with respect to professional experience, background, viewpoints, skills and areas of expertise. The resulting diversity of the Board allows each member of the Board an opportunity to provide specific input to Board decisions in his or her respective area of expertise. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director and that he or she devotes the time necessary to discharge his or her duties as a director. The Board believes the qualification guidelines included as Exhibit A to the Company’s Corporate Governance Guidelines are currently appropriate, but it may change these guidelines as the Company’s and Board’s needs warrant.

Nominations for Directors

The nominating/corporate governance committee will consider candidates for director nominees that are recommended by stockholders of the Company in the same manner as Board recommended nominees, in accordance with the procedures set forth in the Bylaws. Any such nominations should be submitted to the Board of Directors care of the Corporate Secretary, Hornbeck Offshore Services, Inc., 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433 and accompany it with the following information:

•

appropriate biographical information, a statement as to the qualifications of the nominee and any other information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•	the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of the Company’s common stock that are owned beneficially and of record by such stockholder(s).

The written recommendation should be submitted within the time frame described under the caption “Stockholder Proposals” above.

Communications with the Board of Directors

The Board of Directors, of which a majority are independent, has unanimously approved a process for stockholders, or other interested persons, to communicate with the Board of Directors. This process is located on the Governance page of the Company’s website, www.hornbeckoffshore.com. The relevant document is titled “Procedures for Communication with Directors.”

In addition, stockholders, or other interested persons, wishing to communicate with our Board of Directors for Anonymous Complaints about Accounting, Internal Accounting Control and Auditing Issues may call the Company’s toll-free Governance Hotline at 1-800-506-6374. Our audit committee monitors these calls. All calls are documented, and those reports that are deemed to be substantive will be passed on to the Board. Stockholders, or other interested persons, calling the hotline should provide a sufficiently detailed description of the nature of the matter that the person wishes to communicate with the Board, as well as a name, telephone number, email address, or other contact information so that the Company can either respond to the communication or obtain additional information about the matter.

Proposal No. 2 – Approval of Amendments to the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan

The Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan (the “Plan”) was adopted in 2006, as an amendment and restatement of the Hornbeck Offshore Services, Inc. Incentive Compensation Plan, which had been adopted in 2003. The purposes of the Plan, which are more fully described below, are to (i) promote the interests of the Company and its stockholders by enabling the Company and each of its subsidiaries to attract, motivate and retain their respective employees and non-employee members of the Board of Directors by offering such employees and non-employee directors performance-based stock incentives and other equity interests in the Company, along with other incentive awards; (ii) compensate certain consultants providing services to the Company by offering such consultants performance-based stock incentives and other equity interests in the Company, along with other incentive awards that recognize the creation of value for the stockholders of the Company and (iii) promote the Company’s long-term growth and success.

On February 9, 2010 our Board of Directors adopted a proposal to amend the Plan by (i) increasing the maximum number of shares of common stock of the Company that may be delivered pursuant to awards granted under the Plan; (ii) removing the Company’s discretion to reprice stock options and stock appreciation rights; and (iii) clarifying the provisions of the Plan that relate to performance-based awards in order to preserve the Company’s federal income tax deduction under Section 162(m) of the Code for performance-based compensation. We must receive stockholder approval to amend the Plan; otherwise the Plan will continue in place as it currently exists. A copy of the amendment is attached hereto as Appendix A. A copy of the full text of the Plan showing the changes to the Plan’s terms as a result of the proposed amendments in blackline format is attached hereto as Appendix B.

General Description of Substantive Changes to the Plan as a Result of the Proposed Amendments

Modify the definition of “performance measure” to expand the business criteria that may be used to establish performance goals with respect to performance-based awards.

Modify the terms of the Plan to increase the number of shares of common stock of the Company that may be delivered pursuant to awards granted under the Plan from 3,500,000 to 4,200,000.

Modify the terms of the Plan to provide a limit of $2.0 million on the amount of a cash award that a participant may receive under the Plan during any calendar year when such award is intended to be deductible as performance-based compensation under Section 162(m) of the Code.

Modify the terms of the Plan to clarify the terms and conditions that apply to performance awards under the Plan when such awards are intended to be deductible under Section 162(m) of the Code.

Modify the terms of the Plan to remove the Company’s discretion to reprice stock options and stock appreciation rights.

General Description Of The Plan

Types of Awards and Eligibility. Under the Plan, employees of the Company and its subsidiaries, non-employee directors, and consultants are eligible to participate in the Plan and receive awards. Awards can take the form of options, stock appreciation rights, or SARS, stock (including restricted stock), restricted stock units, and other awards, any of which may be performance-based awards. An option issued under the Plan may take the form of an incentive stock option (“ISO”) which complies with the requirements of Section 422 of the Code or a nonqualified stock option (“NQSO”). Options and SARs may be granted to any individual eligible to participate in the Plan except that ISOs may only be granted to employees of the Company or its subsidiaries. SARs may be granted to participants alone or in tandem with concurrently or previously issued stock options. A SAR issued in tandem with an option will only be exercisable to the extent that the related option is exercisable and when a tandem SAR is exercised, the option to which it relates shall cease to be exercisable, to the extent of the number of shares with respect to which the tandem SAR is exercised. Similarly, when the option is exercised, the tandem SARs relating to the shares covered by such option exercise shall terminate. The payment of the appreciation associated with the exercise of an SAR may be made by the Company in shares of common stock of the Company, cash or a combination of both common stock and cash at the Company’s discretion. To date, the Company has not granted any SARs.

A stock award may be granted to any individual eligible to participate in the Plan. A stock award will entitle a recipient to receive shares of common stock of the Company subject to such forfeiture restrictions as our Board of Directors or the compensation committee may determine at the time of grant. Such forfeiture restrictions or conditions may be based on the continued employment or service of the award recipient and/or the achievement of pre-established performance goals or objectives.

A restricted stock unit is a grant representing a specified number of hypothetical shares of common stock of the Company, the vesting of which is subject to such requirements as the Board of Directors or the compensation committee may determine, and may be granted to any individual eligible to participate in the Plan. These requirements may include continued service or employment for a specified period and/or achievement of pre-established performance goals or objectives. Upon or after vesting, restricted stock units will be settled in shares of common stock of the Company, cash, or a combination of both common stock and cash at the Company’s discretion. A participant to whom restricted stock units are granted will not have any rights as a stockholder with respect to the units, unless and until they are settled in shares of common stock of the Company, although at the discretion of the Board of Directors or the compensation committee, the recipient of a restricted stock unit award may be entitled to a dividend equivalent right.

Performance awards may be denominated or payable in cash, shares of common stock of the Company (including, without limitation, shares of restricted stock), other securities, other awards, or other property. Performance awards confer on the award recipient the right to receive a dollar amount or number of shares upon the attainment of performance measures during a specified performance period, as established by the Board of Directors or the compensation committee. If the amendments to the Plan are approved by the stockholders, such performance goals or objectives may be based on net income; cash flow; cash flow on investment; pre-tax or post-tax profit levels or earnings; operating income or earnings; return on investment; earned value added; expense reduction levels; free cash flow; free cash flow per share; earnings per share; net earnings per share; net earnings from continuing operations; sales growth; sales volume; economic profit; expense reduction; controlled expenses; return on assets; return on net assets; return on equity; return on capital; construction WIP-adjusted return on invested capital (adjusted ROIC); return on sales; return on invested capital; organic revenue; growth in managed assets; total shareholder return; stock price; stock price appreciation; earnings before interest and income taxes, or EBIT; adjusted EBIT; earnings before interest, income taxes, depreciation, amortization and loss on early extinguishment of debt, or EBITDA; adjusted EBITDA; return in excess of cost of capital; profit in excess of cost of capital; operating profits; net operating profit after tax; operating margin; profit margin; adjusted revenue; revenue; net revenue; operating revenue; net cash provided by operating activities; net cash provided by operating activities per share; cash conversion percentage; new sales; net new sales; cancellations; gross margin; gross margin percentage; revenue before deferral; or any other performance measure set forth in the Plan, as determined by the compensation committee.

Shares Available for Award. A total of 3,500,000 shares of our common stock has been authorized by the stockholders for issuance under the Plan. The issuance of all of the shares of common stock of the Company authorized under the Plan has been registered in a Registration Statement on Form S-8 filed with the Commission. A description of the remaining shares of common stock of the Company available for award under the Plan is contained in the section entitled “Equity Compensation Plan Information,” beginning on page 44 below. If the amendments are approved by the stockholders, an additional 700,000 shares of our common stock will be authorized for issuance under the Plan and we will register the issuance of such additional shares in a Registration Statement on Form S-8 to be filed with the Commission.

Common stock that is related to awards that (i) are forfeited or cancelled or terminate or expire prior to the issuance of the common stock, or (ii) are settled in cash will again be available for future awards under the Plan. In addition, common stock that is tendered or withheld in order to satisfy payment of (i) the exercise price of an option, or (ii) the minimum withholding tax obligations of a participant, will be available for future awards under the Plan. To the extent any such add back rule constitutes a “formula” that would result in a “material revision” of the Plan, as defined in the NYSE listing rules applicable to equity-based compensation plans of the Plan, the “formula” has been limited to a period of not more than ten years following the stockholder approval of the Plan in order to comply with such listing rules.

The Plan provides for appropriate adjustments to the shares available under the Plan and the awards under the Plan in the event of a merger, consolidation, conversion,

recapitalization, stock split, combination of shares, stock dividend or similar transaction involving the Company.

Termination and Amendment. The Plan may be amended or terminated by the Board of Directors at any time. However, no award that is outstanding under the Plan may be modified, impaired or cancelled adversely to the participant without the participant’s consent. In addition, our stockholders must approve any amendment to increase the number of authorized shares under the Plan, to change the individuals eligible to participate in the Plan, or to adopt any amendment which requires stockholder approval under NYSE rules.

Acceleration of Awards. The compensation committee has the discretion to otherwise amend or modify outstanding awards, including the discretion to accelerate the vesting of unvested awards in the case of termination of employment and to waive vesting conditions under certain circumstances, provided that such amendment or modification would not violate the requirements of Section 409A of the Code.

Transferability. Awards are generally not transferable except by will or by the laws of descent and distribution; however, the Plan provides that options and SARs may be transferable pursuant to a valid order in connection with a divorce proceeding pursuant to which a court has determined that a spouse or former spouse of a participant has an interest in the participant’s options or SARs. If an ISO is transferred to a spouse or former spouse pursuant to such an order it will cease to be an ISO and will be treated for all purposes under the Plan as an NQSO. In addition, the compensation committee may, in its discretion, authorize all or a portion of any award that is not an ISO to be granted on terms that permit certain limited transfers.

Federal Income Tax Consequences

Under current federal tax law, the following are the United States federal income tax consequences generally arising with respect to awards granted under the Plan. This summary is not intended to be exhaustive and the exact tax consequences to any participant will depend on various factors and the participant’s particular circumstances. This summary is based on present laws, regulations and interpretations and is not a complete description of federal tax consequences. This summary of federal tax consequences may change in the event of a change in the Code or regulations thereunder or interpretations thereof. We urge participants in the Plan to consult their tax advisors with respect to any state, local and foreign tax considerations or particular federal tax implications of awards made under the Plan prior to taking action with respect to an award. The Plan is not intended to be a “qualified plan” under Section 401(a) of the Code.

Non-qualified Stock Options (NQSOs). An award recipient will not be subject to tax at the time an NQSO is granted, and no tax deduction is then available to the Company. Upon the exercise of an NQSO, an amount equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise will be included in the holder’s ordinary income, and the Company will generally be entitled to deduct the same amount. Upon disposition of shares acquired upon exercise, appreciation or depreciation after the date of exercise will generally be treated by the award recipient as either capital gain or capital loss.

Incentive Stock Options (ISOs). An award recipient will not be subject to regular income tax at the time an ISO is granted or exercised, and no tax deduction is then available to the Company; however, the recipient may be subject to the alternative minimum tax, or AMT, on the excess of the fair market value of the shares received upon exercise of the ISO, or the ISO Shares, over the exercise price. Upon disposition of the shares acquired upon exercise of an ISO, capital gain or capital loss will generally be recognized in an amount equal to the difference between the sale price and the exercise price, as long as the recipient has not disposed of the shares within two years after the date of grant or within one year after the date of exercise and has been employed by the Company or a subsidiary at all times from the grant date until the date three months before the date of exercise (one year in the case of disability). If the recipient disposes of the ISO Shares without satisfying both the holding period and employment requirements, the recipient will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price but, in the case of a failure to satisfy the holding period requirement, not more than the excess of the fair market value of the ISO Shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or loss, respectively. The Company is not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the ISO Shares acquired pursuant to such exercise, except to the extent that the recipient recognizes ordinary income upon disposition of the shares. The difference between the exercise price of an ISO and the fair market value of the ISO Shares on the date of exercise is an adjustment to income for purposes of the AMT. The AMT (imposed to the extent it exceeds the taxpayer’s regular tax) is a certain percentage of an individual taxpayer’s alternative minimum taxable income. The AMT is lower than regular tax rates but covers more income. Taxpayers determine their alternative minimum taxable income by adjusting regular taxable income for certain items, increasing that income by certain tax preference items, and reducing this amount by the applicable exemption amount. If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced when the participant sells the ISO Shares by the excess of the fair market value of the ISO Shares as of the date of exercise over the amount paid for the ISO Shares.

Payment of the Exercise Price With Stock. If an award recipient surrenders common stock which the award recipient already owns as payment for the exercise price of a stock option, the award recipient will not recognize gain or loss as a result of such surrender. The number of shares received upon exercise of the option equal to the number of shares surrendered will have a tax basis equal to the tax basis of the surrendered shares. The holding period for such shares will include the holding period for the shares surrendered. The remaining shares received will have a basis equal to the amount includable in the award recipient’s taxable income upon receipt of such shares. The award recipient’s holding period for such shares will commence on the day of such exercise. However, if the award recipient surrenders ISO shares as payment for the exercise price of a stock option and the award recipient has not held the ISO shares for at least two years following the date of grant of the ISO and at least one year following the date of exercise of the ISO, the award recipient will generally recognize ordinary compensation income with respect to the surrender of the ISO Shares equal to the excess of the fair market value of the surrendered ISO Shares (determined as of the date on which the ISO relating to the ISO Shares was exercised) over the exercise price of the ISO relating to the surrendered ISO Shares. The tax basis of that number of shares received upon exercise of the stock option equal to the number of ISO Shares surrendered will equal the award recipient’s basis in the surrendered ISO Shares, plus the amount of ordinary compensation income recognized by the award recipient. The award recipient will recognize no gain with respect to the remaining shares received, the tax basis of such shares will be equal to the amount includible in the award recipient’s taxable income upon receipt of such shares, and the holding period of such shares will begin on the day of such exercise. Upon disposition of the shares acquired upon exercise of the option, the award recipient will recognize gain or loss, depending on the value of the shares at disposition.

Stock Awards. An award recipient will be taxed on the fair market value of the shares of stock in the taxable year in which the date of grant occurs, unless the underlying shares are substantially nonvested (i.e. both nontransferable and subject to a substantial risk of forfeiture). However, an award recipient who wishes to recognize compensation income with respect to substantially non-vested shares in the taxable year in which the date of grant occurs may do so by making a Section 83(b) Election. A Section 83(b) Election is made by filing a written notice with the IRS office with which the award recipient files his or her federal income tax return. The notice must be filed within 30 days of the award recipient’s receipt of the stock and must meet certain technical requirements. An award recipient who is subject to Section 16(b) of the Exchange Act who receives stock will recognize ordinary income equal to the fair market value of the shares of stock received at the later of (i) the applicable date or (ii) the earlier of: (a) the date on which the shares are transferable or (b) the date on which the restrictions lapse, unless the award recipient makes a Section 83(b) Election to report the fair market value of such shares received as ordinary income in the taxable year of receipt. The Company may deduct an amount equal to the income recognized by the award recipient at the time the award recipient recognizes the income, provided that the award recipient’s compensation is within the statutory limitations of Section 162(m) of the Code. Upon the sale or disposition of shares of stock, an award recipient will recognize taxable income equal to the difference between the amount realized by the award recipient on the disposition of the stock and the award recipient’s basis in the stock. The basis of the restricted shares in the hands of the award recipient will be equal to the fair market value of the shares of stock on the date the award recipient recognizes ordinary income as described above. The gain or loss will be taxable to the award recipient as a capital gain or deductible by the award recipient as a capital loss (either short-term or long-term, depending on the holding period of the stock), provided that the award recipient held the stock as a capital asset. During the period in which an award recipient holds stock, prior to the lapse of the restrictions, if dividends are declared but not distributed to the award recipient until the restrictions lapse, the dividends will be treated for tax purposes by the award recipient and the Company in the following manner: (i) if the award recipient makes a Section 83(b) Election to recognize income at the time of receipt of the stock, the dividends will be taxed as dividend income to the award recipient when the restrictions lapse and the Company will not be entitled to a deduction and will not be required to withhold income tax, or (ii) if the award recipient does not make a Section 83(b) Election, the dividends will be taxed as compensation to the award recipient when the restrictions lapse and will be deductible by the Company and subject to applicable federal income tax withholding at that time. If, instead, the Company pays dividends to the award recipient prior to the lapse of the restrictions and the award recipient makes a Section 83(b) Election, the dividends will be taxed as dividend income at the time of payment and will not be deductible by the Company. Conversely, if the award recipient does not make a Section 83(b) Election, the dividends will be taxed as compensation to the award recipient at the time of payment and will be deductible by the Company and subject to applicable federal income tax withholding at that time.

Restricted Stock Unit Awards. An award recipient who is awarded restricted stock units will not recognize taxable income at the time of grant. An award recipient is taxed upon receipt of payment for an award of restricted stock units, which payment may be in shares of the Company’s common stock or cash. Upon receipt of payment for an award of restricted stock units, the fair market value of the shares or the amount of cash received will be taxed to the award recipient at ordinary income rates. However, if any shares used as payment for restricted stock units are nontransferable and subject to a substantial risk of forfeiture, the taxable event is deferred until either the restriction on transferability or the risk of forfeiture lapses. The basis of any shares used as payment for restricted stock units will be equal to the fair market value of the shares on the date the award recipient recognizes ordinary income as described above. The Company may deduct an amount equal to the income recognized by the award recipient at the time the award recipient recognizes the income, provided that the award recipient’s compensation is within the statutory limitations of Section 162(m) of the Code. If the award recipient receives a dividend equivalent right, such dividend equivalent right will be taxed as compensation to the award recipient (1) at the time of receipt (if the dividend equivalent right is not subject to a substantial risk of forfeiture, such as vesting conditions), or (2) at the time the applicable restrictions lapse (if the dividend equivalent right is subject to a substantial risk of forfeiture), and will be deductible by the Company and subject to applicable federal income tax withholding at the time it is taxed to the recipient. Upon the sale or disposition of shares of the Company’s common stock used as payment for an award of restricted stock units, an award recipient will recognize taxable income or loss equal to the difference between the amount realized by the award recipient on the disposition of the stock and the award recipient’s basis in the stock. The gain or loss will be taxable to the award recipient as a capital gain or deductible by the award recipient as a capital loss (either short-term or long-term, depending on the holding period of the shares of common stock), provided that the award recipient held the shares as a capital asset.

Stock Appreciation Rights and Other Stock-Based Awards. Award recipients will not realize taxable income upon the grant of a SAR or phantom stock unit. The federal income tax consequences to a participant of the exercise of a SAR or settlement of a phantom stock unit will vary depending on the form of payment. If the SAR or phantom stock unit is settled in cash or shares of the Company’s common stock that are substantially vested, the award recipient must include in gross income an amount equal to the value of the consideration received upon such exercise or settlement. If the SAR or phantom stock unit is settled in shares of the Company’s common stock and the shares are substantially nonvested, then the results discussed above under “Restricted Stock” regarding the taxation of restricted stock and “Section 83(b) Elections” will apply. The Company may deduct an amount equal to the income recognized by the award recipient at the time the award recipient recognizes the income, provided the award recipient’s compensation is within the statutory limitations of Section 162(m) of the Code.

Performance Awards. In order for awards granted under the Plan to qualify as performance-based awards under Section 162(m) of the Code, the grant or vesting of such awards must be subject to the achievement of performance goals based upon the attainment of specified levels of one or more performance measures, as specified in the Plan.

Performance measures may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated and may be based on or adjusted for any other objective goals, events, or occurrences established by the compensation committee for a performance period. Such performance measures may be particular to a line of business, subsidiary or other unit or may be based on the performance of the Company generally.

Section 162(m) of the Code

Section 162(m) of the Code generally disallows a public company’s tax deduction for compensation paid to its chief executive officer, or the individual acting in that capacity, and the three most highly compensated executives other than the chief executive officer or chief financial officer, to the extent such compensation exceeds $1,000,000 in any tax year. However, compensation that qualifies as “performance-based compensation” is excluded from this $1,000,000 deduction limit and therefore remains fully deductible by the company that pays it. The Company intends that options granted (i) with an exercise price at least equal to 100% of the fair market value of the underlying shares of common stock of the Company at the date of grant, (ii) to employees the compensation committee expects to be named executive officers at the time a deduction arises in connection with these options, qualify as “performance-based compensation” so these options will not be subject to the Section 162(m) deduction limitations. It is also the intent of the Company that stock awards or restricted stock unit awards to such individuals will not be subject to the deduction limitations of Section 162(m) of the Code.

Section 409A of the Code

Section 409A of the Code, which was enacted as part of the American Jobs Creation Act in late 2004, substantially changes the federal income tax law applicable to nonqualified deferred compensation, including certain equity-based compensation. It is the intent of the Company that no awards under the Plan be subject to Section 409A of the Code unless and to the extent that the compensation committee specifically determines otherwise. The terms and conditions of any award made that the compensation committee determines will be subject to Section 409A of the Code will be set forth in the applicable award agreement and will be designed to comply in all respects with Section 409A of the Code.

Future Plan Benefits

Awards are subject to the discretion of the compensation committee. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Plan.

The affirmative vote of a majority of the shares of common stock entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required for approval of the amendments to the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the approval of the amendments to the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan.

Proposal No. 3 – Selection and Ratification of the Independent Registered Public

Accountants and Auditors

Our audit committee and Board of Directors seek stockholder ratification of the reappointment of Ernst & Young LLP to act as the independent registered public accountants and auditors of our consolidated financial statements for the 2010 fiscal year. If the stockholders do not ratify the appointment of Ernst & Young, the audit committee will reconsider this appointment. Representatives of Ernst & Young are expected to be present at the Annual Meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

The affirmative vote of a majority of the shares of common stock entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required to ratify the selection of the independent auditors.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the ratification of the reappointment of Ernst & Young LLP as the Company’s independent registered public accountants and auditors for fiscal year 2010.

Independent Auditors and Fees

Ernst & Young LLP, certified public accountants, began serving as the Company’s independent auditors in 2002. The audit committee approved the reappointment of Ernst & Young LLP as independent registered public accountants and auditors for the 2010 fiscal year, subject to ratification by the stockholders.

The following table presents fees for professional audit services rendered by Ernst & Young for the audit of the Company’s annual financial statements for the years ended December 31, 2009 and December 31, 2008, and fees billed for other services rendered by Ernst & Young during those periods.

	Year Ended December 31,
	2009	2008
Audit fees (1)	$372,638	$364,010
Audit related fees (2)	15,475	16,050
Tax fees (3)	322,377	154,230

Total	$710,490	$534,290

(1)	Audit fees: Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, for the review of the interim condensed consolidated financial statements included in quarterly reports, services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation.
(2)	Audit related fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.
(3)	Tax fees: Consists of tax compliance and preparation and other tax services. Tax compliance and preparation consists of fees billed for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, assistance related to the impact of mergers and acquisitions, and tax return preparation. Other tax services consist of fees billed for other miscellaneous tax consulting and planning.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors.

The audit committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditors. The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. Requests for approval are generally submitted at a meeting of the audit committee. The audit committee may delegate pre-approval authority to a committee member, provided that any decisions made by such member shall be presented to the full committee at its next scheduled meeting.

EXECUTIVE OFFICERS

The names, ages as of April 26, 2010, position and other information concerning our executive officers are set forth below.

Name	Age	Position
Todd M. Hornbeck	41	Chairman, President and Chief Executive Officer
Carl G. Annessa	53	Executive Vice President and Chief Operating Officer
James O. Harp, Jr.	49	Executive Vice President and Chief Financial Officer
Samuel A. Giberga	48	Senior Vice President and General Counsel
John S. Cook	41	Senior Vice President and Chief Information Officer
Kimberly S. Patterson	53	Senior Vice President and Chief Human Resources Officer

Todd M. Hornbeck has served as our President and as a director since he co-founded the Company in June 1997. Until February 2002, he also served as Chief Operating Officer. In February 2002, he was appointed Chief Executive Officer. In May 2005, he was appointed Chairman of the Board. Until February 2007, he also served as our Secretary. Please refer to “Incumbent Class III Directors” above for additional information with respect to Mr. Todd Hornbeck’s background and experience.

Carl G. Annessa was appointed Executive Vice President in February 2005. Prior to that time, Mr. Annessa served as our Vice President of Operations beginning in September 1997. In February 2002, he was appointed Vice President and Chief Operating Officer. Mr. Annessa is responsible for operational oversight and design and implementation of our vessel construction programs. Prior to joining us, he was employed for 17 years by Tidewater Inc. (NYSE:TDW) in various technical and operational management positions, including management of large fleets of offshore supply vessels in the Arabian Gulf, Caribbean and West African markets, and was responsible for the design of several of Tidewater’s vessels. Mr. Annessa was employed for two years by Avondale Shipyards, Inc. as a naval architect before joining Tidewater. Mr. Annessa received a degree in naval architecture and mechanical engineering from the University of Michigan in 1979.

James O. Harp, Jr. was appointed Executive Vice President in February 2005. Prior to that time, Mr. Harp served as our Vice President and Chief Financial Officer beginning in January 2001. Before joining us, Mr. Harp served as Vice President in the Energy Group of RBC Dominion Securities Corporation, an investment banking firm, from August 1999 to January 2001, and as Vice President in the Energy Group of Jefferies & Company, Inc., an investment banking firm, from June 1997 to August 1999. During his investment banking career, Mr. Harp worked extensively with marine-related oil service companies, including as our investment banker in connection with our private placement of common stock in November 2000. From July 1982 to June 1997, he held roles of increasing responsibility in the tax section of Arthur Andersen LLP, ultimately serving as a Tax Principal, and had a significant concentration of international clients in the oil service and maritime industries. Since April 1992, he has also served as Treasurer and Director of SEISCO, Inc., a privately held seismic brokerage company that he co-founded. Mr. Harp is an inactive certified public accountant in Louisiana.

Samuel A. Giberga was appointed Senior Vice President in February 2005. Mr. Giberga has also served as our General Counsel since January 2004. Prior to joining us, Mr. Giberga was engaged in the private practice of law for fourteen years. Mr. Giberga was a partner in the New Orleans based law firm of Correro, Fishman, Haygood, Phelps, Walmsley & Casteix from February 2000 to December 2003 and served as a partner at Rice, Fowler, Kingsmill, Vance & Flint, LLP from March 1996 to February 2000. During his legal career, Mr. Giberga has worked extensively with marine and energy service companies in a variety of contexts with a significant concentration in general business, international and intellectual property matters. He was also a co-founder of Maritime Claims Americas, L.L.C., which operates a network of correspondent offices for marine protection and indemnity associations throughout Latin America. From June 2005 through February 2007, Mr. Giberga served as a director of the American Steamship Owners Mutual Protection and Indemnity Association Inc. (the American Club), a mutual protection and indemnity association in which the Company’s principal operating subsidiaries were then entered as members. Mr. Giberga also served as an adjunct professor in intellectual property law matters at Loyola University Law School in New Orleans.

John S. Cook was appointed Senior Vice President in May 2008. Mr. Cook was designated an executive officer and appointed a Vice President in February 2006. Mr. Cook has also served as our Chief Information Officer since May 2002. Before joining us, Mr. Cook held roles of increasing responsibility in the business consulting section of Arthur Andersen LLP from January 1992 to May 2002, ultimately serving as a Senior Manager. During his consulting career, Mr. Cook assisted numerous marine and energy service companies in various business process and information technology initiatives, including strategic planning and enterprise software implementations. Mr. Cook is a certified public accountant in Louisiana and is a member of the American Institute of Certified Public Accountants and the Society of Louisiana Certified Public Accountants and is a Certified Information Systems Auditor and a Project Management Professional.

Kimberly S. Patterson was appointed Senior Vice President and designated an executive officer in May 2009. Ms. Patterson was hired as Vice President and Chief Human Resources Officer in July 2008. Prior to joining us, Ms. Patterson provided management consulting services in the areas of strategic planning, diversity, succession, M&A and coaching. From 2001 through 2007, Ms. Patterson was Senior Vice President—Human Resources at BE&K, an engineering and construction company. From 1994 to 2000, Ms. Patterson held positions of increasing responsibility, including Vice President—Human Resources, with Sony Electronics Inc. From 1990 to 1993, Ms. Patterson was employed by AB Electrolux, Stockholm, at its North American headquarters as Vice President—Benefits and Compensation. Ms. Patterson began her career in the steel industry with National Steel in 1978 and progressed to National’s holding company, National Intergroup, with human resources responsibilities for FoxMeyer, National Aluminum, Genix, Ben Franklin and other affiliates. Throughout her career, Ms. Patterson has served and led non-profit organizations including Catalyst, the United Way, INROADS and the Hoover City Schools Foundation. Ms. Patterson holds a J.D. from Duquesne University and is admitted to the practice of law in Ohio and Pennsylvania. She received her bachelor’s degree from Carnegie Mellon University, where she received a degree in psychology and industrial administration.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophies and objectives of the Company’s executive compensation program

The Company’s executive compensation programs reflect its entrepreneurial culture and philosophy that executives, including our named executive officers, 1) are hired to devise and execute strategies that create long-term stockholder value consistent with the Company’s mission statement; and 2) are appropriately rewarded for doing so. The objectives of our executive compensation programs are 1) to attract and retain executives that possess abilities essential to the Company’s long-term competitiveness and success; 2) to support a performance-oriented environment; and 3) to create a culture of ownership allowing executives to share meaningfully with stockholders in the long-term enhancement of stockholder value.

The Company’s compensation program for executive officers rewards the following attributes:

•	Performance. The Company rewards decision-making that achieves operating results that increase stockholder value over the long-term and compare favorably to the operating results of our peers.

•

Excellence. The Company expects its executive officers to discharge their duties with excellence and professionalism. The Company expects a high level of enthusiasm, diligence, analytical rigor, business acumen and attention to detail.

•	Leadership. Executives of the Company are expected to demonstrate leadership.

•	Teamwork. Executives are evaluated as members of a team, not merely as individuals.

•

Loyalty. We promote a culture of ownership throughout the Company and reward employees, including our named executive officers, who remain dedicated to the Company over the long-term with equity ownership opportunities.

The elements of compensation used by the Company

The Company’s executive compensation program is comprised of the following elements:

•	Base Salary

•	Cash Incentive Compensation and, when appropriate, Cash Bonuses

•	Equity Incentive Compensation

•	Benefits and Certain Perquisites

Generally. The compensation committee considers Company information, historical compensation information about each executive officer and data derived from market sources, including data regarding certain peer companies, as points of reference for the appropriate mix of compensation elements. Our compensation consultant, Mercer Human Resources Consulting, or Mercer, recommended the composition of our Industry Peer Group in 2005. In late 2008 and in early 2010, Mercer updated the composition of our Industry Peer Group for purposes of assisting the compensation committee in establishing compensation to be paid in 2009 and 2010, respectively. A discussion concerning how we conduct comparisons with other companies, including our Industry Peer Group, is provided in the section entitled “How and why we benchmark executive compensation against our peers” on pages 34 through 37 below. To effectively attract, retain and incentivize the best possible executive talent, the Company believes that an executive’s total potential compensation should be attractive, but not guaranteed. The total amount of cash compensation that our executives can earn is contingent upon the Company achieving certain performance measures that are established by the compensation committee. The compensation committee believes these performance measures require a high level of performance and effort by the Company’s executives. For further discussion, see the section entitled “How and why we use adjusted EBITDA as the performance measure to determine whether cash compensation has been earned” on pages 37 and 38 below.

Base Salary. The Company pays base salary to executive officers in order to compensate them for day-to-day services rendered to the Company over the course of each year. Salaries for executive officers are reviewed annually by the compensation committee. In determining individual salaries, the compensation committee considers the scope of the executive’s job responsibilities, unique skill sets and experience, individual contributions, market conditions, current compensation as compared to peer and competitor companies, including the Industry Peer Group, and the financial budget of the Company for the coming year. In addition, the compensation committee considers the overall performance of the Company and the recommendations of the Chief Executive Officer, as they concern the compensation of the other executive officers. Consistent with the Company’s cost-cutting efforts and in light of economic conditions that the Company anticipated would prevail in 2009, the Chief Executive Officer did not recommend, and the compensation committee did not award, base salary increases in 2009 for any of our executive officers.

Cash Incentive Compensation and Bonuses. The Company utilizes cash incentive pay in order to incentivize the achievement of specific operating results each year and to encourage short-term performance. The program for awarding annual cash incentive pay is identical (other than the percentage of base salary that can be achieved as set forth in the table below) for all of our executive officers and is described in the employment agreements of Messrs. Hornbeck, Annessa and Harp. The program provides for cash incentive payments comprised of two components.

The first component represents 50% of the aggregate potential cash incentive compensation that can be earned by our executive officers and is based on the Company achieving a target level of earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted by loss on early extinguishment of debt, stock-based compensation expense and interest income (as applicable), or adjusted EBITDA, established at the beginning of the year by the compensation committee. A discussion concerning our use of adjusted EBITDA in connection with compensation-related matters is described in the section entitled “How and why we use adjusted EBITDA as the performance measure to determine whether cash compensation has been earned” on pages 37 and 38 below. The compensation committee also reviews the recommended cash incentive compensation potential of each executive officer not subject to an employment agreement, and may revise, upward or downward, the threshold, target and maximum percentages of base salary that can be awarded to each of them as compensation under the first component.

For compensation paid for 2009, if the Company achieved an adjusted EBITDA between 80% and 100%, or between 100% and 120%, of the adjusted EBITDA target, cash incentive compensation would be paid in an amount equal to the percentage of base salary that would be earned by the executive officers as determined by the compensation committee based on the actual adjusted EBITDA achieved, interpolated on a straight-line basis between 80% and

100%, or 100% and 120%, as applicable. Notwithstanding the foregoing, in accordance with the employment agreements, the compensation committee, in its sole discretion, may award a bonus to the executive officers under the first component for an adjusted EBITDA achievement percentage that is less than 80%, and the compensation committee, in its sole discretion, may award an additional bonus to the executive officers for an adjusted EBITDA achievement percentage in excess of 120%. For cash incentive compensation to be paid in 2010, the percentage of base salary that can be earned will not increase from the achievement of 100% to 105% of the adjusted EBITDA target. Once the Company surpasses 105% of the adjusted EBITDA target, the percentage of base salary earned will continue to increase on an interpolated, straight-line basis until approximately 125% of the target is achieved, where the executive officers become eligible to receive the maximum cash incentive compensation allowed under this program. In 2009, the adjusted EBITDA target was set at approximately $240 million, which was roughly 4% higher than the prior year’s adjusted EBITDA target.

The second component of annual cash incentive compensation represents 50% of the aggregate potential cash incentive compensation that can be earned by our executive officers and is determined by the compensation committee in its sole discretion based on an evaluation of Company and individual performance. For each of the four compensation years prior to 2009, this component of cash incentive compensation had been equal to the cash award under the first component described above. For 2009, the second component exceeded the first component as discussed further below.

The table below demonstrates the eligibility of each executive officer under the formulaic approach to cash incentive compensation.

Executive	Title	Minimum Cash Incentive Compensation @ 80% of Plan (% of Base Salary)	Cash Incentive Compensation @ 100% of Plan (% of Base Salary)	Maximum Cash Incentive Compensation @ 120% of Plan (% of Base Salary)
Hornbeck, Todd M.	Chairman, President & CEO	20.00%	100.00%	200.00%
Annessa, Carl G.	Executive Vice President & COO	20.00%	100.00%	200.00%
Harp, James O., Jr.	Executive Vice President & CFO	20.00%	100.00%	200.00%
Giberga, Samuel A.	Senior Vice President & General Counsel	15.00%	75.00%	131.26%
Cook, John S.	Senior Vice President & CIO	15.00%	75.00%	131.26%
Patterson, Kimberly S.	Senior Vice President & CHRO	15.00%	75.00%	131.26%

In extraordinary circumstances, such as the Company’s initial public offering of common stock in 2004 and the Sea Mar acquisition in 2007, the compensation committee can, and has, awarded accomplishment-specific bonuses to the executive officers that exceed the incentive cash compensation derived under the formulaic approach of the first component and the corresponding second component.

The Company’s actual 2009 adjusted EBITDA was approximately $194 million, or approximately 81% of the adjusted EBITDA target of $240 million. This performance entitled each of the executive officers to receive cash incentive compensation according to the sliding scale formula allowed under the first component of the program described above. The compensation committee exercised its discretion to award each of the executive officers additional cash incentive compensation under the second component of the cash incentive program to arrive at a total payout of 50% of target cash incentive compensation (first and second components). In exercising this discretion, the compensation committee considered the Company’s overall performance in 2009 relative to its peers. It also considered matters outside of management’s control that resulted in depressed market conditions and negatively impacted the Company’s ability to achieve its EBITDA target in 2009. The compensation committee also took into account cost cuts achieved during 2009 that enabled the company to avoid even more significant operating margin erosion.

Equity Incentive Compensation. The Company believes that the interests of stockholders are best served when a meaningful portion of executive and management compensation is tied to equity ownership. Pursuant to the Company’s incentive compensation plan, the compensation committee is authorized to grant stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and other equity-based awards. In prior years, the Company used a combination of stock options and restricted stock unit awards as a means to incentivize long-term employment and performance and to align individual compensation with the objective of building long-term stockholder value. The Company uses equity incentive compensation, with vesting based on time, performance or both, as a means of encouraging a “culture of ownership” among employees, including our named executive officers. The compensation committee believes that by using equity forms of incentive compensation, the interests of the Company’s stockholders and the Company’s management employees remain aligned over the long-term. The compensation committee exercises discretion in determining the number and type of equity awards to be given to our executive officers as long-term incentive compensation. In exercising its discretion, the compensation committee considers a number of factors, including individual responsibilities, competitive market data, stock price performance, and individual and Company performance. Subject to the express provisions of the incentive compensation plan and direction from the Board, the compensation committee is authorized, among other things, (i) to select the executives to whom equity awards will be granted; (ii) to determine the type, size, terms and conditions of equity awards including vesting provisions and whether such equity awards will be time or performance-based; and (iii) to establish the terms for treatment of equity awards upon a termination of employment. Historically, the compensation committee’s practice was to award options at an exercise price, and to award restricted stock unit awards based on a price, equal to the New York Stock Exchange’s closing price of the Company’s common stock on the effective date of the grant. For restricted stock units awarded during the 2009 and 2010 annual grant process, the compensation committee considered the impact of the 2008-09 recession on our then-current stock price in determining the number of restricted stock units to award as equity incentive compensation. Such grants are typically made to executive officers at the February meetings of the Board and the compensation committee each year, which usually precede the public announcement of the Company’s fourth quarter earnings for the prior year by a few days.

In setting individual awards for the annual grants made in 2007 and 2008, the compensation committee considered data provided by Mercer in its 2005 report. In late 2008 and early 2010, the compensation committee considered updated studies from Mercer of our executive compensation and our Industry Peer Group, which were used to determine annual equity incentive grants for the Company’s executive officers in 2009 and 2010, respectively. For the long-term equity incentive grants awarded in February of 2007, 2008, 2009 and 2010, the Company used a combination of time-based and performance-based restricted stock unit awards. No stock options have been granted to our named executive officers or any other employee since 2006.

Restricted stock unit awards given to named executive officers in February 2007 and 2008 are dependent on 1) such officer’s service for three years following the grant and 2) the Company achieving specified relative stock price performance objectives over such three-year period compared to a peer group including companies that comprise the PHLX Oil Services Index, or OSX, plus three additional public peers in the energy-related marine industry, or the Supplemented OSX Peer Group. Since the February 2006 grant, certain companies included in the Supplemented OSX Peer Group have either been merged with or acquired by other peers. As data from the acquired members of the Supplemented OSX Peer Group loses comparability or becomes unavailable, they have been or will be removed from the list. This Supplemented OSX Peer Group, which is separate and distinct from the Industry Peer Group compiled by Mercer and used to benchmark executive compensation, consists of the following companies:

Peer Group Used to Measure the Company’s Stock Price Performance (1):
Baker Hughes Inc. (BHI)
BJ Services Company (BJS)
Cameron International Corporation (CAM)
Global Industries LTD (GLBL)
Gulfmark Offshore Inc. (GLF)
Halliburton Company (HAL)
Kirby Corp (KEX)
Nabors Industries Ltd. (NBR)
National Oilwell Varco, Incorporated (NOV)
Noble Corp. (NE)
Rowan Companies Inc. (RDC)
Seacor Holdings Inc. (CKH)
Schlumberger Limited (SLB)
Smith International Inc. (SII)
Tidewater Inc. (TDW)
Transocean Ltd. (RIG)
Weatherford International Ltd. (WFT)

(1)	The companies excluded from the original Supplemented OSX Peer Group compiled in February 2006 include: a) Maritrans Inc. (TUG), which was acquired by Overseas Shipholding Group (OSG) in November 2006 and b) Global SantaFe (GSF), which merged with Transocean Ltd. (RIG) in November 2007.

On February 13, 2010, it was determined that 83% of the targeted performance-based restricted stock unit awards granted to Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook on February 13, 2007 would vest and these executive officers would forfeit 37,322, 13,543, 13,543, 7,998 and 7,198 shares, respectively. The forfeited amounts represent the remaining 17% of the targeted 2007 restricted stock unit awards and 100% of the maximum potential shares that could have been awarded in excess of target, as provided by the respective grant agreements. As specified in the 2007 restricted stock unit award agreements, the 83% vesting and remaining forfeitures resulted from the Company’s stock price performance relative to the Supplemented OSX Peer Group, as described above.

Based on achieving threshold performance goals, our executive officers had the potential to earn equity incentive compensation approximately equal to the seventy-fifth percentile of the Industry Peer Group determined during the 2007 compensation benchmarking process. After taking into account the effect of the forfeiture of the aforementioned performance-based restricted stock unit awards granted in February 2007, actual equity incentive compensation and total direct compensation for the 2006/07 compensation period fell between the sixtieth and seventy-fifth percentiles for our executive officers taken as a group.

Restricted stock unit awards given to executive officers in February 2009 are dependent on 1) such officer’s service for three years following the grant and 2) whether or not the Company achieves any one of the following performance criteria during the performance period: (a) achieve construction work in progress (CWIP) adjusted return on invested capital (Adjusted ROIC) of at least 8% for the three consecutive fiscal-year periods ending December 31, 2011; (b) achieve return on equity (ROE) of at least 10% for the three consecutive fiscal-year periods ending December 31, 2011; (c) achieve OSV segment operating profit margin of at least 25% for the three consecutive fiscal-year periods ending December 31, 2011; or (d) achieve 20% growth in EBITDA for our OSV segment, as reported for the fiscal year ended December 31, 2008, for any consecutive four-quarter calendar period ending during the three-year performance period.

Benefits and Perquisites. The Company provides the executive officers and other employees with perquisites and other personal benefits as part of providing a competitive executive compensation program and for employee retention. The following table generally identifies the Company’s benefit plans and identifies those employees who may be eligible to participate. The executive officers participate in the following benefit plans in the same manner that our employees do, except where noted as below:

Benefit Plan	Executive Officers	Certain Managers	Full-time Employees	Notes
Medical Insurance	X	X	X	(1)
Dental Insurance	X	X	X	(1)
Vision Insurance	X	X	X	(1)
Employee Assistance Plan	X	X	X
Life and Disability Insurance	X	X	X	(2)
Flexible Spending Accounts	X	X	X
Employee Stock Purchase Plan	X	X	X
401(k) Plan	X	X	X

(1)	In 2009, Messrs. Todd Hornbeck, Carl Annessa, James Harp, Samuel Giberga and John Cook had a supplemental medical insurance policy that pays all out-of-pocket medical, dental and vision expenses. Ms. Patterson became eligible and participated in this program effective June 1, 2009.
(2)	The executive officers and certain other officers have company-paid basic life and accidental death and dismemberment insurance of 1.5 times their salary, up to $300,000. All other employees have company-paid basic life and accidental death and dismemberment insurance of 1.5 times their salary, up to $100,000. In addition, the Chief Executive Officer and each of the Company’s Vice Presidents are eligible to receive disability benefits as long as they are disabled from performing their own occupation. For all other employees, they are entitled to disability benefits up to 36 months if they are disabled from performing their own occupation, and after 36 months they must be unable to work in any occupation.

The Company believes it should provide limited perquisites for executive officers. As a result, the Company has historically given nominal perquisites. The following table generally illustrates the perquisites we do and do not provide and identifies those employees who may be eligible to receive them:

Type of Perquisite	Executive Officers	Certain Managers	Certain Full Time Employees
Company Vehicle	X(1)	Not offered	Not offered
Vehicle Allowance	Not offered	X	X
Supplemental Medical Insurance	X	Not offered	Not offered
Country Club Memberships	Not offered	Not offered	Not offered
Dwellings for Personal Use	Not offered	Not offered	Not offered
Security Services	Not offered	Not offered	Not offered
Supplemental Executive Retirement Program (SERP)	Not offered	Not offered	Not offered
Deferred Compensation Plan	X(2)	Not offered	Not offered

(1)	Applicable to Messrs. Todd Hornbeck, Carl Annessa and James Harp.
(2)	A Deferred Compensation Plan was adopted by the Board of Directors during 2007. However, no matching provision has been authorized under the plan and no executive has availed him or herself of plan participation.

How the elements of compensation fit into our overall compensation objectives

Consistent with the Company’s compensation philosophy and objectives discussed above, the compensation committee believes that its use of the three primary components of compensation described above provides competitive salaries, allows opportunities for significant cash incentive compensation to encourage short-term performance and establishes significant long-term equity incentive opportunities aligned with stockholder interests.

The role of the Compensation Committee

Our compensation committee is comprised solely of directors who (i) meet the independence requirements of Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual and any other regulatory requirements, (ii) qualify as “Non-Employee Directors” under Rule 16b-3 of the Exchange Act, and (iii) satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The compensation committee is responsible for 1) establishing and administering an overall compensation program for our executive officers and approving all compensation for executive officers; 2) establishing and administering the Company’s policies governing annual cash compensation and equity incentive awards for employees other than executive officers and 3) administering the Company’s incentive compensation and certain employee benefit plans. The compensation committee meets several times each year to analyze and discuss the Company’s compensation plans, proposals and other compensation-related issues. It also engages in several informal sessions with and without executive management. These sessions usually coincide with the Company’s annual budget process. At the regular meeting of the compensation committee in February of each year, the compensation committee determines and approves the award, if any, of prior year cash incentive compensation. In addition, at its February meeting, the compensation committee determines the current year’s annual compensation for our executive officers, including the establishment of base salaries, determination of potential cash incentive compensation targets and participation levels of each named executive officer and approval of long-term incentive compensation awards. When appropriate, the compensation committee recommends to the full Board of Directors compensation or benefit policies or plans or amendments to existing policies or plans and amendments to employment agreements with executive officers. The Chief Executive Officer reviews the performance of the other executive officers and recommends to the compensation committee the base salary, cash incentive compensation, equity incentive compensation and other benefits for such officers. The compensation committee considers the Chief Executive Officer’s recommendations when establishing the base salary, cash incentive compensation, equity incentive compensation and other benefits for the other executive officers.

The compensation committee analyzes tally sheets that are prepared by management. The purpose of these tally sheets is to compile in one place, segregated by compensation elements, the amount of actual compensation that each of our executive officers was paid in the prior year and the potential compensation proposed to be paid in the current year. The tally sheets help ensure that there is a correlation between the Company’s compensation philosophy and objectives and the actual compensation of our executives. These tally sheets reflect all compensation and related commitments for executive officers, including base salary, annual performance-based cash incentives, cash bonuses, if applicable, outstanding and proposed stock options, restricted stock awards and restricted stock unit awards, benefits and perquisites. The tally sheets also include the amounts that our executive officers would receive in the event of a termination in their employment or change in control of the Company. The tally sheets are intended to provide the compensation committee with a comprehensive single point of reference for all of the compensation earned by or proposed for our executives. The tally sheets are provided with benchmarking data for comparable executives in our Industry Peer Group and Direct Peer Group. For more information about the companies contained in our Industry Peer Group and Direct Peer Group, please see the section entitled, “How and why we benchmark executive compensation against our peers” on pages 34 through 37 below.

How and when we have used a compensation consultant

The compensation committee has the authority to directly engage independent consultants. On occasion, consultants have provided advice on compensation strategy and program design. Consultants have also been used to compare the Company’s compensation programs with those of other companies. In 2005, the compensation committee interviewed a total of five firms and then engaged Mercer to provide a study of our executive and director compensation and to advise appropriate strategies for motivating and rewarding our executives. As part of its report, Mercer designed the Industry Peer Group that has been used, in part, by the Company in benchmarking the compensation of named executive officers against compensation earned by executives at comparable pay levels at other peer companies. The compensation committee took the study into account as a baseline tool in determining compensation for 2007 and 2008. In late 2008 and early 2010, the compensation committee re-engaged Mercer to perform updated studies of our executive compensation and to review our Industry Peer Group, which were used to help determine and benchmark compensation for the executive officers in 2009 and 2010, respectively. The results of the study were supplemented in each of those years by referring to survey data available to the Company through Equilar, Inc., or Equilar, an executive compensation data subscription service. We have selected Equilar as the source of public company filings based upon our consideration of the completeness and timeliness of the proxy data compiled and reported by Equilar.

The compensation committee may in the future retain outside compensation consultants, such as Mercer, to review compensation issues.

As discussed above, the compensation committee engaged Mercer to provide advice and recommendations on the amount and structure of our 2009 executive compensation and the composition of the Industry Peer Group against which such compensation would be benchmarked. During 2009, the Company paid Mercer approximately $62,000 for executive compensation services. The Company also engaged Mercer and Marsh USA, Inc., both subsidiaries of Marsh and McLennan Companies, Inc., to perform non-executive compensation services including general human resources consulting, risk management and marine insurance services. During 2009, the Company paid these affiliate companies approximately $565,000 for these non-executive compensation services. The decision to engage the aforementioned companies for such non-executive compensation services is considered to be of routine nature and was made by the executive management team without approval from the Company’s Board of Directors.

How and why we benchmark executive compensation against our peers

We compete with other companies for executive talent. In doing so, we consider prevailing executive compensation trends in order to establish whether our compensation is appropriate, competitive and in-line with our overall executive compensation philosophy and objectives. The compensation committee considers competitive market data including compensation levels and other information derived from: 1) public filings of publicly traded energy service companies (including publicly traded marine service companies, some of which are direct competitors) identified by Mercer or the compensation committee as having sufficiently similar operating characteristics with the Company so as to provide a source of meaningful comparison, or our Industry Peer Group; 2) public filings of publicly traded marine service companies that are our direct competitors, or our Direct Peer Group; and 3) published survey information for the energy industry as well as the broader commercial industry. Our competitive market is not comprised strictly of vessel owners because the competition we face for executive talent is not limited to marine companies and we believe that the number of such companies represents too small of a sample size for a reasonable comparison. Generally, the compensation committee considers how the compensation of our executives compares with the individual elements of, as well as the total direct compensation of, the named executive officers of the three groups described above. The compensation committee has historically considered the median compensation levels determined at the fiftieth, sixtieth and seventy-fifth percentiles of the three groups described above among the factors it uses when establishing executive compensation. As data from certain members of our Industry Peer Group loses comparability or becomes unavailable as a result of acquisitions or other transactions, they will be removed from the list. The companies included in the Industry Peer Group used to benchmark 2009 executive compensation, the majority of which were included in the 2005 Mercer report, consisted of the following:

Industry Peer Group Used in 2009 to Benchmark Executive Compensation (1)
Gulfmark Offshore Inc. (GLF)
Tidewater Inc. (TDW)
Seacor Holdings Inc. (CKH)
Overseas Shipholding Group (OSG)
Oil States International Inc. (OIS)
Superior Energy Services Inc. (SPN)
Global Industries LTD (GLBL)
Rowan Companies Inc. (RDC)
Oceaneering International, Inc. (OII)
Cal Dive International, Inc. (DVR) (2)
Hercules Offshore, Inc.(HERO) (2)
Trico Marine Services, Inc.(TRMA) (2)

(1)	The following companies were removed from the Industry Peer Group used to benchmark 2008 executive compensation as a result of the updating performed by Mercer in late 2008 and the mergers of several of the entities with other companies:
•	K-Sea Transportation LP (KSP)
•	US Shipping Partners LP (USS)
•	OMI Corp (OMM)
•	Kirby Corp (KEX)
•	Grant Prideco Inc. (GRP)
•	T3 Energy Services, Inc. (TTES)
(2)	Cal Dive International, Inc., Hercules Offshore, Inc. and Trico Marine Services, Inc. were added to the Industry Peer Group as a result of the refresh performed by Mercer in late 2008.

When establishing executive compensation to be paid in 2010, the compensation committee considered competitive market data of our Direct Peer Group, in addition to our Industry Peer Group, as updated by Mercer in early 2010. The companies included in the Direct Peer Group used to benchmark 2010 executive compensation consisted of the following:

Direct Peer Group Used to Benchmark Executive Compensation
Gulfmark Offshore Inc. (GLF)
Tidewater Inc. (TDW)
Seacor Holdings Inc. (CKH)

The companies included in the Industry Peer Group used to benchmark 2010 executive compensation consisted of the following:

Industry Peer Group Used in 2010 to Benchmark Executive Compensation (1)
Gulfmark Offshore Inc. (GLF)
Tidewater Inc. (TDW)
Seacor Holdings Inc. (CKH)
Superior Energy Services Inc. (SPN)
Global Industries LTD (GLBL)
Oceaneering International, Inc. (OII)
Transocean Ltd. (RIG) (2)
Noble Energy, Inc.(NBL) (2)
Diamond Offshore Drilling, Inc.(DO) (2)
Ensco International plc (ESV) (2)

(1)	The following companies were removed from the Industry Peer Group used to benchmark 2009 executive compensation as a result of the updating performed by Mercer in early 2010:
•	Overseas Shipholding Group (OSG)
•	Rowan Companies Inc. (RDC)
•	Cal Dive International, Inc. (DVR)
•	Hercules Offshore, Inc. (HERO)
•	Trico Marine Services, Inc. (TRMA)
•	Oil States International Inc. (OIS)
(2)	Transocean Ltd., Noble Energy, Inc., Diamond Offshore Drilling, Inc. and Ensco International plc were added to the Industry Peer Group as a result of the refresh performed by Mercer in early 2010.

In 2009, total annual cash compensation, which consists of base salary, cash incentive compensation and bonuses, was targeted above the median of the Industry Peer Group. Actual total annual cash compensation for 2009 fell below the fiftieth percentile of the Industry Peer Group for our executive officers taken as a group for 2009. In prior years, our named executive officers had the potential to earn equity incentive compensation at or above the seventy-fifth percentile of the Industry Peer Group. However, the compensation committee awarded equity incentive compensation that fell below the fiftieth percentile for our executive officers taken as a group in 2009. The compensation committee awarded equity incentive compensation in 2009 below the potential maximum after consideration of the general market decline for equity securities and the number of authorized shares remaining under the Company’s incentive compensation plan. We use Equilar to value equity incentive compensation during the benchmarking process, which utilizes a standard set of assumptions applied to the Black-Scholes model. The assumptions (term, volatility, dividend yield, and interest rated) are derived from information found in our Grants of Plan-Based Awards Table and those of the companies that comprise our Industry Peer Group. Total direct compensation, including total annual cash and equity incentive compensation but excluding other compensation, also fell below the fiftieth percentile for our named executive officers taken as a group for 2009.

The role of executive management in the compensation process

The compensation committee works with executive management with respect to the practical aspects of the design and execution of our executive compensation programs. Because our executives’ non-equity compensation is derived, in part, from the Company’s annual operating performance, the annual budget process is a key component of the process by which compensation is determined. The Chief Executive Officer and other members of management also evaluate comparative data of the Industry Peer Group and the broader commercial industry in order to compare proposed compensation against such peer companies and provide such information to the compensation committee. Following proposals made by executive management, including the Chief Executive Officer’s recommendations regarding the other named executive officers, the compensation committee engages in one or more discussion sessions, with and without executive management, in order to make a final determination of compensation for the executive officers.

How and why we use adjusted EBITDA as the performance measure to determine whether incentive cash compensation has been earned

We disclose and discuss EBITDA as a non-GAAP financial measure in our public releases, including quarterly earnings releases, investor conference calls and other filings with the Commission. EBITDA is used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iii) to assess our ability to service existing fixed charges and incur additional indebtedness. Because of the significance of EBITDA to the Company as an analytical measure, the compensation committee uses EBITDA, which may be adjusted for certain items, as the objective criterion for determining the amount of annual cash incentive compensation that may be paid to our executive officers and other shore-based employees. Adjustments that the compensation committee makes to EBITDA include adjustments for losses on early extinguishment of debt, stock-based compensation expense and interest income. Adjustments to other items may be made in years in which they have relevance to our compensation analysis and/or are unpredictable for budgeting purposes. In setting the adjusted EBITDA target used for purposes of determining eligibility for our cash incentive compensation each year, the compensation committee sets the adjusted EBITDA target based on expected performance for the year taking into account industry conditions, competitor performance and expectations of the Board of Directors. Our goal is to ensure that management only begins to share, financially, in results after our stockholders have received an appropriate opportunity to achieve return on their invested capital. This approach has historically resulted in adjusted EBITDA targets that are designed to incentivize management to perform at demanding levels. Please see the section entitled “Cash Incentive Compensation and Bonuses” on pages 28 through 30 above for a discussion of the compensation committee’s actions with respect to cash incentive compensation for 2009.

The adjusted EBITDA target is not necessarily the same as that which the Company may from time to time include in earnings guidance. However, if guidance for a year is given, the adjusted EBITDA target established at the beginning of the year is within the initial range of earnings guidance announced by the Company for that year. While the Company may alter its guidance range during the year, it has not, in the past, changed the adjusted EBITDA target other than, on occasion, to adjust for significant acquisitions, dispositions or financings that may have occurred that were unanticipated at the time the adjusted EBITDA target was originally set.

The Company’s objective is to increase EBITDA in conjunction with the growth of our fleet and improving market conditions. Until 2009, the Company historically met or exceeded its adjusted EBITDA target. In 2009, the major factors affecting the Company’s inability to meet its increased adjusted EBITDA target included the continued weakness in the overall economy, depressed commodity prices, especially natural gas prices, and less exploration, development and production spending by our customers. Consequently, we experienced weakened demand for our services, which had a corresponding negative impact on our dayrates, utilization and EBITDA.

The degree of difficulty in achieving the adjusted EBITDA target, as reflected in 2009, is impacted by a number of factors, including:

•

The probability for volatility in demand for our OSV services due to changes in the level of offshore oil and gas exploration, development and production on the basis of changes in capital spending budgets of our customers, unavailability of drilling rigs in the GoM, our principal operating area, prevailing oil and natural gas prices and expectations about future prices and price volatility, weather conditions, and other factors beyond our control

•	Possible reduction in dayrates, profitability and market share due to increases in the supply of vessels and intensifying competition in our industry

•

The potential failure to successfully complete construction or conversion of our vessels in addition to repairs, maintenance and routine drydockings on schedule and on budget and to utilize such vessels and the other vessels in our fleet at profitable levels

•	Adverse effects of the cost, manner or feasibility of doing business resulting from the complex laws and regulations, including environmental regulations, to which the Company is subject

•

The potential for disruption of our business due to catastrophic marine disasters, adverse weather and sea conditions, mechanical failures, collisions or allisions, oil and hazardous substance spills, navigation errors, acts of God, and war and terrorism for which insurance may be unavailable or inadequate to protect us from the resulting losses

•	The effect of unexpected increases in operating expenses such as materials and supplies, crew wages, maintenance and repairs, and insurance costs

Further detail of the above risks and certain other internal and external risks the Company faces can be found in our “Risk Factors” in the Company’s 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2010.

Management of dilution caused by equity compensation

Under our incentive compensation plan, the Company is authorized to issue a maximum of 3,500,000 shares of Common Stock as awards and, as of February 28, 2010, 356,043 shares remain available for future grants.

The Company is mindful of and considers, among other things, dilution and the rate at which shares are used and intends to target an annual share usage level consistent with industry benchmarks compiled by RiskMetrics or reputable outside consultants, such as Mercer, and other independent third-party sources. The Company also manages dilution and burn rate by tying some portion of RSU awards to performance measures. The actual annual usage rate based on shares granted divided by total shares outstanding is expected to vary from year to year, depending on the achievement of specified performance targets and objectives. In keeping with its overall compensation philosophy and entrepreneurial culture, the Company has historically granted a significant amount of stock-based compensation to employees other than its named executive officers. Overall, the shares granted to employees in February 2007, February 2008 and February 2009 represented approximately 1.6%, 1.8% and 1.0% of the Company’s then-outstanding shares, respectively.

The following table shows the quantity and type of RSUs granted during fiscal years ending December 31, 2007, 2008 and 2009.

Grant Year	Grant Type	Quantity Granted (#) (1)	Vesting Period	Vesting Detail
2007	Time-Based RSUs	314,077	3 years	Cliff Vest After Service Period
	Performance-Based RSUs (2)	109,520	3 years	Cliff Vest After Performance Period

2008	Time-Based RSUs	300,108	3 years	Cliff Vest After Service Period
	Performance-Based RSUs (3)	111,830	3 years	Cliff Vest After Performance Period

2009	Time-Based RSUs	145,642	4 years	Graded Vesting Throughout Service Period
	Performance-Based RSUs (4)	127,685	3 years	Cliff Vest After Performance Period

(1)	Amounts listed in the Quantity Granted column represent target shares granted to executive officers and other employees during the annual grant process in addition to those awarded to new-hire employees throughout the remainder of the year. Certain performance-based RSUs granted in February of 2007 and 2008 provide that up to 200% of target shares awarded may be earned. Such potential additional shares awarded are not reflected in this table.
(2)	All performance-based RSUs granted during 2007 were scheduled to cliff vest on February 13, 2010 pending the Company’s achievement of performance criteria defined in the respective grant agreements. On February 13, 2010, it was determined that 83% of target shares awarded would vest and the remaining 5,423, 1,968, 1,968, 1,162, and 1,046 target RSUs were forfeited by Messrs. Hornbeck, Annessa, Harp, Giberga and Cook, respectively, due to the Company’s relative stock price performance compared to a Supplemented OSX Peer Group. All remaining performance-based RSUs granted to non-executive officer employees contained internal performance goals that were achieved by the Company during the measurement period and therefore vested at 100% of target on February 13, 2010.
(3)	All performance-based RSUs granted during 2008 are scheduled to cliff vest on February 18, 2011, pending the Company’s achievement of performance criteria defined in the respective grant agreements. Performance-based RSUs granted to named executive officers effective February 18, 2008 allow a maximum potential of 200% of target shares awarded to be earned. Such potential to earn additional shares above target awards are not reflected in this table.
(4)	All performance-based RSUs granted during 2009 are scheduled to cliff vest on February 17, 2012 pending the Company’s achievement of internal performance criteria defined in the respective grant agreements. The 2009 grant agreements do not provide for the potential to earn awards at a percentage greater than 100% of target shares awarded.

Tax and accounting treatment issues

Under Section 162(m) of the Code, the Company may not deduct, for federal income tax purposes, compensation paid in excess of $1,000,000 to a named executive officer employed by the Company at year-end unless it qualifies as “performance-based compensation.” As part of its responsibilities, the compensation committee reviews and considers the deductibility of compensation paid to executive officers under Section 162(m) of the Code, and, generally, has endeavored to design the compensation payable to the Company’s executive officers so that it is fully deductible by the Company. A portion of the compensation paid pursuant to our annual incentive bonus plan and certain of our restricted stock unit awards generally qualify as “performance-based compensation” for purposes of Section 162(m). Base salaries and time-based restricted stock unit award grants do not qualify as “performance-based compensation” pursuant to the requirements of Section 162(m). The compensation committee believes that, in order to ensure competitive levels of total compensation for its executive officers, there may be circumstances in which the Company’s interests are best served by approving compensation for its executive officers that will not meet the requirements of Section 162(m) of the Code and, therefore, will not be deductible by the Company for federal income tax purposes. Accordingly, the compensation committee has approved, and may approve in the future, compensation for one or more of its executive officers that is not deductible for federal income tax purposes. For 2009, compensation for Mr. Todd Hornbeck exceeded the Section 162(m) limitation due primarily to a combination of base salary and incentive awards not considered to be “performance-based compensation” under Section 162(m).

Under FASB accounting standard 718—Stock Compensation, the Company is required to record stock-based compensation expense related to equity awards prior to the vesting of those awards. In February of 2007 and 2008, the Company granted performance-based restricted stock unit awards that utilize market-based conditions in the performance criteria. The accounting rule requires the Company to record stock-based compensation expense for these performance-based awards, which are valued using a Monte Carlo simulation, even if vesting does not occur. As a result, the Company may record compensation expense for certain restricted stock and restricted stock unit awards that are never earned by the employee. On February 14, 2009, it was determined that the performance-based restricted stock awards granted on February 14, 2006 would not vest and all awards were forfeited, as the Company did not meet certain stock price performance objectives relative to the Supplemented OSX Peer Group specified in the grant agreement. Because the performance-criterion for these restricted stock awards represents a market-based condition, the Company was not permitted under the accounting rule to reverse upon forfeiture in February 2009 the stock-based compensation expense recognized over the three-year vesting period beginning in February 2006. In February of 2009, the Company granted performance-based restricted stock unit awards that utilize internal performance criteria. If it is determined in February 2012 that the Company did not meet the internal performance criteria defined in the grant agreements, the Company would be permitted under the accounting rule to reverse any expense previously recognized upon forfeiture of these awards.

Our review and analysis of the need for termination and change in control arrangements

The Company uses employment agreements in the Company’s retention efforts and can, under appropriate circumstances, use them for recruiting purposes. The Company has entered into long-term employment agreements with its three most senior executive officers.

Todd M. Hornbeck serves as our President and Chief Executive Officer, Carl G. Annessa serves as our Executive Vice President and Chief Operating Officer and James O. Harp, Jr. serves as our Executive Vice President and Chief Financial Officer. Each long-term employment agreement has a current term expiring December 31, 2012. The terms of each agreement automatically extend for an additional year every January 1, unless notice of termination is given before such date by the employee or us. Under the terms of our incentive compensation plan, and such employment agreements, the Chief Executive Officer and the other executive officers named above are entitled to payments and benefits upon the occurrence of specified events including termination of employment without cause and upon a change in control of the Company.

In the case of each employment agreement, the terms of the termination and change in control arrangements were established through a process of arms-length negotiations between the Company and the applicable executive officer. In February 2007, the compensation committee reevaluated the terms of the employment agreements and determined to strengthen, and in the case of our Chief Executive Officer to add, provisions that restrict the ability of these individuals to compete with the Company following their termination of employment with the Company. In addition, the agreements were amended to add provisions that prohibit the solicitation of employees for a specified period following termination of employment and that enhance obligations concerning confidentiality of Company information. The foregoing restrictions were a significant factor considered by the compensation committee in agreeing to termination and change in control payments under the employment agreements. The age of our executives was also a factor in favor of our obtaining the foregoing restrictions in exchange for termination payments. All of our executive officers are of such an age that if terminated, will likely continue working. It is also likely that any future employment would be with a competitor. Consequently, the compensation committee determined that it was in the company’s best interest to have obtained such enhanced restrictions in exchange for termination and change in control payment provisions and gross-up provisions for (a) income taxes, if any, payable with respect to extended medical benefits and for (b) excise taxes payable with respect to any excess payments under Section 280G of the Code and for (c) excise taxes and all other taxes with respect to any gross-up payments under (b).

In August 2008, the Company entered into change in control agreements with Samuel A. Giberga, Senior Vice President and General Counsel, and John S. Cook, Senior Vice President and Chief Information Officer. In August 2009, the Company entered into a change in control agreement with Kimberly S. Patterson, Senior Vice President and Chief Human Resources Officer. The terms of the change in control agreements are substantially the same as the change in control provisions defined in the employment agreements discussed above except for the multiple regarding cash amounts received for salary and bonus and the time period for which medical and other insurance benefits would be provided after termination subsequent to a change in control. The change in control agreements also restrict the ability of Messrs. Giberga and Cook and Ms. Patterson to compete with the Company following their termination of employment with the Company, prohibit the solicitation of employees for a specified period following termination of employment, and delineate obligations concerning confidentiality of Company information. The change in control agreements also include gross-up provisions for (a) income taxes, if any, payable with respect to extended medical benefits and for (b) excise taxes payable with respect to any excess payments under Section 280G of the Code and for (c) excise taxes and all other taxes with respect to any gross-up payments under (b).

To the extent that accelerated vesting provisions are not expressly addressed otherwise in the employment agreements or the change in control agreements, as applicable, each of our executive officers is entitled to accelerated vesting of incentive compensation awards in the event of retirement, death or disability pursuant to the terms of our incentive compensation plan. The specific terms of the arrangements described in this section, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described in detail in the section entitled “Potential Payments Upon Termination or Change-in-Control” on pages 51 through 56 below.

Our policies regarding trading in our securities by our executive officers

The Company has in effect a written Insider Trading Policy, which is applicable to all personnel. The policy forbids trading in our securities at any time the individual employee is in possession of material non-public information. In addition, irrespective of whether the individual employee is in possession of material non-public information, the policy prohibits trading at any time that the Company has closed its trading window. Since one effect of the trading window is to limit significantly the period of time in any given year in which trading in our securities may be undertaken by the Company’s officers, directors and certain of its shore-based employees, the Company has authorized the use of stock trading plans that comply with Rule 10b5-1 under the Exchange Act. Under such a qualified plan, trading may occur at any time pursuant to a pre-approved trading plan over which the officer or director has no discretion or control. In addition, the Insider Trading Policy contains a prohibition against writing or trading in options on our securities or otherwise engaging in derivative or hedging transactions involving our securities. The Insider Trading Policy also restricts the ability of officers or directors, including our named executive officers, from engaging in margin transactions, pledging or otherwise using our securities to collateralize indebtedness, without authorization. While the Company encourages and promotes share ownership by all of its employees, it does not have a written policy concerning share ownership by executive officers or other employees. See the section entitled “Principal Stockholders” on pages 60 and 61 below for information regarding share ownership by our executive officers.

Post year-end actions affecting compensation

As discussed above, in February of each year the compensation committee determines the cash incentive compensation and/or bonuses for the executive officers for services provided during the previous fiscal year. The compensation committee also determines equity incentive compensation awards for the executive officers, taking into account services provided during the previous fiscal year and the intended incentive for long-term employment and performance.

All budgeted annual salaries, equity incentive awards, potential cash incentive awards and the adjusted EBITDA target related thereto applicable to the executive officers are addressed by the Board of Directors in its approval of the Company’s final annual budget.

2009 SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the executive officers for the fiscal year ended December 31, 2009. Amounts listed under the column “Non-Equity Incentive Plan Compensation,” were determined by the Committee at its February 8, 2010 meeting and were paid shortly thereafter. The named executive officers also received payments that have been characterized as “Bonus” payments for the fiscal year ended December 31, 2007.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Todd M. Hornbeck	2009	$575,000	$—	$1,237,600	$—	$287,500	$—	$46,642	$2,146,742
Chairman, President & CEO	2008	575,000	—	3,185,473	—	690,000	—	70,101	4,520,574
	2007	500,000	50,000	1,942,330	—	950,000	—	54,803	3,497,133

Carl G. Annessa	2009	$350,000	$—	$544,080	$—	$175,000	$—	$27,393	$1,096,473
Executive Vice President & COO	2008	350,000	—	1,418,479	—	420,000	—	32,585	2,221,064
	2007	335,000	25,125	704,802	—	477,375	—	37,564	1,579,866

James O. Harp, Jr.	2009	$350,000	$—	$544,080	$—	$175,000	$—	$36,514	$1,105,594
Executive Vice President & CFO	2008	350,000	—	1,418,479	—	420,000	—	36,958	2,225,437
	2007	300,000	22,500	704,802	—	427,500	—	36,839	1,491,641

Samuel A. Giberga	2009	$275,000	$—	$263,052	$—	$103,125	$—	$18,638	$659,815
Sr. Vice President & General Counsel	2008	275,000	—	663,325	—	237,188	—	12,633	1,188,146
	2007	250,000	9,375	416,244	—	209,375	—	10,833	895,827

John S. Cook	2009	$250,000	$—	$239,166	$—	$93,750	$—	$15,862	$598,778
Sr. Vice President & CIO	2008	250,000	—	607,603	—	215,625	—	12,501	1,085,729
	2007	225,000	8,437	374,595	—	188,438	—	10,833	807,303

Kimberly S. Patterson (6)	2009	$225,000	$—	$217,555	$—	$84,375	$—	$58,561	$585,491
Sr. Vice President & CHRO	2008	97,789	—	112,506	—	56,300	—	20,932	287,527

(1)	On February 8, 2010, the compensation committee determined that the annual salaries to be paid to each of our executive officers in 2010 would not change from the annual salaries paid to each of our executive officers in 2009.
(2)	The amounts in this column reflect a discretionary cash bonus paid to our executive officers in 2007 for their role in the successful completion and integration of the August 2007 Sea Mar Fleet acquisition.
(3)	The amounts in this column reflect the grant date fair values of RSUs granted to the executive officers during 2007, 2008 and 2009. The grant date fair values for time-based RSUs and performance-based RSUs that do not contain market-based conditions are calculated by multiplying the number of RSUs granted by the closing stock price on the date of grant. The grant date fair values for performance-based RSUs with market-based conditions are calculated by multiplying the number of RSUs granted by the valuation used to calculate stock-based compensation expense for that award. Assumptions used to arrive at the valuations of such awards are included in Note 8 to the Company’s consolidated financial statements for year ended December 31, 2009 in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2010.
(4)	The amounts in this column reflect the cash incentive payments to the executive officers under both components of annual cash incentive compensation pursuant to the incentive compensation plan and the employment agreements for Messrs. Todd Hornbeck, Annessa and Harp. Each of the executive officers received cash incentive compensation according to the sliding scale formula allowed under the first component of the program described in the section entitled “Cash Incentive Compensation and Bonuses” above. The compensation committee exercised its discretion to award each of the executive officers additional cash incentive compensation under the second component of the cash incentive program to arrive at a total payout of 50% of target cash incentive compensation (first and second components). See “Compensation Discussion and Analysis” above for additional information on the cash incentive compensation components and see “Employment Agreements” below for additional information on the employment agreements.
(5)	The amounts in this column reflect the following for each executive officer during 2009:
•	Matching contributions allocated by the Company to each of the executive officers pursuant to the Hornbeck Offshore Services, Inc. 401(k) plan;
•	Premiums paid by the Company for term life insurance policies for each executive officer;
•

Claims paid under the supplemental health insurance policies for Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook, and Ms. Patterson in the amount of $11,213, $9,778, $9,473, $6,833, $4,057 and $484, respectively; and

•

Automobile, fuel and insurance expenses on Company-provided vehicles for Messrs. Todd Hornbeck, Annessa and Harp in the amount of $18,716, $13,805 and $15,236, respectively. The amount reflected for Mr. Annessa includes the actual lease payments through lease term, fuel and insurance costs. Messrs Hornbeck and Harp’s automobiles are owned by the Company and their respective amount includes the 2009 depreciation of the vehicles and their actual fuel and insurance costs.

•	Relocation costs paid by the Company for Ms. Patterson in the amount of $57,297 during 2009.
(6)	Ms. Kimberly Patterson was hired by the Company on July 16, 2008. The 2008 cash incentive payment reported in the “Non-Equity Incentive Plan Compensation” column was pro-rated for the period of Ms. Patterson’s service in 2008 and the 2008 amount reported in the “Stock Awards” column represents a one-time time-based RSU grant upon hire.

Employment Agreements

Todd M. Hornbeck serves as our President and Chief Executive Officer, Carl G. Annessa serves as our Executive Vice President and Chief Operating Officer and James O. Harp, Jr. serves as our Executive Vice President and Chief Financial Officer. Each of Messrs. Todd Hornbeck, Annessa and Harp serves under an employment agreement, as amended, with a current term expiring December 31, 2012. The terms of each of their agreements automatically extend for an additional year every January 1, unless terminated before any such date by the employee or us.

For a detailed description of the determination of the base salary amounts and performance measures, please see the discussion above under the caption “Compensation Discussion and Analysis.”

For the fiscal year ended December 31, 2009, the employment agreements of Messrs. Todd Hornbeck, Annessa and Harp, in each case, as amended, provided for annual base salaries of $575,000, $350,000 and $350,000, respectively.

Equity Compensation Plan Information

Our Board of Directors and stockholders adopted an incentive compensation plan, which was amended and restated with their respective approvals in 2006. The purpose of the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan, or the incentive compensation plan, is to make awards with the purpose of strengthening our Company by providing an incentive to our employees, officers, consultants, non-employee directors and advisors to devote their abilities and energies to our success. The incentive compensation plan provides for the granting or awarding of incentive and nonqualified stock options, stock appreciation and dividend equivalent rights, restricted stock awards, restricted stock unit awards, performance-based awards and any other awards. With the approval of our stockholders, we have reserved 3,500,000 shares of our common stock for issuance pursuant to awards made under the incentive compensation plan, of which 636,062 shares were available for future grants as of December 31, 2009. At December 31, 2009, there were two tranches of unvested RSUs whose provisions allow for a maximum vesting potential of 200% of target shares awarded. The first tranche vested on February 13, 2010 at 83% of target shares awarded. The second tranche is scheduled to vest on February 18, 2011 and is projected to vest below target shares awarded. Therefore, the number of shares available for future grants as of December 31, 2009 accounts for target shares awarded and excludes any vesting potential beyond this amount.

In February 2010, subject to approval by the stockholders, our Board of Directors approved an amendment to the incentive compensation plan to address the periodic need to replenish the number of shares available under the incentive compensation plan to issue future equity awards to our employees. If the amendments are approved by the stockholders, the number of shares of common stock available for issuance under the incentive compensation plan will be increased by 700,000 shares, representing approximately 2.7% of the shares of common stock outstanding as of February 28, 2010. See “Proposal No. 2—Amendments to Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan” above for further discussion on the proposed amendments to the incentive compensation plan.

On May 3, 2005, our Board of Directors and stockholders adopted the Hornbeck Offshore Services, Inc. 2005 Employee Stock Purchase Plan, or ESPP, which is a separate plan from the Company’s incentive compensation plan. Under the ESPP, the Company is authorized to issue up to 700,000 shares of common stock to eligible employees of the Company and its designated subsidiaries, of which 528,942 shares were available for future issuance as of December 31, 2009.

The following table summarizes information as of December 31, 2009 about our plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Weighted Average Remaining Term of Outstanding Options, Warrants and Rights (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (4)
	(a)	(b)	(c)	(d)
Equity compensation and purchase plans approved by security holders	1,782,708	$18.41	4.14 years	1,165,004
Equity compensation plans not approved by security holders	—	—	—	—

Total	1,782,708	$18.41	4.14 years	1,165,004

(1)	This amount includes:
•	865,844 shares issuable upon the exercise of outstanding stock options;
•	916,864 shares governed by restricted stock unit awards granted in 2007, 2008 and 2009;

but does not include the effect of 405,719 shares, with maximum potential being 100% of target awards, governed by restricted stock unit awards granted in connection with annual compensation reviews in early 2010 in part for services rendered in 2009. The maximum amount of shares that may be earned under certain grant agreements extends to 200% of target shares awarded. The number of shares or units required to be reported in this column is based on achieving threshold performance goals, except that if the previous fiscal year’s performance exceeded the threshold target the disclosure would be based on the next higher performance measure (target or maximum) that exceeded the previous fiscal year’s performance. In prior years, the Company reported the maximum potential awards in this table because the Company’s performance for the previous fiscal year exceeded the threshold target. However, at December 31, 2009, there were no outstanding performance-based restricted stock unit awards expected to vest at or above targeted award amounts.

(2)	The weighted average exercise price of outstanding options, warrants and rights does not take into account restricted stock unit awards, since these awards have no exercise price.
(3)	The weighted average remaining term of outstanding options, warrants and rights does not take into account restricted stock unit awards.
(4)	This amount includes 636,062 and 528,942 shares of common stock available for future issuance under the incentive compensation plan and the ESPP, respectively.

The following table summarizes information as of February 28, 2010 about our plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Weighted Average Remaining Term of Outstanding Options, Warrants and Rights (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (4)
	(a)	(b)	(c)	(d)
Equity compensation and purchase plans approved by security holders	1,840,335	$18.48	3.99 years	884,985
Equity compensation plans not approved by security holders	—	—	—	—

Total	1,840,335	$18.48	3.99 years	884,985

(1)	This amount includes:
•	861,544 shares issuable upon the exercise of outstanding stock options;
•	978,791 shares governed by restricted stock unit awards granted in 2008, 2009 and 2010.

The restricted stock unit award shares included in this table reflect the target shares to be issued upon performance-based and time-based vesting. The maximum amount of shares that may be earned under certain grant agreements extends to 200% of target shares awarded. The number of shares or units required to be reported in this column is based on achieving threshold performance goals, except that if the previous fiscal year’s performance exceeded the threshold target the disclosure would be based on the next higher performance measure (target or maximum) that exceeded the previous fiscal year’s performance. At February 28, 2010, there were no outstanding performance-based restricted stock unit awards expected to vest at or above targeted award amounts.

(2)	The weighted average exercise price of outstanding options, warrants and rights does not take into account restricted stock unit awards, since these awards have no exercise price.
(3)	The weighted average remaining term of outstanding options, warrants and rights does not take into account restricted stock unit awards.
(4)	This amount includes 356,043 and 528,942 shares of common stock available for future issuance under the incentive compensation plan and the ESPP, respectively.

The incentive compensation plan is administered by the compensation committee. Subject to the express provisions of the incentive compensation plan and directions from the Board, the committee is authorized, among other things:

•	to select the persons to whom stock, stock options and other awards will be granted;

•	to determine the type, size and terms and conditions of stock options, restricted stock, restricted stock units and other awards;

•	to establish the terms for treatment of stock options and other awards upon a termination of employment; and

•

to delegate to the Chief Executive Officer and to other senior officers of the Company its duties under the incentive compensation plan related to non-executive employee compensation pursuant to conditions or limitations as the compensation committee may establish, subject to certain limitations under the incentive compensation plan.

Under the incentive compensation plan, awards other than stock options and stock appreciation rights given to any of our executive officers whose compensation must be disclosed in our annual securities filings, in order to be fully deductible by the Company for federal income tax purposes, must be based on the attainment of certain performance goals established by the compensation committee. The compensation committee, generally, has tried to design the compensation payable to the Company’s executive officers so that it is fully deductible by the Company. Under the incentive compensation plan, the performance measures that may be used by the compensation committee to establish any performance goal that must be attained are limited to earnings per share, return on assets, return on equity, return on capital, net profits after taxes, net profits before taxes, operating profits, EBITDA, stock price and sales or expenses. Additionally, material terms of the performance goals must include the maximum amount of compensation that could be paid to any employee, or the formula for calculating the amount of compensation payable if the goals are met; and both the goals and the formulas must be sufficiently objective so that a third party with knowledge of the relevant performance results could assess whether the goals were met and calculate the amount to be paid.

Consistent with certain provisions of the Code, there are other restrictions providing for a maximum number of shares that may be granted in any one year to an executive officer and a maximum amount of compensation payable as an award under the incentive compensation plan (other than stock options and stock appreciation rights) to an executive officer.

2009 GRANTS OF PLAN-BASED AWARDS

The following table provides information about the equity and non-equity awards we made to our executive officers under our incentive compensation plan during the year ended December 31, 2009.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(i)	(j)	(k)	(l)
Todd M. Hornbeck	2/17/2009	$—	$—	$—	—	40,000	40,000	—	—	—	$618,800
Chairman, President & CEO	2/17/2009	—	—	—	—	40,000	40,000	—	—	—	618,800

Carl G. Annessa	2/17/2009	—	—	—	—	17,585	17,585	—	—	—	272,040
Executive Vice President & COO	2/17/2009	—	—	—	—	17,585	17,585	—	—	—	272,040

James O. Harp, Jr.	2/17/2009	—	—	—	—	17,585	17,585	—	—	—	272,040
Executive Vice President & CFO	2/17/2009	—	—	—	—	17,585	17,585	—	—	—	272,040

Samuel A. Giberga	2/17/2009	—	—	—	—	8,502	8,502	—	—	—	131,526
Sr. Vice President & General Counsel	2/17/2009	—	—	—	—	8,502	8,502	—	—	—	131,526

John S. Cook	2/17/2009	—	—	—	—	7,730	7,730	—	—	—	119,583
Sr. Vice President & CIO	2/17/2009	—	—	—	—	7,730	7,730	—	—	—	119,583

Kimberly S. Patterson	2/17/2009	—	—	—	—	7,032	7,032	—	—	—	108,785
Sr. Vice President & CHRO	2/17/2009	—	—	—	—	7,031	7,031	—	—	—	108,770

(1)	The Company has not made any awards under its incentive compensation plan that would result in estimated future payouts for purposes of this table. The actual amounts for the 2009 non-equity incentive plan awards paid to the executive officers in early 2010 for services rendered in 2009 are shown above in the “2009 Summary Compensation Table” under the column heading “Non-Equity Incentive Plan Compensation.”
(2)	Amounts in these columns represent restricted stock unit awards granted to our executive officers during 2009.
•

The first tranche represents the number of shares and the related dollar amounts that will be received by the executive officers under the time-based restricted stock unit awards included in this column. The time-based restricted stock unit awards included in this column will vest over four-years in equal, one-third increments on the second, third and fourth anniversaries of the grant date.

•

The second tranche represents the number of shares and the related dollar amounts that may be received by the executive officers under the performance-based restricted stock unit awards included in this column. The performance-based restricted stock unit awards included in this column will vest in full at the end of a three-year performance period if, during the performance period, the Company achieves any one of the following performance criteria:

a)	Achieve Construction WIP-Adjusted Return on Invested Capital (Adjusted ROIC) of at least 8% for the three consecutive fiscal-year periods ending December 31, 2011;
b)	Achieve Return on Equity (ROE) of at least 10% for the three consecutive fiscal-year periods ending December 31, 2011;
c)	Achieve OSV segment operating profit margin of at least 25% for the three consecutive fiscal-year periods ending December 31, 2011; or
d)	Achieve 20% growth in OSV EBITDA, as reported for the fiscal year ended December 31, 2008, for any consecutive four-quarter calendar period ending during the three consecutive fiscal year period ending December 31, 2011.

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table summarizes the equity awards we have made to our executive officers that are outstanding as of December 31, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
	Exercisable	Unexercisable
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Todd M. Hornbeck	49,000	—	—	$33.15	2/14/2016	—	—	31,899	$742,609
Chairman, President & CEO	55,000	—	—	23.10	2/22/2015	—	—	31,432	731,737
	60,000	—	—	13.83	2/17/2014	—	—	40,000	931,200
	25,500	—	—	11.20	3/13/2013	—	—	31,899	742,609
	27,100	—	—	6.63	3/9/2011	—	—	31,432	731,737
	—	—	—	—	—	—	—	40,000	931,200

Carl G. Annessa	13,500	—	—	$33.15	2/14/2016	—	—	11,575	$269,466
Executive Vice President & COO	25,000	—	—	23.10	2/22/2015	—	—	13,818	321,683
	24,000	—	—	13.83	2/17/2014	—	—	17,585	409,379
	—	—	—	—	—	—	—	11,575	269,466
	—	—	—	—	—	—	—	13,818	321,683
	—	—	—	—	—	—	—	17,585	409,379

James O. Harp, Jr.	13,500	—	—	$33.15	2/14/2016	—	—	11,575	$269,466
Executive Vice President & CFO	25,000	—	—	23.10	2/22/2015	—	—	13,818	321,683
	32,000	—	—	13.83	2/17/2014	—	—	17,585	409,379
	17,000	—	—	11.20	3/13/2013	—	—	11,575	269,466
	10,000	—	—	6.63	1/15/2011	—	—	13,818	321,683
	—	—	—	—	—	—	—	17,585	409,379

Samuel A. Giberga	10,700	—	—	$33.15	2/14/2016	—	—	6,836	$159,142
Sr. Vice President & General Counsel	15,000	—	—	23.10	2/22/2015	—	—	6,681	155,534
	10,000	—	—	13.83	2/17/2014			8,502	197,927
	—	—	—	—	—	—	—	6,836	159,142
	—	—	—	—	—	—	—	6,681	155,534
	—	—	—	—	—	—	—	8,502	197,927

John S. Cook	9,500	—	—	$33.15	2/14/2016	—	—	6,152	$143,219
Sr. Vice President & CIO	12,000	—	—	23.10	2/22/2015	—	—	6,074	141,403
	8,000	—	—	13.83	2/17/2014	—	—	7,730	179,954
	3,600	—	—	11.20	3/13/2013	—	—	6,152	143,219
	12,000	—	—	6.63	5/28/2012	—	—	6,074	141,403
	—	—	—	—	—	—	—	7,730	179,954

Kimberly S. Patterson	—	—	—	—	—	—	—	7,031	$163,682
Sr. Vice President & CHRO	—	—	—	—	—	—	—	2,339	54,452
	—	—	—	—	—	—	—	7,032	163,705

(1)	All options listed in this column vested at a rate of 33 1/3% over the first three years starting on the first anniversary date of the ten-year option term.
(2)	Options granted from January 2001 through February 2004 at exercise prices of $6.63, $11.20 and $13.83 were awarded prior to the Company’s initial public offering of common stock in March 2004 and were priced by the compensation committee at that time, based in part, upon the actual offering price of our November 2000 private placement of common stock and/or historical valuation methodologies used in prior issuances of our common stock, consistently applied.
(3)

The first two tranches for Messrs. Hornbeck, Annessa, Harp, Giberga and Cook represent performance-based restricted stock shares that vest, depending on the Company’s relative stock price performance compared to the Supplemented OSX Peer Group, for the period starting at the grant date through February 13, 2010 and February 18, 2011, respectively. The maximum amount of shares that may be earned under the respective grant agreements is equivalent to 200% of the Target Shares granted, which is not reflected in this table. The number of shares or units required to be reported in this column (i) and the associated payout value reported in column (j) is based on achieving threshold performance goals, except that if the previous fiscal year’s performance exceeded the threshold target the disclosure would be based on the next higher performance measure (target or maximum) that exceeded the previous fiscal year’s performance. In prior years, the Company reported the maximum potential awards in this table because the Company’s performance for the previous fiscal year exceeded the threshold target. However, at December 31, 2009, all outstanding performance-based restricted stock shares were projected to vest below target. Accordingly, the number of performance-based restricted stock shares in this column reflect Target Shares granted and do not account for the maximum potential awards that may vest beyond target, as provided for in the grant agreements. The excess of the maximum potential shares over the Target Shares granted are summarized by grant date as follows:

	February 13, 2007	February 18, 2008
• Todd M. Hornbeck	31,899	31,432
• Carl G. Annessa	11,575	13,818
• James O. Harp, Jr.	11,575	13,818
• Samuel A. Giberga	6,836	6,681
• John S. Cook	6,152	6,074

The third tranche for Messrs. Hornbeck, Annessa, Harp, Giberga and Cook and the second tranche for Ms. Patterson represent performance-based restricted stock shares that may vest at 100% of Target Shares granted, depending on the Company’s achievement of any one of four internal performance criteria defined in the respective grant agreements, for the period starting at the grant date through February 17, 2012. Unlike the prior two tranches, there is no amount in excess of the Target Shares granted that may vest under the 2009 grant agreements. See footnote (2) to the “2009 Grants of Plan-Based Awards” table above for more detail regarding performance criteria.

The fourth and fifth tranches for each executive officer represent time-based restricted stock shares that will cliff vest after a three-year period ending February 13, 2010 and February 18, 2011, respectively. The sixth tranche for Messrs. Hornbeck, Annessa, Harp, Giberga and Cook, and the third tranche for Ms. Patterson represent time-based restricted stock shares that will vest on a graded basis over a four-year period ending February 17, 2013. The first tranche for Ms. Patterson was granted upon hire and represents time-based restricted stock shares that will vest in full after a three-year period ending July 16, 2011.
(4)	The amounts in this column equal the number of shares of restricted stock indicated in column (i) multiplied by the closing price of our common stock on December 31, 2009 of $23.28.

2009 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards			Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Vested (#)	Number of Shares Withheld to Cover Taxes (#)	Net Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting ($) (2)
(a)	(b)	(c)	(d)	(e)	(e)	(e)
Todd M. Hornbeck	—	—	7,289	2,359	4,930	$69,069
Carl G. Annessa	32,000	$469,157	3,644	1,365	2,279	$31,929
James O. Harp, Jr.	—	—	3,644	1,365	2,279	$31,929
Samuel A. Giberga	—	—	1,215	456	759	$10,634
John S. Cook	—	—	1,215	456	759	$10,634
Kimberly S. Patterson	—	—	—	—	—	—

(1)	The value realized upon exercise of option awards represents the excess of the market price of our common stock on the date of exercise over the grant price.
(2)	The value realized upon vesting of stock awards is determined by multiplying the number of shares vested by the closing market price of our common stock on the date of vesting, minus the value associated with the shares withheld to cover taxes.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Potential payments upon termination, including after change in control, to Messrs. Todd Hornbeck, Annessa and Harp are governed by the terms of their respective employment agreements. Potential payments upon termination after change in control to Messrs. Giberga and Cook and Ms. Patterson are governed by the terms of their change in control agreements. Potential payments upon change in control before termination to the executive officers are governed by the terms of the respective equity award agreements. Messrs. Giberga and Cook and Ms. Patterson are not covered under employment agreements and any payment or the provision of other benefits to them or their respective estates due to termination not resulting from a change in control would be determined by the terms of any applicable equity compensation award agreements or by the compensation committee in its discretion.

Payments Made Upon Termination Without Good Cause

Under the employment agreements, in the event any of Messrs. Todd Hornbeck, Annessa or Harp is terminated without “good cause” as defined in the employment agreements: (i) his unvested stock options and time-based restricted stock unit awards would vest upon the termination event, (ii) his unvested performance-based restricted stock unit awards would vest at the end of the measurement period at the number of shares that would have vested had he been employed with the Company through the end of each measurement period (depending on satisfaction of the performance criteria); and (iii) he would be entitled to his base salary, cash incentive compensation, automobile, and medical and other benefits through the actual expiration date of his agreement provided that bonuses for each calendar year through the termination date that are (a) discretionary in nature, shall be paid based on the greater of (x) the amount equal to the total bonus paid for the last completed year for which bonuses have been paid or (y) the amount equal to the bonuses that would have been payable for the then current year, and bonuses that are (b) performance based, shall be based on the amount equal to the bonuses that would have been payable for the applicable year, had he been employed with the Company at the end of each such year and paid at the time bonuses for each such year are paid to those still employed by the Company, determined on a basis consistent with the last completed year for which bonuses have been paid but using the bonus amounts for the then current year.

Payments Made Upon a Change in Control

For purposes of the employment agreements of Messrs. Todd Hornbeck, Annessa and Harp, the change in control agreements for Messrs. Giberga and Cook and Ms. Patterson, and the incentive compensation plan, a “change in control” means:

(1)	the obtaining by any person or persons acting as a group of fifty percent (50%) or more of the voting shares of Parent pursuant to a “tender offer” for such shares as provided under Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended, or any subsequent comparable federal rule or regulation governing tender offers; or

(2)	a majority of the members of the Parent’s board of directors is replaced during any twelve (12) month period by new directors whose appointment or election is not endorsed by a majority of the members of the Parent’s board of directors before the date of such new directors’ appointment or election; or

(3)	any person, or persons acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Parent that have a total gross fair market value equal to or more than seventy-five percent (75%) of the total gross fair market value of all of the assets of the Parent immediately before such acquisition or acquisitions (other than transfers to related persons as defined in Section 1.409A-3(i)(5)(vii)(B) of the Treasury Regulations).

If we should undergo a change in control while the employment agreements are in effect and any of Messrs. Todd Hornbeck, Annessa or Harp is either constructively or actually terminated under the conditions set forth in his agreement, then he will be entitled to receive three times his salary for the year in which the termination occurs, three years of medical and other insurance benefits from the date of termination and, in general, three times the greater of (x) the amount equal to the total incentive compensation and bonus, if applicable, paid for the last completed year for which bonuses have been paid or (y) the amount equal to the incentive compensation that would have been payable for the then current year. If we should undergo a change in control while the change in control agreements are in effect and either of Messrs. Giberga or Cook or Ms. Patterson is constructively or actually terminated under the conditions set forth in his or her agreement, then he or she will be entitled to receive one and one-half times his or her salary for the year in which the termination occurs, 18 months of medical and other insurance benefits from the date of termination and, in general, one and one-half times the greater of (x) the amount equal to the total incentive compensation and bonus, if applicable, paid for the last completed year for which bonuses have been paid or (y) the amount equal to the incentive compensation that would have been payable for the then current year. To the extent that such medical benefits may be taxable to the employee or his or her dependents, the Company would gross up the employee for such taxes based on the employee’s actual tax rate, up to 35% (without a gross up on the initial gross up). In addition, under the respective equity award agreements for the executive officers, upon a change in control (i) his or her unvested stock options and time-based restricted stock unit awards would vest (or be payable in cash) upon the termination event and (ii) his or her unvested performance-based restricted stock unit awards would vest at the higher of the number of shares that would otherwise be earned if the performance criteria were applied on the date of termination or the Target Share amount.

In the event that it shall be determined that any payment by the Company to or for the benefit of the executive officers would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code, or any successor provision thereto, or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the executive officer shall be entitled to receive an additional payment or payments, or gross-up payment, under his employment agreement or change in control agreement. The gross-up payment shall be in an amount such that after payment by such executive officer of all taxes including any Excise Tax (and including any interest or penalties imposed with respect to such taxes and the Excise Tax, other than interest and penalties imposed by reason of such executive officer’s failure to timely file a tax return or pay taxes shown due on such executive officer’s return) imposed upon the gross-up payment, the amount of the gross-up payment retained by such executive officer is equal to the Excise Tax imposed upon the payment.

Payments Made Upon Voluntary Termination or Termination with Cause

If the employment of any of Messrs. Todd Hornbeck, Annessa or Harp is terminated for good cause or if any of Messrs. Todd Hornbeck, Annessa or Harp voluntarily terminates his employment with the Company, the Company will pay any compensation earned but not paid to him prior to the effective date of termination. Mr. Todd Hornbeck may voluntarily terminate his employment by giving at least ninety days notice. Messrs. Annessa and Harp may voluntarily terminate their employment by giving at least thirty days notice. At any time after such notice, the Company would have the right to relieve the employee of his duties; however salary would continue during the notice period.

Payments Made Upon Death

Under the employment agreements, if Messr. Todd Hornbeck, Annessa or Harp dies during the term of his employment: (i) his unvested stock options and time-based restricted stock unit awards would vest upon the date of death, (ii) his performance-based restricted stock unit awards would vest at the higher of the number of shares that would otherwise be earned if the performance criteria were applied on the date of death or the Target Share amount; and (iii) the Company shall pay to his estate the compensation that such executive would have earned through the date of death, including any bonus or cash incentive compensation earned but not yet paid, and his dependents would be entitled to benefits, including medical, and other benefits and use of a Company automobile for a period of one year from the date of death. Under the respective equity award agreements of Messrs. Giberga or Cook or Ms. Patterson, in the event of death: (i) his or her unvested stock options and time-based restricted stock unit awards would vest upon the date of death; and (ii) his or her performance-based restricted stock unit awards would vest at the higher of the number of shares that would otherwise be earned if the performance criteria were applied on the date of death or the Target Share amount. Also, the estate of Messrs. Todd Hornbeck, Annessa, Harp, Giberga or Cook or Ms. Patterson would receive life insurance proceeds from the Company-paid term life insurance policies that were in effect on the date of his or her death.

Payments Made Upon Permanent Disability

Under the employment agreements, if Messrs. Todd Hornbeck, Annessa or Harp becomes permanently disabled, as defined in the employment agreements, during the term of his employment: (i) his unvested stock options and time-based restricted stock unit awards would vest upon the termination event, (ii) his performance-based restricted stock unit awards would vest at the higher of the number of shares that would otherwise be earned if the performance criteria were applied on the date of termination or the Target Share amount; and (iii) he would be entitled to (x) salary continuation benefits under the Company’s disability plan, which allows disability payments for as long as the plan participant is disabled from performing the material duties of his own occupation (y) the compensation that such executive would have earned through the date of determination of permanent disability, including any bonus or cash incentive compensation earned but not yet paid, and (z) other benefits, including medical and use of a Company automobile for a period of one year from the date of determination of permanent disability. Based on the respective equity compensation award agreements of Messrs. Giberga or Cook or Ms. Patterson, in the event of becoming disabled, as defined in such equity compensation award agreements: (i) his or her unvested stock options and time-based restricted stock unit awards would vest upon the termination event; (ii) his or her performance-based restricted stock unit awards would vest at the higher of the number of shares that would otherwise be earned if the performance criteria were applied on the date of termination or the Target Share amount; and (iii) he or she would be eligible to receive salary continuation benefits under the Company’s disability plan, which allows disability payments for as long as the plan participant is disabled from performing the material duties of his or her own occupation.

Payments Made Upon Non-renewal of an Employment Agreement

If an employment agreement is not renewed, Messrs. Todd Hornbeck, Annessa or Harp, as applicable, would be entitled to receive an amount equal to one-half of his basic annualized salary for the year preceding such non-renewal.

Material Conditions and Obligations Under the Employment Agreements

Messrs. Todd Hornbeck, Annessa and Harp have each agreed that during the term of their respective agreements and for a period of two years after termination, they will not (1) be employed by or associated with or own more than 5% of the outstanding securities of any entity that competes with us in the locations in which we operate, (2) solicit any of our employees to terminate their employment or (3) accept employment with or payments from any of our clients or customers who did business with us while employed by us. We may elect to extend Messrs. Todd Hornbeck’s, Annessa’s or Harp’s noncompetition period for an additional year by paying his compensation and other benefits for an additional year.

The following table shows the amount of compensation payable to each of our executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving termination of employment or a change in control event. The amounts shown assume that such termination was effective as of December 31, 2009, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to such executive officers upon their termination. The equity value calculations use the closing price of our common stock as of December 31, 2009, which was $23.28. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

2009 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Benefit	Termination w/o Cause Before Change in Control		Change in Control		Termination After Change in Control (1)		Voluntary Termination	Death		Permanent Disability (2)	Non-Renewal of Employment Contract
Todd M. Hornbeck	Salary	$1,150,000		$—		$1,725,000		$—	$—		$—	$287,500
Chairman, President & CEO	Cash Incentive Compensation	2,070,000	(3)	—		2,070,000	(4)	—	287,500		287,500	—
	Medical, Dental and Life Insurance and Other (5)	119,086		—		178,629		—	333,054	(6)	59,543	—
	Automobile	37,432		—		—		—	18,716		18,716	—
	Stock Option Vesting Acceleration	—		—	(7)(8)	—	(7)(8)	—	—		—	—
	Stock Award Vesting Acceleration (9)	3,021,911		4,811,091	(7)(8)	4,811,091	(7)(8)	—	4,811,091		4,811,091	—
	Total	6,398,429		4,811,091		8,784,720		—	5,450,361		5,176,850	287,500

Carl G. Annessa	Salary	700,000		—		1,050,000		—	—		—	175,000
Executive Vice President & COO	Cash Incentive Compensation	1,260,000	(3)	—		1,260,000	(4)	—	175,000		175,000	—
	Medical, Dental and Life Insurance and Other (5)	106,461		—		159,691		—	330,677	(6)	53,230	—
	Automobile	27,610		—		—		—	13,805		13,805	—
	Stock Option Vesting Acceleration	—		—	(7)(8)	—	(7)(8)	—	—		—	—
	Stock Award Vesting Acceleration (9)	1,224,185		2,001,056	(7)(8)	2,001,056	(7)(8)	—	2,001,056		2,001,056	—
	Total	3,318,256		2,001,056		4,470,747		—	2,520,538		2,243,091	175,000

James O. Harp, Jr.	Salary	700,000		—		1,050,000		—	—		—	175,000
Executive Vice President & CFO	Cash Incentive Compensation	1,260,000	(3)	—		1,260,000	(4)	—	175,000		175,000	—
	Medical, Dental and Life Insurance and Other (5)	118,865		—		178,297		—	330,789	(6)	59,432	—
	Automobile	30,472		—		—		—	15,236		15,236	—
	Stock Option Vesting Acceleration	—		—	(7)(8)	—	(7)(8)	—	—		—	—
	Stock Award Vesting Acceleration (9)	1,224,185		2,001,056	(7)(8)	2,001,056	(7)(8)	—	2,001,056		2,001,056	—
	Total	3,333,522		2,001,056		4,489,353		—	2,522,081		2,250,724	175,000

Samuel A. Giberga	Salary	—		—		412,500		—	—		—	—
Sr. Vice President & General Counsel	Cash Incentive Compensation	—		—		355,782	(10)	—	—		—	—
	Medical, Dental and Life Insurance and Other	—		—		80,951		—	300,000	(6)	—	—
	Automobile	—		—		—		—	—		—	—
	Stock Option Vesting Acceleration (9)	—		—	(7)(8)	—	(7)(8)	—	—		—	—
	Stock Award Vesting Acceleration	—		1,025,205	(7)(8)	1,025,205	(7)(8)	—	1,025,205		1,025,205	—
	Total	—		1,025,205		1,874,438		—	1,325,205		1,025,205	—

John S. Cook	Salary	—		—		375,000		—	—		—	—
Sr. Vice President & CIO	Cash Incentive Compensation	—		—		323,438	(10)	—	—		—	—
	Medical, Dental and Life Insurance and Other	—		—		70,890		—	300,000	(6)	—	—
	Automobile	—		—		—		—	—		—	—
	Stock Option Vesting Acceleration (9)	—		—	(7)(8)	—	(7)(8)	—	—		—	—
	Stock Award Vesting Acceleration	—		929,151	(7)(8)	929,151	(7)(8)	—	929,151		929,151	—
	Total	—		929,151		1,698,479		—	1,229,151		929,151	—

Name	Benefit	Termination w/o Cause Before Change in Control	Change in Control		Termination After Change in Control (1)		Voluntary Termination	Death		Permanent Disability (2)	Non-Renewal of Employment Contract
Kimberly S. Patterson	Salary	—	—		337,500		—	—		—	—
Sr. Vice President & CHRO	Cash Incentive Compensation	—	—		126,563	(10)	—	—		—	—
	Medical, Dental and Life Insurance and Other	—	—		55,609		—	300,000	(6)	—	—
	Automobile	—	—		—		—	—		—	—
	Stock Option Vesting Acceleration (9)	—	—	(7)(8)	—	(7)(8)	—	—		—	—
	Stock Award Vesting Acceleration	—	381,839	(7)(8)	381,839	(7)(8)	—	381,839		381,839	—
	Total	—	381,839		901,511		—	681,389		381,839	—

(1)	Pursuant to the Company’s employment agreements with Messrs. Todd Hornbeck, Annessa and Harp and the Company’s change in control agreements with Messrs. Giberga and Cook and Ms. Patterson, certain tax protection is provided in the form of a gross-up payment to reimburse the executive for any excise tax under Section 4999 of the Code as well as any additional income taxes resulting from such reimbursement. Section 4999 of the Code imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change of control. If such additional excise tax is due, the Company has agreed to pay such tax on a “grossed-up” basis for those executives. These amounts are not included in the table above. Assuming termination in connection with a change of control on December 31, 2009, the Company estimates that the amount of these payments of excise and related taxes paid on behalf of the executives officers would have been as follows:

• Todd M. Hornbeck	$2,747,561
• Carl G. Annessa	$1,458,070
• James O. Harp, Jr.	$1,508,200
• Samuel A. Giberga	$563,930
• John S. Cook	$507,560
• Kimberly S. Patterson	$269,598

(2)	The executive officers would also be eligible to receive salary continuation benefits under the Company’s disability plan, which is the same plan that all employees participate in after one year of service.
(3)	These amounts include cash incentive payments that the executive officers would be entitled to receive for 2009, 2010 and 2011.
(4)	Pursuant to the Company’s employment agreements with Messrs. Todd Hornbeck, Annessa and Harp, upon termination after change in control, the Company will pay these executive officers, in general, three times the greater of (x) the amount equal to the total bonus or non-equity incentive compensation paid for the last completed year for which bonuses or non-equity incentive compensation has been paid or (y) the amount equal to the bonuses or non-equity incentive compensation that would have been payable for the then current year.
(5)	These amounts include estimated “gross up” payments on medical benefits, assuming such medical benefits are taxable to the executive officer at a tax rate of 35%.
(6)	This amount includes $300,000 from life insurance proceeds payable to the executive officer’s beneficiaries upon his or her death.
(7)	The acceleration of the vesting of equity plan awards happens upon the occurrence of a change in control and prior to an actual or constructive termination. The amounts that would be payable to the executive officers due to vesting acceleration are reflected in the column entitled “Change in Control” and are also reflected in the column entitled “Termination after Change in Control” in order to show the combined effect of a change in control and subsequent termination.
(8)	Pursuant to the Company’s respective equity award agreements with the executive officers, upon change in control, any and all rights, options and awards outstanding will immediately vest, provided that, with respect to restricted stock unit awards that contain performance criteria for vesting, the higher of the number of shares that would otherwise be earned if the performance criteria were applied on the date of termination or the Target Share amount shall vest. If the payout of the restricted stock awards had occurred on December 31, 2009, based on the performance requirements defined in the award agreements, the executive officers would have earned 83%, 0% and 0% of the Target Shares granted on February 13, 2007, February 18, 2008 and February 17, 2009, respectively. Therefore, the Target Shares are reflected in this amount.
(9)	At December 31, 2009, all outstanding stock options for the executive officers were vested.
(10)	Pursuant to the Company’s change in control agreements with Messrs. Giberga and Cook and Ms. Patterson, upon termination after change in control, the Company will pay these executive officers, in general, one and one-half times the greater of (x) the amount equal to the total bonus or non-equity incentive compensation paid for the last completed year for which bonuses or non-equity incentive compensation has been paid or (y) the amount equal to the bonuses or non-equity incentive compensation that would have been payable for the then current year.

Compensation of Directors

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2009.

2009 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Larry D. Hornbeck	$61,000	$46,410	$—	$—	$—	$—	$107,410
Bruce W. Hunt	53,500	46,410	—	—	—	—	99,910
Steven W. Krablin	62,000	46,410	—	—	—	—	108,410
Patricia B. Melcher	58,500	46,410	—	—	—	—	104,910
Bernie W. Stewart	61,000	46,410	—	—	—	—	107,410
David A. Trice	57,500	46,410	—	—	—	—	103,910

(1)	The amounts in this column reflect the grant date fair values of the time-based RSUs granted to the board of directors during 2009. The grant date fair values for these RSUs are computed in accordance with FASB ASC Topic 718 and are calculated by multiplying the number of RSUs granted by the closing stock price on the date of grant.
(2)	The grant date fair values of the time-based restricted stock unit awards granted, for which stock-based compensation expense was recognized in 2009, are equivalent to the closing stock price on the grant dates and are as follows:

Grant date	Grant date fair value
February 18, 2008	$41.16
August 1, 2008	$43.98
February 17, 2009	$15.47

The February 18, 2008 and February 17, 2009 grant date fair values represent annual grants awarded to each of the Company’s non-employee directors. The August 1, 2008 grant date fair value represents a three-year longevity grant awarded to Mr. Krablin in August 2008. Ms. Melcher and Messrs. Larry Hornbeck, Hunt, Stewart and Trice were all considered to be “eligible to retire”, as defined under FASB ASC Topic 718, at the date of the grant under the rules of the incentive compensation plan and, therefore, all shares granted during 2009 were fully expensed upon the granting of their shares under FASB ASC Topic 718. All of the directors had RSUs covering 3,000 shares of common stock outstanding at December 31, 2009.

(3)	At December 31, 2009, the Company’s non-employee directors had the following options outstanding:

• Larry D. Hornbeck	24,125
• Bruce W. Hunt	27,725
• Steve W. Krablin	4,000
• Patricia B. Melcher	9,659
• Bernie W. Stewart	35,219
• David A. Trice	12,125

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of its Board. Our Chairman, who is also our employee, receives no additional compensation for serving as a director.

Effective as of January 1, 2008, the Board of Directors approved a revised non-employee director compensation policy. For the fiscal year ended December 31, 2009, each non-employee director was entitled to receive an annual cash retainer of $32,500 and attendance fees of $1,500 for each Board and Committee meeting attended in person or by telephonic communications. The Chair of each of the audit and compensation committees was each entitled to an additional annual cash retainer of $8,000. Under the revised policy, non-employee directors are entitled to receive a minimum annual grant of options to purchase 4,000 shares of common stock or an award of 2,500 restricted shares of common stock, or some combination of the same, with such options or restricted shares being granted under the incentive compensation plan. The minimum annual grant or award is subject to annual review and may be increased at the discretion of the compensation committee.

The non-employee director compensation policy also provides for longevity service awards to non-employee directors. Upon completion of three years of service as a non-employee director, a director is granted shares of restricted stock and/or options to purchase the number of shares of common stock equaling 25% of the shares of restricted stock and options granted to such director over the previous three years. Upon completion of five years of service as a non-employee director, a director will be granted shares of restricted stock and/or options to purchase the number of shares of common stock equaling 50% of the shares of restricted stock and options granted to such director over the previous five years less the number of shares of restricted stock and shares covered by the options awarded to such director after three years of service. Thereafter, upon completion of each successive period of five years of service, a non-employee director will be granted shares of restricted stock and/or options to purchase the number of shares of common stock equaling 50% of the shares of restricted stock and/or options granted to such director over the previous five years.

After three years of service as a non-employee director, a non-employee director and his immediate family could elect to participate in the same insurance benefit programs sponsored by the Company on the same monetary terms as our employees. All directors are entitled to be reimbursed for their out-of-pocket expenses incurred in connection with serving on our Board.

Effective as of October 30, 2007, the independent members of the Board of Directors approved a letter agreement between the Company and Mr. Larry Hornbeck. Under the terms of such agreement, Mr. Larry Hornbeck agreed, among other things, to make himself available to the Company, the Board of Directors or any committee of the Board of Directors to assist in the assessment of potential targets for acquisitions, to travel for Company projects, to attend industry meetings and to provide assistance in other ways, in exchange for consideration of $1,500 per month as additional director compensation, to be paid quarterly, in addition to reimbursement for his out-of-pocket expenses incurred in providing such services.

In addition to the cash compensation received for their service as directors during 2009 under the terms of the revised non-employee director compensation policy described above, effective February 9, 2010, the compensation committee awarded each of the following non-employee directors 3,000 shares as restricted stock units: Ms. Melcher and Messrs. Larry Hornbeck, Hunt, Krablin, Stewart and Trice. The forfeiture provisions of these restricted stock unit awards will lapse on February 9, 2011.

Under each director’s Restricted Stock Unit Agreement, if such director’s service is terminated prior to the anniversary of the grant date as a result of death, retirement or disability, or if a change of control occurs prior to the anniversary of the grant date, the time-based restricted stock units shall immediately vest and such director will have a non-forfeitable right to one hundred percent (100%) of the restricted stock units.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on the review and discussions referenced above, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this Proxy Statement.

COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS

David A. Trice (Chair)

Steven W. Krablin

Bernie W. Stewart

April 28, 2010

Compensation Committee Interlocks and Insider Participation

The current members of our compensation committee are Messrs. Krablin, Stewart, and Trice. None of our executive officers, employees or former executive officers serve on the compensation committee. None of our executive officers serve as a member of a compensation committee or Board of Directors of any other entity, which has an executive officer serving as a member of our Board of Directors.

In 2009, Mr. David A. Trice, one of our directors and a member of the compensation committee, retired as the President and Chief Executive Officer of Newfield Exploration Company (NYSE:NFX). Mr. Trice continues to serve as Chairman of the Board of Directors of Newfield Exploration Company; however, Mr. Trice has announced that he will not stand for re-election to the Newfield Board at its annual meeting of stockholders in May 2010 and will resign as Newfield’s Chairman in May 2010. From time to time in the ordinary course of business, Newfield Exploration Company is a customer of the Company. In 2009, total payments to the Company from Newfield Exploration Company were approximately $9.9 million. These transactions, taken in the aggregate, were not considered material to the Company or Newfield Exploration Company and did not exceed any applicable independence determination thresholds.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our voting securities as of April 26, 2010:

•	each person who is known to us to be the beneficial owner of more than 5% of our voting securities;

•	each of our directors; and

•	each of our executive officers and all of our executive officers and directors as a group.

Unless otherwise indicated, each person named below has an address in care of our principal executive offices and has sole power to vote and dispose of the shares of voting securities beneficially owned by them, subject to community property laws where applicable.

Name	Shares of Common Stock Beneficially Owned (†)		Percentage of Common Stock Beneficially Owned (%)
Executive Officers and Directors:
Todd M. Hornbeck	902,041	(1)	3.4%
James O. Harp, Jr.	138,195	(2)	*
Carl G. Annessa	126,077	(3)	*
Samuel A. Giberga	44,184	(4)	*
John S. Cook	55,774	(5)	*
Kimberly S. Patterson	6,183		*
Larry D. Hornbeck	209,397	(6)	*
Bruce W. Hunt	63,709	(7)	*
Steven W. Krablin	18,125	(8)	*
Patricia B. Melcher	39,993	(9)	*
Bernie W. Stewart	50,803	(10)	*
David A. Trice	29,709	(11)	*
All directors and executive officers as a group (12 persons)	1,654,190	(12)	6.1%
Other 5% Stockholders:
FMR LLC	2,622,331	(13)	9.9%
William Herbert Hunt Trust Estate	2,058,391	(14)	7.8%
BlackRock, Inc.	1,774,549	(15)	6.7%
Dimensional Fund Advisors LP.	1,359,528	(16)	5.2%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
†	“Beneficial ownership” is a term broadly defined by the Commission in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and includes more than typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership”, meaning ownership of shares as to which a person has or shares investment or voting power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of April 26, 2010 that such person or group has the right to acquire within 60 days after such date.
(1)	Includes options to purchase an aggregate of 216,600 shares of common stock, 20,000 shares held by two family trusts for which Todd M. Hornbeck either serves as trustee or holds voting power pursuant to a power of attorney and 30,000 shares contributed by Todd M. Hornbeck to a family trust for which Larry D. Hornbeck serves as a co-trustee and holds voting power pursuant to a power of attorney.
(2)	Includes options to purchase an aggregate of 97,500 shares of common stock.
(3)	Includes options to purchase an aggregate of 62,500 shares of common stock. The Company has approved a pledge by Mr. Annessa for 61,000 shares of the Company’s common stock, which represents approximately 48% of his beneficial holdings.

(4)	Includes options to purchase an aggregate of 35,700 shares of common stock.
(5)	Includes options to purchase an aggregate of 45,100 shares of common stock.
(6)	Includes options to purchase an aggregate of 24,125 shares of common stock and 30,000 shares that were contributed by Todd M. Hornbeck to a family trust (that are also reflected in his shares of common stock beneficially owned) and for which Larry D. Hornbeck serves as a co-trustee and holds voting power pursuant to a power of attorney.
(7)	Includes options to purchase an aggregate of 24,125 shares of common stock. Mr. Hunt is a representative of the William Herbert Hunt Trust Estate. As such, Mr. Hunt may be deemed to have voting and dispositive power over the shares beneficially owned by the Trust Estate, as described in the table above and the related footnotes. Mr. Hunt disclaims beneficial ownership of the shares owned by the Trust Estate.
(8)	Includes options to purchase an aggregate of 4,000 shares of common stock.
(9)	Includes options to purchase an aggregate of 9,659 shares of common stock.
(10)	Includes options to purchase an aggregate of 35,219 shares of common stock.
(11)	Includes options to purchase an aggregate of 12,125 shares of common stock.
(12)	Includes options to purchase an aggregate of 566,653 shares of common stock. The 30,000 shares reflected in the shares of common stock beneficially owned by both Todd M. Hornbeck and Larry D. Hornbeck are only counted once in this total.
(13)	Based on a Schedule 13G/A dated February 12, 2010 filed with the SEC reflecting shares beneficially owned by the reporting person at December 31, 2009. FMR LLC’s address is 82 Devonshire Street, Boston Massachusetts 02109.
(14)	Based on a Schedule 13G/A dated May 5, 2008 filed with the SEC to reflect shares beneficially owned by the reporting person at April 29, 2008. The Trust Estate’s address is 3900 Thanksgiving Tower, 1601 Elm Street, Dallas, Texas 75201.
(15)	Based on a Schedule 13G dated January 20, 2010 filed with the SEC reflecting shares beneficially owned by the reporting person at December 31, 2009. BlackRock, Inc.’s address is 40 East 52nd Street, New York, NY 10022.
(16)	Based on a Schedule 13G dated February 10, 2010 filed with the SEC reflecting shares beneficially owned by the reporting person at December 31, 2009. Dimensional Fund Advisors LP’s address is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

Certain Relationships and Related Transactions

The following is a discussion of transactions between our Company and its executive officers, directors and stockholders owning more than 5% of our common stock. We believe that the terms of each of these transactions were at least as favorable as could have been obtained in similar transactions with unaffiliated third parties.

Under the terms of certain agreements, various persons, including Todd M. Hornbeck, Troy A. Hornbeck, Larry D. Hornbeck, James O. Harp, Jr., Carl G. Annessa, Patricia B. Melcher, David A. Trice, and the William Herbert Hunt Trust Estate, have the right to include some or all of their shares of common stock of the Company in any registration statement that we file involving our common stock, subject to certain limitations. Messrs. Todd and Troy Hornbeck, are entitled to require us to file a registration statement under the Securities Act of 1933 to sell some or all of the common stock held by them.

Todd M. Hornbeck and Troy A. Hornbeck have agreed to give us notice of, and an opportunity to make a competing offer regarding, a decision by either of them to sell or consider accepting an offer to sell to a single person or entity shares of common stock representing 5% or more of our common stock, other than in compliance with Rule 144 or to an affiliate or family member of the holder.

The Company has entered into indemnity agreements with its executive officers and directors that provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as an executive officer and director of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws. These agreements are in addition to the indemnification provided to the Company’s officers and directors under its Bylaws and in accordance with Delaware law. The Company has agreed to indemnify Todd M. Hornbeck, the Company’s President and Chief Executive Officer for any claims, demands, causes of action and damages that may arise from use of his personal watercraft for Company business purposes.

For the past eleven years, Larry D. Hornbeck’s family has personally supported the development of the Company by hosting numerous events at the Hornbeck Family Ranch, located in Houston County, Texas, including constructing at their own expense, a hunting lodge and related facilities. The Hornbeck Family Ranch and related facilities have been used for functions intended to foster client and vendor relations, management retreats, Board meetings and special Company promotional events. Until December 31, 2005, these facilities were used by the Company without charge. The Board determined that the use of the Hornbeck Family Ranch in the past and going forward has been and is beneficial to the Company’s business. As of February 14, 2006, the Company entered into a Facilities Use Agreement and affected an amendment to an existing Indemnification Agreement with Larry D. Hornbeck, one of our directors. The Facilities Use Agreement and the amendment to such Indemnification Agreement are effective as of January 1, 2006, and were approved by our audit committee and by the independent members of the Board of Directors on February 14, 2006. The Indemnification Agreement, as amended, provides that the Company will indemnify Mr. Larry Hornbeck and certain other indemnitees for any claims, demands, causes of action and damages that may arise out of the Company’s use of the Hornbeck Family Ranch and related facilities.

The agreements govern the Company’s use of the Hornbeck Family Ranch and related facilities. The Facilities Use Agreement will remain in effect until December 31, 2010 unless it is terminated or extended by its terms. The Facilities Use Agreement automatically renews on an annual basis unless either party provides the other party 30 day’s written notice of termination. The Facilities Use Agreement also provides that the Company will pay Mr. Larry Hornbeck an annual use fee of $150,000 for the Company’s use of the facilities and reimburse Mr. Larry Hornbeck for certain other variable costs related to the Company’s use of the ranch facility. In addition to costs incurred directly by the Company for such activities, the Company replenishes expendable goods used by Company invitees to the facility.

In 2006, Larry D. Hornbeck transferred ownership of the land on which the Hornbeck Family Ranch is located to a family limited partnership in which trusts on behalf of the children of Todd M. Hornbeck and Troy A. Hornbeck are the limited partners. The general partner of the family limited partnership is controlled by Todd M. Hornbeck and Troy A. Hornbeck. The family limited partnership has entered into a long-term lease with Larry Hornbeck and acknowledged and agreed to the Company’s use of the Hornbeck Family Ranch and related facilities under the Facilities Use Agreement and the Indemnification Agreement.

The Company has provided, and may, from time to time in the future at its own expense and with Mr. Larry Hornbeck’s prior approval, provide additional amenities for its representatives and invitees. Certain of these amenities may, by their nature, remain with the property should the Company ever cease to use the Ranch. In approving the Facilities Use Agreement and establishing the use fee amount, the audit committee and independent members of the Board considered the costs of comparable facilities and determined that the combined facilities use fee and anticipated reimbursement of variable costs was substantially lower than costs for the use of such comparable facilities.

Mr. David A. Trice, one of our directors, retired in 2009 as the President and Chief Executive Officer of Newfield Exploration Company (NYSE:NFX), an independent oil and gas company engaged in the exploration, development and acquisition of crude oil and natural gas properties. Mr. Trice continues to serve as Chairman of the Board of Directors of Newfield Exploration Company; however, Mr. Trice has announced that he will not stand for re-election to the Newfield Board and will resign as Newfield’s Chairman at its May 2010 annual meeting of stockholders in May 2010. From time to time in the ordinary course of business, Newfield Exploration Company is a customer of the Company. In 2009, total payments to the Company from Newfield Exploration Company were approximately $9.9 million.

Review, Approval or Ratification of Transactions with Related Persons.

We review any transaction in which the Company, a subsidiary of the Company, and our directors, executive officers or their immediate family members or any nominee for director or a holder of more than 5% of any class of our voting security are a participant and the amount of the transaction exceeds $120,000. Our General Counsel is primarily responsible for the development and implementation of processes and controls to obtain information from directors and officers with respect to a related party transaction, including information provided to management in the annual director and officer questionnaires. In addition, the Company has adopted a written Code of Business Conduct and Ethics for members of the Board of Directors that is located on the Governance page of the Company’s website, www.hornbeckoffshore.com. This policy requires disclosure by directors of any situation that involves, or may reasonably be inferred to involve, a conflict between a director’s personal interests and the interests of the Company. The Company’s practice when such matters have been disclosed has been to refer the matter for consideration and final determination by the audit committee or the independent directors of the Board, or both, which have considered the fairness of the transaction to the Company, as well as other factors bearing upon its appropriateness. In all such matters, any director having a conflicting interest abstains from voting on the matters.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Commission and the NYSE. Officers, directors and greater than 10% stockholders are also required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the Forms 3 and 4 and amendments thereto filed during the 2009 fiscal year and written certifications provided to the Company, the Company believes that all of these reporting persons timely complied with their filing requirements.

Audit Committee Report

In accordance with its written charter adopted by the Board of Directors, the audit committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Management is responsible for the Company’s financial statements, and the independent auditors are responsible for the examination of those statements.

In keeping with its responsibilities, the audit committee has met and held discussions with management, the independent auditors and the separate accounting consultants engaged to ascertain compliance with Section 404 of the Sarbanes-Oxley Act and to perform the internal audit function. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditors, both with and without management present. In addition, the audit committee has discussed with the Company’s independent auditors all communications required by generally accepted auditing standards, including those required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The audit committee has received the written disclosures and the letter from the independent auditors required by the PCAOB and the independent auditor’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, and has discussed with the independent auditors all relationships between the auditors and the Company that may bear on the auditor’s independence and any relationships that may impact their objectivity and independence and satisfied itself as to the auditor’s independence.

Based on the audit committee’s discussions with management and the independent auditors, and the audit committee’s review of the audited financial statements, representations of management and the report of the independent auditors, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the Securities and Exchange Commission. The audit committee reappointed Ernst & Young LLP as independent accountants and auditors for the 2010 fiscal year, subject to stockholder approval.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Patricia B. Melcher (Chair)

Bruce W. Hunt

Steven W. Krablin

Bernie W. Stewart

April 27, 2010

Other Matters

Neither we nor any of the persons named as proxies know of matters other than those described above to be voted on at the 2010 Annual Meeting of Stockholders. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on these matters, subject to the direction of the Board of Directors.

Our 2009 Annual Report to Stockholders, which contains a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, accompanies this Proxy Statement, but is not to be deemed a part of the proxy soliciting material.

Stockholders may also obtain a copy of our 2009 Annual Report to Stockholders or the Company’s Annual Report on Form 10-K most recently filed with the Commission without charge by writing to the Corporate Secretary of the Company at 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433. The Company’s Annual Report on Form 10-K and other filings with the Commission may also be accessed on the Company’s website at www.hornbeckoffshore.com.

By order of the Board of Directors,

Paul M. Ordogne

Corporate Secretary

Appendix A

SECOND AMENDMENT TO THE

SECOND AMENDED AND RESTATED

HORNBECK OFFSHORE SERVICES, INC.

INCENTIVE COMPENSATION PLAN

This SECOND AMENDMENT TO THE SECOND AMENDED AND RESTATED HORBECK OFFSHORE SERVICES, INC. INCENTIVE COMPENSATION PLAN (this “Amendment”) is made effective as of the      day of June, 2010, by the Board of Directors (the “Board”) of Hornbeck Offshore Services, Inc. (the “Company”).

WHEREAS, the Company sponsors the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan (the “Plan”);

WHEREAS, pursuant to Section 13.1 of the Plan, the Board may at any time amend the provisions of the Plan; and

WHEREAS, the Company desires to amend the Plan to (i) increase the number of shares of common stock that may be delivered pursuant to awards granted under the Plan, (ii) remove the discretion to reprice stock options and stock appreciation rights, and (iii) clarify certain provisions of the Plan as they relate to protecting the deductibility of compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, the Board hereby amends the Plan as follows:

1. Section 2.15 shall be amended to read in its entirety as follows:

“2.15 ‘Effective Date’ shall mean March 28, 2006.”

2. Section 2.28 shall be amended to read in its entirety as follows:

“2.28 ‘Performance Measure’ shall mean each of the business criteria the Company may use in establishing a Performance Goal. For purposes of the Plan, Performance Measures are limited to net income; cash flow; cash flow on investment; pre-tax or post-tax profit levels or earnings; operating income or earnings; return on investment; earned value added; expense reduction levels; free cash flow; free cash flow per share; earnings per share; net earnings per share; net earnings from continuing operations; sales growth; sales volume; economic profit; expense reduction; controlled expenses; return on assets; return on net assets; return on equity; return on capital; construction work in progress-adjusted return on invested capital (adjusted ROIC); return on sales; return on invested capital; organic revenue; growth in managed assets; total shareholder return; stock price; stock price appreciation; EBIT; adjusted EBIT; EBITDA; adjusted EBITDA; return in excess of cost of capital; profit in excess of cost of capital; operating profits; net operating profit after tax; operating margin; profit margin; adjusted revenue; revenue; net revenue; operating revenue; net cash provided by operating activities; net cash provided by operating activities per share; cash conversion percentage; new sales; net new sales; cancellations; gross margin; gross margin percentage; and revenue before deferral.”

3. Section 2.34 shall be amended to read in its entirety as follows:

“2.34 ‘Plan’ shall mean this Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan, as amended from time to time. The Plan is an amendment and restatement of the Hornbeck Offshore Services, Inc. Amended and Restated Incentive Compensation Plan, as amended from time to time, which was effective in 2003 and which was itself an amendment and restatement of the Hornbeck Offshore Services, Inc. Incentive Compensation Plan, as amended from time to time, which was effective in 1997.”

4. Section 4.1 shall be amended to increase the number of shares authorized under the Plan by 700,000 by replacing the first sentence with the following:

“The maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is 4,200,000 shares.”

5. Section 4.2 shall be amended to read in its entirety as follows:

“4.2 Maximum Individual Grants. Subject to Section 12 of the Plan, no Participant may receive during any calendar year Awards covering an aggregate of more than 411,000 shares of Common Stock. Subject to Section 12 of the Plan, no Participant may receive during any calendar year a cash award under Section 9 of the Plan that exceeds Two Million Dollars ($2,000,000.00).”

6. Section 5.2 shall be amended to read in its entirety as follows:

“5.2 Grant of Awards. The grant of an Award shall be authorized by the Committee or the Board and shall be evidenced by an Award agreement setting forth the type of Award or Awards being granted, the total number of Shares subject to the Award(s), the Stock Option price (if applicable), the restriction period (if applicable), the term of the Award, the date of the grant of the Award, and such other terms, provisions, limitations, and, if applicable, Performance Goals, as are approved by the Committee, but not inconsistent with the Plan. The Company shall execute an Award agreement with a Participant after the Committee approves the issuance of an Award. This Plan was originally submitted to and approved by the Company’s stockholders in 2006.”

If the Committee establishes a purchase price, if any, for an Award of Restricted Stock, the Participant must accept such Award within a period of thirty (30) days (or such shorter period as the Committee may specify) after the date of the grant of the Award by executing the applicable Award agreement and paying such purchase price.”

7. Section 9 shall be amended to read in its entirety as follows:

“9.1 General. The Committee may, in its sole and absolute discretion, grant to any eligible Consultant, non-employee Director or Employee of the Company or a Subsidiary, other forms of Awards based upon, payable in or otherwise related to, in whole or in part, the Common Stock, if the Committee, in its sole and absolute discretion, determines that such other form of Award is appropriate and not inconsistent with the purposes of this Plan. The types of Awards that may be issued under this Section 9 shall include but not be limited to restricted stock units, dividend equivalent rights, and Performance Awards. The terms and conditions of such other forms of Award shall be specified in an Award agreement that sets forth the terms and conditions of such Award, including, but not limited to, the price, the vesting schedule, and any other conditions and restrictions as the Committee shall impose as are not inconsistent with the terms of the Plan. In no event shall the price per Share of any Award based upon, payable in or otherwise related to, in whole or in part, the Common Stock be less than the par value of such Share. To the extent that any Award issued under this Section 9 constitutes a “nonqualified deferred compensation plan” under Section 409A of the Code, then such Award shall be subject to the restrictions set forth in Subsection 9.2 hereof.

A Performance Award may consist of either or both, as the Committee or the Board may determine, of (i) the right to receive Shares or Restricted Stock, or any combination thereof, upon the attainment of specified Performance Goals, as the Committee or the Board may determine (“Performance Shares”), or (ii) the right to receive a fixed dollar amount payable in Shares, Restricted Stock, cash, or any combination thereof, upon the attainment of specified Performance Goals, as the Committee or the Board may determine (“Performance Units”). The Committee or the Board may grant Performance Awards, for such minimum consideration, if any, as may be required by applicable law or such greater consideration as may be determined by the Committee or the Board, in its sole discretion. Each Performance Award shall have its own terms and conditions, which shall be determined in the sole discretion of the Committee or the Board. The terms and conditions of Performance Awards shall be specified at the time of the grant and may include provisions establishing the Performance Period, the Performance Goals to be achieved during a Performance Period, the Performance Measures used to determine vesting or the lapsing of applicable forfeiture restrictions (including the acceleration thereof), whether Performance Awards are forfeited or vest upon termination of employment during a Performance Period and the maximum or minimum settlement values. If the Committee or the Board determines, in its sole discretion, that the established Performance Measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure or for other reasons that the Committee or Board deems satisfactory, the Committee or the Board may modify the Performance Measures or objectives and/or the Performance Period, subject to the provisions of Subsection 15.9 hereof. Awards of Performance Shares and/or Performance Units are subject to acceleration of vesting, termination of restrictions and termination in the same manner as Stock Options pursuant to Subsections 6.5 and 6.6 of this Plan. Performance Awards may be valued by reference to the Fair Market Value of a Share or according to any other formula or method deemed appropriate by the Committee or the Board, in its sole discretion, including, but not limited to, achievement of specific financial, production, sales, cost or earnings performance objectives that the Committee or the Board believes to be relevant or the Company’s performance or the performance of the Common Stock measured against the performance of the market, the Company’s industry segment or its direct competitors. Performance Awards may also be conditioned upon the applicable Participant remaining in the employ of the Company or one of its Subsidiaries for a specified period. Performance Awards may be payable in a single payment or in installments and may be payable at a specified date or dates or upon attaining the performance objective or objectives, as specified in the applicable Award agreement. The extent to which any applicable Performance Goal has been achieved shall be conclusively determined by the Committee or the Board in its sole discretion.”

5. Section 14 shall be amended to read in its entirety as follows:

“SECTION 14. AMENDMENTS AND ADJUSTMENTS TO AWARDS

The Committee or the Board may amend, modify or terminate any outstanding Award with the Participant’s consent at any time prior to payment or exercise in any manner not inconsistent with the terms of this Plan, including, without limitation, (i) to change the date or dates as of which and/or the terms and conditions pursuant to which (A) a Stock Option becomes exercisable or (B) a Performance Award is deemed earned or (ii) subject to the restrictions on repricing set forth below, to cancel an Award and grant a new Award in substitution therefor under such different terms and conditions as the Committee or the Board determines in its sole discretion to be appropriate including, but not limited to, having an exercise price per share which may be higher or lower than the exercise price per share of the cancelled Award. The Committee or the Board may also make adjustments in the terms and conditions of, and the criteria included in agreements evidencing Awards in recognition of, unusual or nonrecurring events (including, without limitation, the events described in Section 12 hereof) affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles, whenever the Committee or the Board determines that such adjustments are appropriate to prevent reduction or enlargement of the benefits or potential benefits intended to be made available pursuant to this Plan. Any provision of this Plan (other than Section 9.2) or any agreement regarding an Award to the contrary notwithstanding, but subject to the restrictions on repricing set forth below, the Committee or the Board may cause any Award granted to be cancelled in consideration of a cash payment or alternative Award made to the holder of such cancelled Award equal in value to the Fair Market Value of such cancelled Award; provided, no cash payment or alternative Award shall be made which would constitute an impermissible acceleration of a payment of deferred compensation under Code Section 409A. The determinations of value pursuant to this Section 14 shall be made by the Committee or the Board in its sole discretion.

Notwithstanding any provision in this Plan to the contrary, repricing of Stock Options and Stock Appreciation Rights shall not be permitted. For this purpose, a repricing means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of a Stock Option or a Stock Appreciation Right to lower its exercise price; (ii) any other action that is treated as a repricing under generally accepted accounting principles; and (iii) canceling a Stock Option or Stock Appreciation Right at a time when its exercise price is equal to or greater than the fair market value of the underlying Shares in exchange for another Stock Option, Stock Appreciation Right, Restricted Shares or other equity award. Such cancellation and exchange would be considered a repricing regardless of whether it is treated as a repricing under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.”

6. Except as set forth herein and as previously amended, the Plan shall continue in full force and effect.

* * * * *

Appendix B

This blackline is offered for informational purposes only and reflects modifications from the Second Amendment to the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan to be approved by the Company’s stockholders at the 2010 Annual Meeting of Stockholders. The base document used for this blackline reflects the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan, as previously amended by that certain Amendment to the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan, dated effective May 12, 2008.

SECOND AMENDED and RESTATED

HORNBECK OFFSHORE SERVICES, INC.

INCENTIVE COMPENSATION PLAN

As amended by the Amendment and Second Amendment, as described above

SECTION 1. PURPOSE OF THIS PLAN

The purposes of the Hornbeck Offshore Services, Inc. Incentive Compensation Plan are to (i) promote the interests of Hornbeck Offshore Services, Inc., a Delaware corporation (the “Company”) and its shareholders by enabling the Company and each of its Subsidiaries (as hereinafter defined) to (A) attract, motivate and retain their respective Employees and non-employee Directors (as hereinafter defined) by offering such Employees and non-employee Directors performance-based stock incentives and other equity interests in the Company and other incentive awards and (B) compensate Consultants (as hereinafter defined) by offering such Consultants performance-based stock incentives and other equity interests in the Company and other incentive awards that recognize the creation of value for the shareholders of the Company and (ii) promote the Company’s long-term growth and success. To achieve these purposes, eligible Persons may receive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Awards and any other Awards (as such terms are hereinafter defined), or any combination thereof.

SECTION 2. DEFINITIONS

As used in this Plan, the following terms shall have the meanings set forth below unless the context otherwise requires:

2.1. “Award” shall mean the grant of a Stock Option, Stock Appreciation Right, Restricted Stock, Performance Award, or any other grant of incentive compensation pursuant to this Plan.

2.2. “Book Value” shall mean the excess of the value of the assets of an entity over the liabilities of such entity (determined in accordance with United States generally accepted accounting principles, consistently applied).

2.3. “Board” shall mean the Board of Directors of the Company, as the same may be constituted from time to time.

2.4. “Cause” shall mean termination of a Participant’s employment with the Company or a Subsidiary upon the occurrence of one or more of the following events:

(a) The Participant’s failure to substantially perform such Participant’s duties with the Company or any Subsidiary as determined by the Board or the Company;

(b) The Participant’s willful failure or refusal to perform specific directives of the Board or the Company, which directives are consistent with the scope and nature of the Participant’s duties and responsibilities;

(c) The Participant’s conviction of a felony; or

(d) A breach of the Participant’s fiduciary duty to the Company or any Subsidiary or willful violation in the course of performing the Participant’s duties for the Company or any Subsidiary of any policy, rule, or directive of the Company or any Subsidiary, or of any law, rule or regulation (other than traffic violations or other minor offenses). No act or failure to act on the Participant’s part shall be considered willful unless done or omitted to be done in bad faith and without reasonable belief that the action or omission was in the best interest of the Company.

2.5. “Change in Control” shall mean, after the Effective Date, (i) the occurrence of an event of a nature that would be required to be reported by the Company in response to Item 1 of a Current Report on Form 8-K (or any successor to such form) promulgated pursuant to the Exchange Act; provided, without limitation, such a Change in Control shall be deemed to have occurred if (a) any Person or Group (other than (A) the Company, (B) a wholly-owned Subsidiary, (C) any Employee benefit plan (including, without limitation, an Employee stock ownership plan) adopted by the Company or any wholly-owned Subsidiary or (D) any trustee or other fiduciary holding securities under any Employee benefit plan adopted by the Company or any Subsidiary), becomes the “beneficial owner” (as defined in Rule 13d-3 (or any successor to such rule) promulgated under the Exchange Act), directly or indirectly, of securities of the Company or any Material Subsidiary representing fifty percent (50%) or more of the combined voting power of the Company’s or such Material Subsidiary’s then outstanding securities or (b) during any period of twenty-four (24) months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election by the Board or the nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such twenty-four (24) month period or whose election or nomination for election was previously so approved; (ii) a Corporate Transaction is consummated, other than a Corporate Transaction that would result in substantially all of the holders of voting securities of the Company outstanding immediately prior thereto owning (directly or indirectly and in substantially the same proportions relative to each other) not less than fifty percent (50%) of the combined voting power of the voting securities of the issuing/surviving/resulting entity outstanding immediately after such Corporate Transaction or (iii) an agreement for the sale or other disposition of all or substantially all of the Company’s assets (evaluated on a consolidated basis, without regard to whether the sale or disposition is effected via a sale or disposition of assets of the Company, the sale or disposition of the securities of one or more Subsidiaries or the sale or disposition of the assets of one or more Subsidiaries) is consummated.

With respect to any Award subject to Section 409A of the Code, the above definition of “Change in Control” shall not apply. Rather, with respect to these Awards, “Change in Control” shall mean the occurrence of a Change in Ownership of the Corporation, a Change in Effective Control of the Corporation, or a Change in Ownership of a Substantial Portion of Corporate Assets, as those terms are defined in subparagraphs (a), (b) and (c) of this Section 2.5, respectively, and in accordance with Section 1.409A-3(i)(5) of the Treasury Regulations, or any combination of Change in Control events.

(a) “Change in Ownership” shall mean a Change in Control event in which one person, or more than one person acting as a group, acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation.

(b) “Change in Effective Control” shall mean a Change in Control event in which (i) any one person, or more than one person acting as a group, acquires within a twelve (12) month period stock possessing fifty percent (50%) or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the Corporation’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s Board of Directors before the date of the appointment or election.

(c) “Change in Ownership of a Substantial Portion of Corporate Assets” shall mean a Change in Control event in which any one unrelated person, or more than one person acting as a group, acquires from the Corporation during a twelve (12) month period assets having a total gross fair market value equal to or more than seventy-five percent (75%) of the total gross fair market value of all of the assets of the Corporation immediately before such acquisition or acquisitions.

2.6. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time (or any successor to such legislation).

2.7. “Committee” shall mean the Compensation Committee of the Board as such Compensation Committee may be constituted from time to time pursuant to the terms of the Compensation Committee Charter of the Board. Membership on the Committee shall be limited to Directors who (i) meet the independence requirements of the New York Stock Exchange and any other regulatory requirements, (ii) qualify as “Non-Employee Directors” (as that term is defined in Rule 16b-3 (or any successor to such rule) promulgated under the Exchange Act), and (iii) satisfy the requirements of an “outside director,” for purposes of Section 162(m) of the Code and such Treasury regulations as may be promulgated thereunder. Once appointed by the Board, members of the Committee, shall, except for any period of suspension, hold office until their successors are duly elected and qualified or until their earlier resignation, removal or death. Membership in the Committee shall be subject to the rotation policy set forth in the Company’s corporate governance guidelines. All members of the Committee will serve at the pleasure of the Board. Notwithstanding the foregoing, if the composition of the Committee does not comply with the foregoing provisions of this Subsection, the entire Board shall constitute the Committee until such time as a proper Committee is appointed in accordance with the foregoing provisions of this Subsection.

With respect to any Award subject to Section 409A of the Code, the above definition of “Disability” shall not apply. Rather, with respect to these Awards, “Disability” shall mean that a person is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under any long term disability plan maintained by the Company that covers such person. In the absence of such a long term disability plan, “Disability” shall mean that a person is unable to engage in any substantial gainful activity for a period of at least ninety (90) days in any one-year period by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

2.8. “Common Stock” shall mean the Common Stock, par value $.01 per share, of the Company.

2.9. “Company” shall have the meaning set forth in Section 1 of this Plan.

2.10. “Consultant” shall mean any Person who or which is engaged by the Company or any Subsidiary to render consulting services including, without limitation, any nonvoting advisory director who may be appointed by the Board.

2.11. “Corporate Transaction” shall mean any recapitalization (other than a transaction contemplated by Subsection 13(a)), merger, consolidation or conversion involving the Company or any exchange of securities involving the Common Stock (other than a transaction contemplated by Subsection 13(a)).

2.12. “Designated Beneficiary” shall mean the beneficiary designated by a Participant, in a manner authorized by the Committee or the Board, to exercise the rights of such Participant in the event of such Participant’s death. In the absence of an effective designation by a Participant, the Designated Beneficiary shall be such Participant’s estate.

2.13. “Director” shall mean any member of the Board.

2.14. “Disability” shall mean the “disability” of a person as defined in a then effective long-term disability plan maintained by the Company that covers such person, or if such a plan does not exist at any relevant time, “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code. For purposes of determining the time during which an Incentive Stock Option may be exercised under the terms of an Award Agreement, “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code. Section 22(e)(3) of the Code provides that an individual is totally and permanently disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

2.15. “Effective Date” shall mean ~~November             , 1997.~~March 28, 2006.

2.16. “Employee” shall mean any person, including an officer of the Company or a Subsidiary, within the meaning of Section 16 of the Exchange Act (whether or not the Company is subject to the Exchange Act), or Director, who is employed, within the meaning of Section 3401 of the Code, by the Company or a Subsidiary. The provision of compensation by the Company or a Subsidiary to a Director solely with respect to such individual rendering services in the capacity of a Director, however, shall not be sufficient to constitute “employment” by the Company or that Subsidiary.

2.17. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time (or any successor to such legislation).

2.18. “Fair Market Value” shall mean with respect to the Shares, as of any date, (i) if the Common Stock is listed or admitted to trade on a national securities exchange, the closing price of the Common Stock on the composite tape of the principal national securities exchange on which the Common Stock is so listed or admitted to trade, on such date or, if there is no trading in Shares on such date, then the closing price of the Common Stock as quoted on such composite tape on the next preceding date on which there was trading in such Shares, as published in The Wall Street Journal or such other source as the Committee or the Board deems reliable; (ii) if the Common Stock is not listed or admitted to trade on a national securities exchange, then the closing price of the Common Stock as quoted on the National Market System of the NASD; (iii) if the Common Stock is not listed or admitted to trade on a national securities exchange or the National Market System of the NASD, the mean between the bid and asked price for the Common Stock on such date, as furnished by the NASD through NASDAQ or a similar organization if NASDAQ is no longer reporting such information; or (iv) if the Common Stock is not listed or admitted to trade on a national securities exchange or the National Market System of the NASD and if bid and asked prices for the Common Stock are not so furnished by the NASD or a similar organization, the value established by the Board, determined in accordance with applicable guidance and regulations promulgated under Section 409A of the Code (or any successor provision thereto). Fair market value shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse.

2.19. “Group” shall have the meaning ascribed to such term in Section 13(d) of the Exchange Act.

2.20. “Incentive Stock Option” shall mean a Stock Option granted under the Plan to an Employee that meets the requirements of Section 422 of the Code.

2.21. “Material Subsidiary” shall mean any Subsidiary of which the Book Value or fair market value (whichever is greater) constitutes fifty percent (50%) or more of the Book Value of the Company. The fair market value of a Subsidiary will be determined in good faith by the Board.

2.22. “NASD” shall mean the National Association of Securities Dealers, Inc.

2.23. “Non-Qualified Stock Option” shall mean a Stock Option to purchase Shares awarded pursuant to this Plan that does not qualify as an Incentive Stock Option (including, without limitation, any option to purchase Shares originally designated as or intended to qualify as an Incentive Stock Option but which does not (for whatever reason) qualify as an Incentive Stock Option).

2.24. “Optionee” shall mean any Participant who has been granted and holds a Stock Option awarded pursuant to this Plan.

2.25. “Participant” shall mean any Person who has been granted and holds an Award granted pursuant to this Plan.

2.26. “Performance Award” shall mean any Award granted pursuant to this Plan of Shares, rights based upon, payable in or otherwise related to Shares (including Restricted Stock) or cash, as the Committee or Board may determine, at the end of a specified Performance Period established by the Committee or Board and may include, without limitation, Performance Shares or Performance Units.

2.27. “Performance Goal” shall mean any goal established by the Committee or its designee that must be satisfied before a Performance Award will be payable to the recipient of the Award. With respect to a Performance Measure selected by the Committee for purposes of complying with Section 162(m) of the Code, “Performance Goal” shall mean the specific target that must be met before a Performance Award subject to Section 162(m) of the Code will be payable to the recipient of the Award.

2.28. “Performance Measure” shall mean each of the business criteria the Company may use in establishing a Performance Goal. For purposes of the Plan, Performance Measures are limited to ~~earnings per share; return on~~net income; cash flow; cash flow on investment; pre-tax or post-tax profit levels or earnings; operating income or earnings; return on investment; earned value added; expense reduction levels; free cash flow; free cash flow per share; earnings per share; net earnings per share; net earnings from continuing operations; sales growth; sales volume; economic profit; expense reduction; controlled expenses; return on assets; return on net assets; return on equity; return on capital; ~~net profit after taxes; net profit before taxes; operating profits; stock price; sales or expenses and earnings before interest, taxes, depreciation, amortization and loss on early extinguishment of debt or “EBITDA.”~~construction work in progress-adjusted return on invested capital (adjusted ROIC); return on sales; return on invested capital; organic revenue; growth in managed assets; total shareholder return; stock price; stock price appreciation; EBIT; adjusted EBIT; EBITDA; adjusted EBITDA; return in excess of cost of capital; profit in excess of cost of capital; operating profits; net operating profit after tax; operating margin; profit margin; adjusted revenue; revenue; net revenue; operating revenue; net cash provided by operating activities; net cash provided by operating activities per share; cash conversion percentage; new sales; net new sales; cancellations; gross margin; gross margin percentage; and revenue before deferral.

2.29. “Performance Period” shall mean the period established by the Committee at the time any Award is granted or at any time thereafter over which a Performance Goal specified by the Committee with respect to such Award will be measured.

2.30. “Performance Shares” shall have the meaning set forth in Subsection 9.1 of this Plan.

2.31. “Performance Units” shall have the meaning set forth in Subsection 9.1 of this Plan.

2.32. “Permitted Modification” shall be deemed to be any modification of an Award which is made in connection with a Corporate Transaction and which provides (i) in connection with a Stock Option, that subsequent to the consummation of the Corporate Transaction (A) the exercise price of such Stock Option will be proportionately adjusted to reflect the exchange ratio applicable to the particular Corporate Transaction and/or (B) the nature and amount of consideration to be received upon exercise of the Stock Option will be the same (on a per share basis) as was received by Persons who were holders of shares of Common Stock immediately prior to the consummation of the Corporate

Transaction, (ii) in connection with a Stock Appreciation Right, that subsequent to the consummation of the Corporate Transaction (A) the base price of such Stock Appreciation Right will be proportionately adjusted to reflect the exchange ratio applicable to the particular Corporate Transaction and/or (B) the benefits to be received by the holder of such Stock Appreciation Right will be measured based upon the nature and amount of consideration received (on a per share basis) by Persons who were holders of shares of Common Stock immediately prior to the consummation of the Corporate Transaction, and (iii) in connection with a Dividend Equivalent Right, that subsequent to the consummation of the Corporate Transaction the benefits to be received by the holder of such Dividend Equivalent Right will be measured based upon the nature and amount of consideration received (on a per share basis) by Persons who were holders of shares of Common Stock immediately prior to the consummation of the Corporate Transaction.

2.33. “Person” shall mean an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization or any other form of business organization.

2.34. “Plan” shall mean this Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan, as ~~it may be~~ amended from time to time. The Plan is an amendment and restatement of the Hornbeck Offshore Services, Inc. Amended and Restated Incentive Compensation Plan, as amended from time to time, which was effective in 2003 and which was itself an amendment and restatement of the Hornbeck Offshore Services, Inc. Incentive Compensation Plan, as amended from time to time, which was effective in 1997.

2.35. “Reload Option” shall mean a Stock Option as defined in Subsection 6.6(b) of this Plan.

2.36. “Reorganization” shall mean any stock split, stock dividend, reverse stock split, combination of Shares or any other similar increase or decrease in the number of Shares issued and outstanding.

2.37. “Restricted Stock” shall mean any Shares granted pursuant to this Plan that are subject to restrictions or substantial risk of forfeiture.

2.38. “Retirement” shall mean, with respect to an Employee of the Company or any Subsidiary, the Employee’s retirement from employment with the Company or any of its Subsidiaries, other than discharge for Cause, on or after the date the Employee attains age 60 provided the Employee has ten (10) years of service as of the date the Employee retires from service, or on or after the Employee attains age 65. With respect to a non-employee Director or advisory director, “Retirement” shall mean such non-employee Director’s or advisory director’s termination of service as a member of or advisory director to the Board, on or after the date such non-employee Director or advisory director completes five (5) years of service as a member of or advisory director to the Board.

2.39. “Securities Act” shall mean the Securities Act of 1933, as amended from time to time (or any successor to such legislation).

2.40. “Shares” shall mean shares of the Common Stock and any shares of capital stock or other securities hereafter issued or issuable upon, in respect of or in substitution or exchange for shares of Common Stock.

2.41. “Specified Employee” shall mean, for any period during which the Company is publicly traded on an established securities market or otherwise, a Participant who, on the date of his separation from service, is treated as a “key employee” as defined under Section 416(i)(1)(A)(i), (ii), or (iii) of the Code (applied in accordance with the Treasury Regulations thereunder and disregarding subparagraph (5) thereof). A Participant will be treated as a Specified Employee on the date of his separation from service if such event occurs within the 12-month period following the effective date of the Company’s determination that the Participant is a Specified Employee in accordance with the preceding sentence. The determination date and the effective date of such determination shall be established by resolution of the Board.

2.42. “Stock Appreciation Right” shall mean the right of the holder thereof to receive property or Shares with a Fair Market Value equal to or cash in an amount equal to the excess of the Fair Market Value of the aggregate number of Shares subject to such Stock Appreciation Right on the date of exercise over the Fair Market Value of the aggregate number of Shares subject to such Stock Appreciation Right on the date of the grant of such Stock Appreciation Right. A Stock Appreciation Right may be issued on its own or in tandem with a Stock Option and shall be subject to such limitations as the Committee or the Board may impose.

2.43. “Stock Option” shall mean any Incentive Stock Option or Non-Qualified Stock Option.

2.44. “Subsidiary” shall mean a subsidiary corporation of the Company, as defined in Section 424(f) of the Code.

2.45. “Transactional Consideration” shall have the meaning set forth in Subsection 13(b) of this Plan.

SECTION 3. ADMINISTRATION OF THIS PLAN

3.1. Committee. This Plan shall be administered and interpreted by the Committee.

3.2. Awards.

(a) Subject to the provisions of this Plan and directions from the Board, the Committee is authorized to:

(i) determine the Persons to whom Awards are to be granted;

(ii) determine the types and combinations of Awards to be granted; the number of Shares to be covered by an Award; the exercise price of an Award; the time or times when an Award shall be granted and may be exercised; the terms, performance criteria or other conditions, vesting periods or any restrictions for an Award; any restrictions on Shares acquired pursuant to the exercise of an Award; and any other terms and conditions of an Award;

(iii) interpret the provisions of this Plan;

(iv) prescribe, amend and rescind rules and regulations relating to this Plan;

(v) determine whether, to what extent and under what circumstances to provide loans from the Company to Participants to exercise Awards granted pursuant to this Plan, and the terms and conditions of such loans; provided, however, that such loans shall not be available to any recipient of an Award who is a Director or executive officer of the Company or any Affiliate if such loan would be treated as a personal loan prohibited under Section 13(k) of the Exchange Act;

(vi) rely upon Employees of the Company or outside service providers for such clerical and recordkeeping duties as may be necessary in connection with the administration of this Plan;

(vii) accelerate or defer (with the consent of the Participant) the vesting of any rights pursuant to an Award;

(viii) delegate to the Chief Executive Officer and to other senior officers of the Company its duties under this Plan pursuant to such conditions or limitations as the Committee may establish, except that the Committee may not delegate to any person the authority to grant Awards to, or take other action with respect to, Persons who are subject to Section 16 of the Exchange Act; and

(ix) make all other determinations and take all other actions necessary or advisable for the administration of this Plan.

(b) Without limiting the Board’s right to amend this Plan pursuant to Section 14, the Board may take all actions authorized by Subsection 3.2(a) of this Plan, including, without limitation, granting such Awards pursuant to this Plan as the Board, to the extent such Award by the Board would not implicate any applicable securities laws, the rules of any exchange upon which the Company’s securities are traded, or any other applicable law, may deem necessary or appropriate.

3.3. Procedures.

(a) Proceedings by the Board with respect to this Plan will be conducted in accordance with the articles of incorporation and bylaws of the Company.

(b) A majority of the Committee members shall constitute a quorum for action by the Committee. All determinations of the Committee shall be made by not less than a majority of its members.

(c) All questions of interpretation and application of this Plan or pertaining to any question of fact or Award granted hereunder will be decided by the Committee or the Board, whose decision will be final, conclusive and binding upon the Company and each other affected party.

SECTION 4. SHARES SUBJECT TO PLAN

4.1. Limitations. The maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is ~~3,500,000~~4,200,000 shares. Awards will not reduce the number of Shares that may be issued pursuant to this Plan if the settlement of the Award will not require the issuance of Shares, as, for example, a Stock Appreciation Right that can be satisfied only by the payment of cash. The following shares of Common Stock related to Awards will be available for issuance again under the Plan:

(a) Common Stock related to Awards settled in cash;

(b) Common Stock related to Awards that expire, are forfeited or cancelled or terminate for any other reason without the issuance of the Common Stock;

(c) Common Stock equal in number to the shares of Common Stock surrendered in payment of the exercise price of an Option; and

(d) Common Stock tendered or withheld in order to satisfy withholding tax obligations.

Notwithstanding the foregoing, paragraph (c) will only be utilized to add back Shares of Common Stock for the first ten (10) years following shareholder approval of the Plan, and (d) will only be utilized for the first ten (10) years following shareholder approval of the Plan to add back shares of Common Stock withheld from an Award in order to satisfy the withholding tax obligation with respect to Restricted Stock Awards. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

4.2. Maximum Individual Grants. ~~No~~Subject to Section 12 of the Plan, no Participant may receive during any ~~fiscal~~calendar year ~~of the Company~~ Awards covering an aggregate of more than 411,000 shares of Common Stock. Subject to Section 12 of the Plan, no Participant may receive during any calendar year a cash award under Section 9 of the Plan that exceeds Two Million Dollars ($2,000,000.00).

SECTION 5. ELIGIBILITY AND GRANT OF AWARDS

5.1. Eligibility. Any Employee, non-employee Director whose judgment, initiative, and efforts contributed or may be expected to contribute to the successful performance of the Company, or a Consultant is eligible to participate in the Plan; provided that only Employees shall be eligible to receive Incentive Stock Options. The Committee, upon its own action, may grant, but shall not be required to grant, an Award to any Employee, non-employee Director or Consultant.

A Participant may be granted more than one Award and Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. The grant of an Award to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan. Except as required by this Plan, Awards granted at different times need not contain similar provisions. The Committee’s determinations under the Plan (including without limitation determinations of which Employees, non-employee Directors, or Consultants, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among Employees, non-employee Directors and Consultants who receive, or are eligible to receive, Awards under the Plan.

5.2. Grant of Awards. The grant of an Award shall be authorized by the Committee or the Board and shall be evidenced by an Award agreement setting forth the type of Award or Awards being granted, the total number of Shares subject to the Award(s), the

Stock Option price (if applicable), the restriction period (if applicable), the term of the Award, the date of the grant of the Award, and such other terms, provisions, limitations, and, if applicable, Performance Goals, as are approved by the Committee, but not inconsistent with the Plan. The Company shall execute an Award agreement with a Participant after the Committee approves the issuance of an Award. ~~The~~This Plan was originally submitted to and approved by the Company’s stockholders in ~~2003. This amended and rested version of the Plan shall be submitted to the Company’s stockholders for approval.~~ 2006.

If the Committee establishes a purchase price, if any, for an Award of Restricted Stock, the Participant must accept such Award within a period of thirty (30) days (or such shorter period as the Committee may specify) after the date of the grant of the Award by executing the applicable Award agreement and paying such purchase price.

SECTION 6. STOCK OPTIONS

6.1. Grants. The Committee or the Board may grant Stock Options alone or in addition to other Awards granted pursuant to this Plan to any eligible Person. Each Person so selected shall be offered a Stock Option to purchase the number of Shares determined by the Committee or the Board. The Committee or the Board shall specify whether such Stock Option is an Incentive Stock Option or Non-Qualified Stock Option and any other terms or conditions relating to such Award; provided, however only Employees of the Company or a Subsidiary may be granted Incentive Stock Options. To the extent that any Stock Option designated as an Incentive Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions, the failure of the shareholders of the Company to authorize the issuance of Incentive Stock Options, the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not qualify shall be deemed to constitute a Non-Qualified Stock Option. Each Person to be granted a Stock Option shall enter into a written agreement with the Company, in such form as the Committee or the Board may prescribe, setting forth the terms and conditions (including, without limitation, the exercise price and vesting schedule) of the Stock Option. At any time and from time to time, the Optionee and the Committee or the Board may agree to modify an option agreement in such respects as they may deem appropriate, including, without limitation, the conversion of an Incentive Stock Option into a Non-Qualified Stock Option. The Committee or the Board may require that an Optionee meet certain conditions before the Stock Option or a portion thereof may vest or be exercised, as, for example, that the Optionee remain in the employ of the Company or a Subsidiary for a stated period or periods of time.

6.2. Incentive Stock Options Limitations.

(a) In no event shall any individual be granted Incentive Stock Options to the extent that the Shares covered by any Incentive Stock Options (and any incentive stock options granted pursuant to any other plans of the Company or its Subsidiaries) that may be exercised for the first time by such individual in any calendar year have an aggregate Fair Market Value in excess of $100,000. For this purpose, the Fair Market Value of the Shares shall be determined as of the date(s) on which the Incentive Stock Options are granted. It is intended that the limitation on Incentive Stock Options provided in this Subsection 6.2(a) be the maximum limitation on Stock Options which may be considered Incentive Stock Options pursuant to the Code.

(b) In no event shall any individual be granted an Incentive Stock Option after the expiration of ten (10) years from the date this Plan is adopted or is approved by the shareholders of the Company (if shareholder approval is required by Section 422 of the Code).

(c) To the extent shareholder approval of this Plan is required by Section 422 of the Code, no individual shall be granted an Incentive Stock Option unless this Plan is approved by the shareholders of the Company within twelve (12) months before or after the date this Plan is initially adopted. In the event this Plan is amended to increase the number of Shares subject to issuance upon the exercise of Incentive Stock Options or to change the class of Employees eligible to receive Incentive Stock Options, no individual shall be granted an Incentive Stock Option unless such amendment is approved by the shareholders of the Company within twelve (12) months before or after such amendment.

(d) No Incentive Stock Option shall be granted to any Employee owning more than ten percent (10%) of the total combined voting power of the Company or any Subsidiary unless the term of such Incentive Stock Option is equal to or less than five (5) years measured from the date on which such Incentive Stock Option is granted.

6.3. Option Exercise Price. The option exercise price of a Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of the Shares subject to such Stock Option on the date of the grant of the Stock Option. Notwithstanding anything herein to the contrary, in no event shall any Employee owning more than ten percent (10%) of the total combined voting power of the Company or any Subsidiary be granted an Incentive Stock Option unless the option exercise price of such Incentive Stock Option shall be at least one hundred ten percent (110%) of the Fair Market Value of the Shares subject to such Incentive Stock Option on the date of the grant of such Incentive Stock Option.

6.4. Option Term. The term of a Stock Option shall be for such period of time from the date of its grant as may be determined by the Committee or the Board; provided, however, that no Incentive Stock Option shall be exercisable later than ten (10) years from the date of its grant.

6.5. Time of Exercise. No Stock Option may be exercised unless it is exercised prior to the expiration of its stated term and, in connection with options granted to Employees of the Company or its Subsidiaries, at the time of such exercise, the Optionee is, and has been continuously since the date of grant of such Stock Option, employed by the Company or a Subsidiary, except that:

(a) A Stock Option may, to the extent vested as of the date the Optionee ceases to be an Employee of the Company or a Subsidiary, be exercised during the three month period immediately following the date the Optionee ceases (for any reason other than death, Disability or termination for Cause) to be an Employee of the Company or a Subsidiary (or within such other period as may be specified in the applicable option agreement), provided that, if the Stock Option has been designated as an Incentive Stock Option and the option agreement provides for a longer exercise period, the exercise of such Stock Option after such three-month period shall be treated as the exercise of a Non-Qualified Stock Option;

(b) If the Optionee dies while in the employ of the Company or a Subsidiary, or within three months after the Optionee ceases (for a reason other than termination for Cause) to be such an Employee (or within such other period as may be specified in the applicable option agreement), a Stock Option may, to the extent vested as of the date of the Optionee’s death, be exercised by the Optionee’s Designated Beneficiary during the one year period immediately following the date of the Optionee’s death (or within such other period as may be specified in the applicable option agreement);

(c) If the Optionee ceases to be an Employee of the Company or a Subsidiary by reason of the Optionee’s Disability, a Stock Option, to the extent vested as of the date the Optionee ceases to be an Employee of the Company or a Subsidiary, may be exercised by the Optionee or the Optionee’s legal guardian during the one year period immediately following such date (or within such other period as may be specified in the applicable option agreement); provided that, if the Stock Option has been designated as an Incentive Stock Option and the option agreement provides for a longer exercise period, the exercise of such Stock Option after such one-year period shall be treated as the exercise of a Non-Qualified Stock Option; and

(d) If the Optionee’s employment is terminated for Cause, all Stock Options held by such Optionee shall simultaneously terminate and will no longer be exercisable.

Nothing contained in this Subsection 6.5 will be deemed to extend the term of a Stock Option or to revive any Stock Option which has previously lapsed or been cancelled, terminated or surrendered. Stock Options granted under this Plan to Consultants or non-employee Directors will contain such terms and conditions with respect to the death or disability of a Consultant or non-employee Director or termination of a Consultant’s or non-employee Director’s relationship with the Company as the Committee or the Board deems necessary or appropriate. Such terms and conditions will be set forth in the option agreements evidencing the grant of such Stock Options.

6.6. Vesting of Stock Options.

(a) Each Stock Option granted pursuant to this Plan may only be exercised to the extent that the Optionee is vested in such Stock Option. Each Stock Option shall vest separately in accordance with the option vesting schedule determined by the Committee or the Board, which will be incorporated in the option agreement entered into between the Company and such Optionee. The option vesting schedule may be accelerated if, in the discretion of the Committee or the Board, the acceleration of the option vesting schedule would be in the best interests the Company.

(b) In the event of the dissolution or liquidation of the Company, each Stock Option granted pursuant to this Plan shall terminate as of a date to be fixed by the Committee or Board; provided, however, that not less than thirty (30) days’ written notice of the date so fixed shall be given to each Optionee. During such period all Stock Options which have not previously been terminated, exercised or surrendered will (subject to the provisions of Subsections 6.4 and 6.5) fully vest and become exercisable, notwithstanding the vesting schedule set forth in the option agreement evidencing the grant of such Stock Option. Upon the date fixed by the Committee or the Board, any unexercised Stock Options shall terminate and be of no further effect.

(c) Upon the occurrence of a Change in Control, all Stock Options and any associated Stock Appreciation Rights shall become fully vested and immediately exercisable.

(d) Unless otherwise provided in a specific Award agreement, in the event of the Retirement of an Employee or a non-employee Director or advisory director, all Stock Options and any associated Stock Appreciation Rights granted pursuant to this Plan shall upon such Retirement become fully vested and immediately exercisable according to the terms of the respective agreement evidencing such Stock Option and/or Stock Appreciation Right.

6.7. Manner of Exercise of Stock Options.

(a) Except as otherwise provided in this Plan, Stock Options may be exercised as to Shares only in amounts and at intervals of time specified in the written option agreement between the Company and the Optionee. Each exercise of a Stock Option, or any part thereof, will, unless otherwise provided in a specific Award agreement, be pursuant to the administrative procedures established by the Company or its authorized designee. Payment for the Shares to be purchased upon exercise of a Stock Option may be made in cash (by check) or in one or more of the following methods as may be stated in the Award Agreement (at the Date of Grant with respect to any Stock Option granted as an Incentive Stock Option), approved by the Company and where permitted by law: (i) if a public market for the Common Stock exists, in a cashless exercise through a “same day sale” arrangement between the Optionee and a broker-dealer that is a member of the NASD (an “NASD Dealer”) whereby the Optionee elects to exercise the Stock Option and to sell a portion of the shares of Common Stock so purchased to pay for the exercise price and whereby the NASD Dealer commits upon receipt of such shares of Common Stock from the Company in order to complete the Optionee’s trade, to forward the exercise price, received by the NASD Dealer as a result of the trade executed on the same-day as the receipt of the Shares from the Company, directly to the Company; (ii) if a public market for that class of Common Stock exists, through a “margin” commitment from the Optionee and an NASD Dealer whereby the Optionee elects to exercise the Stock Option and to pledge the shares of Common Stock so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price, and whereby the NASD Dealer commits upon receipt of such shares of Common Stock to forward the exercise price directly to the Company; (iii) by surrender for cancellation of shares of Common Stock which either (A) have been owned by the Optionee for any applicable holding period and have been “paid for” within the meaning of Rule 144 promulgated under the Securities Act, or (B) were obtained by the Optionee in the public market at the Fair Market Value per share at the time of exercise (provided that such surrender does not result in an accounting charge for the Company); (iv) where approved by the Committee at the time of exercise, pursuant to Section 3.2(v) of the Plan, by delivery of the Optionee’s promissory note with such recourse, interest, security, redemption and other provisions as the Committee may require, provided that the par value of each of the shares of Common Stock to be purchased is paid for in cash; or (v) in any other form of valid consideration that is acceptable to the Committee in its sole discretion. No shares of Common Stock may be issued until arrangements for the full payment of the purchase price therefor has been made. The payment options provided in Section 6.7(a)(i), (ii), or (iv) above shall not be available to any Optionee who is a Director or executive officer of the Company or any Affiliate if such payment option would be treated as a personal loan prohibited under Section 13(k) of the Exchange Act.

(b) If an Optionee delivers Shares (including Shares of Restricted Stock) already owned by the Optionee in full or partial payment of the exercise price for any Stock Option, or if the Optionee elects to have the Company retain that number of Shares out of the Shares being acquired through the exercise of the Stock Option having a Fair Market Value equal to the exercise price of the Stock Option being exercised, the Committee or the Board may, in its sole discretion, authorize the grant of a new Stock Option (a “Reload Option”) for that number of Shares equal to the number of already owned Shares surrendered (including Shares of Restricted Stock) or newly acquired Shares being retained by the Company in payment of the option exercise price of the underlying Stock Option being exercised. The grant of a Reload Option will become effective upon the exercise of the underlying Stock Option. The option exercise price of the Reload Option shall be the Fair Market Value of a Share on the effective date of the grant of the Reload Option. Each Reload Option shall be exercisable no later than the time when the underlying stock option being exercised could be last exercised. The Committee or the Board may also specify additional terms, conditions and restrictions for the Reload Option and the Shares to be acquired upon the exercise thereof.

(c) An Optionee shall not have any of the rights of a shareholder of the Company with respect to the Shares subject to a Stock Option except to the extent that such Stock Option is exercised and one or more certificates representing such Shares shall have been delivered to the Optionee.

6.8. Discretion of Committee. The Committee shall have the sole discretion, exercisable at any time, to extend the term during which a Stock Option is to remain exercisable following the Participant’s termination of service with the Company or a Subsidiary from the period otherwise in effect for that Stock Option and set forth in the Award agreement to such greater period of time as the Committee shall deem appropriate; provided, however, that the term during which the Stock Option is exercisable shall not be extended to a date beyond the later of (i) the Award term under subsection 6.4 or (ii) thirty (30) days following the first date on which the exercise of the Stock Option would no longer violate applicable federal, state, local or foreign laws and would no longer jeopardize the ability of the Company to continue as a going concern. An extension of the time during which a Stock Option is exercisable shall not be treated as the grant of a new Stock Option except to the extent required, with respect to an Incentive Stock Option, under Section 424(h) of the Code and, with respect to a Non-Qualified Stock Option, under Section 409A of the Code.

SECTION 7. STOCK APPRECIATION RIGHTS

7.1. Grants. The Committee or the Board may grant to any eligible Consultant, non-employee Director or Employee of the Company or a Subsidiary a stand-alone Stock Appreciation Right or a Stock Appreciation Right issued in tandem with a Stock Option. Stock Appreciation Rights shall be subject to such terms and conditions as the Committee or the Board shall impose. The grant of the Stock Appreciation Right may provide that the holder will be paid for the value of the Stock Appreciation Right either in cash or in Shares, or a combination thereof, at the sole discretion of the Committee or the Board. In the event of the exercise of a Stock Appreciation Right payable in Shares, the holder of the Stock Appreciation Right shall receive that number of whole Shares having an aggregate Fair Market Value on the date of exercise equal to the value obtained by multiplying (i) either (a) in the case of a Stock Appreciation Right issued in tandem with a Stock Option, the difference between the Fair Market Value of a Share on the date of exercise over the exercise price per share of the related Stock Option, or (b) in the case of a stand-alone Stock Appreciation Right, the difference between the Fair Market Value of a Share on the date of exercise over the Fair Market Value of a Share on the date of the grant of the Stock Appreciation Right by (ii) the number of Shares with respect to which the Stock Appreciation Right is exercised. However, notwithstanding the foregoing, the Committee or the Board, in its sole discretion, may place a ceiling on the amount payable upon exercise of a Stock Appreciation Right, but any such limitation shall be specified at the time that the Stock Appreciation Right is granted.

7.2. Exercisability. A Stock Appreciation Right granted in tandem with an Incentive Stock Option (i) may be exercised at, and only at, the times and to the extent the related Incentive Stock Option is exercisable, (ii) will expire upon the termination or expiration of the related Incentive Stock Option, (iii) may not result in a Participant realizing more than 100% of the difference between the exercise price of the related Incentive Stock Option and the Fair Market Value of the Shares subject to the related Incentive Stock Option at the time the Stock Appreciation Right is exercised, and (iv) may be exercised at, and only at, such times as the Fair Market Value of the Shares subject to the related Incentive Stock Option exceeds the exercise price of the related Incentive Stock Option. A Stock Appreciation Right granted in tandem with a Non-Qualified Stock Option will be exercisable as provided by the Committee or the Board and will have such other terms and conditions as the Committee or the Board may determine. A Stock Appreciation Right may be transferred at, and only at, the times and to the extent the related Stock Option is transferable. If a Stock Appreciation Right is granted in tandem with a Stock Option, there shall be surrendered and cancelled from the related Stock Option at the time of exercise of the Stock Appreciation Right, in lieu of exercise pursuant to the related Stock Option, that number of Shares as shall equal the number of Shares as to which the tandem Stock Appreciation Right shall have been exercised.

7.3. Certain Limitations on Non-Tandem Stock Appreciation Rights. A stand-alone Stock Appreciation Right will be exercisable as provided by the Committee or the Board and will have such other terms and conditions as the Committee or the Board may determine. A stand-alone Stock Appreciation Right is subject to acceleration of vesting or immediate termination in certain circumstances in the same manner as Stock Options pursuant to Subsections 6.5 and 6.6 of this Plan.

7.4. Limited Stock Appreciation Rights. The Committee and the Board may grant Stock Appreciation Rights which will become exercisable only upon the occurrence of a Change in Control or such other event as the Committee or the Board may designate at the time of grant or thereafter. Such a Stock Appreciation Right may be issued either as a stand-alone Stock Appreciation Right or in tandem with a Stock Option.

SECTION 8. RESTRICTED STOCK

8.1. Grants. The Committee or the Board may grant Awards of Restricted Stock to any Consultant, non-employee Director or Employee of the Company or a Subsidiary for such minimum consideration, if any, as may be required by applicable law or such greater consideration as may be determined by the Committee or the Board, in its sole discretion. The terms and conditions of the Restricted Stock shall be specified by the Award agreement. The Committee or the Board, in its sole discretion, may specify any particular rights which the Participant to whom a grant of Restricted Stock is made shall have in the Restricted Stock during the restriction period and the forfeiture restrictions applicable to the particular Award, the vesting schedule (which may be based on service, satisfaction of one or more Performance Goals or other factors) and rights to acceleration of vesting (including, without limitation, whether non-vested Shares are forfeited or vested upon termination of employment) or the lapsing of the forfeiture restrictions. Further, the Committee or the Board may grant Performance Awards consisting of Restricted Stock by conditioning the grant, or vesting or such other factors, such as the release, expiration or lapse of the forfeiture restrictions upon any such Award (including the acceleration of any such conditions or terms) of such Restricted Stock upon the attainment of one or more specified goals, including, as necessary to comply with the requirements of Section 162(m) of the Code, Performance Goals, or such other factors as the Committee or the Board may determine. The Committee or the Board shall also determine when the forfeiture restrictions shall lapse or expire and the conditions, if any, pursuant to which the Restricted Stock will be forfeited or sold back to the Company. Each Award of Restricted Stock may have different forfeiture restrictions and conditions. Unless otherwise set forth in the Award agreement, Restricted Stock may not be sold, pledged, encumbered or otherwise disposed of by the recipient until the forfeiture restrictions specified in the Award lapse. Awards of Restricted Stock are subject to acceleration of vesting, termination of the forfeiture restrictions and termination in the same manner as Stock Options pursuant to Subsections 6.5 and 6.6 of this Plan.

8.2. Awards and Certificates. Evidence of the Award of Restricted Stock issued hereunder may be accomplished in such manner as the Company, or their authorized representative shall deem appropriate including, without limitation, electronic registration, book-entry registration or issuance of a stock certificate or certificates in the name of the Participant or in the name of such other party or parties as the Company and its authorized representative deem appropriate. In the event any stock certificate is issued in respect of Shares of Restricted Stock, such certificate shall bear an appropriate legend with respect to the restrictions applicable to such Award. The Company may retain, at its option, the physical custody of any stock certificate representing any awards of Restricted Stock during the restriction period or require that the certificates evidencing Restricted Stock be placed in escrow or trust, along with a stock power endorsed in blank, until all restrictions are removed or expire. In the event the Award of Restricted Stock is documented or recorded electronically, the Company and its authorized representatives shall ensure that the Participant is prohibited from selling, assigning, pledging, exchanging, hypothecating or otherwise transferring the Restricted Stock while such Shares are unvested or still subject to the forfeiture restrictions.

SECTION 9. OTHER AWARDS

9.1. General. The Committee may, in its sole and absolute discretion, grant to any eligible Consultant, non-employee Director or Employee of the Company or a Subsidiary, other forms of Awards based upon, payable in or otherwise related to, in whole or in part, the Common Stock, if the Committee, in its sole and absolute discretion, determines that such other form of Award is appropriate and not inconsistent with the purposes of this Plan. The types of Awards that may be issued under this Section 9 shall include but not be limited to restricted stock units, dividend equivalent rights, and ~~performance-based compensation~~Performance Awards. The terms and conditions of such other ~~form~~forms of Award shall be specified in an Award agreement that sets forth the terms and conditions of such Award, including, but not limited to, the price, the vesting schedule, and any ~~Performance Goal and~~ other conditions and restrictions as the Committee shall impose as are not inconsistent with the terms of the Plan. In no event shall the price per Share of any Award based upon, payable in or otherwise related to, in whole or in part, the Common Stock be less than the par value of such Share. To the extent that any Award issued under this Section 9 constitutes a “nonqualified deferred compensation plan” under Section 409A of the Code, then such Award shall be subject to the restrictions set forth in subsection 9.2 hereof.

A Performance Award may consist of either or both, as the Committee or the Board may determine, of (i) the right to receive Shares or Restricted Stock, or any combination thereof, upon the attainment of specified Performance Goals, as the Committee or the Board may determine (“Performance Shares”), or (ii) the right to receive a fixed dollar amount payable in Shares, Restricted Stock, cash, or any combination thereof, upon the attainment of specified Performance Goals, as the Committee or the Board may determine (“Performance Units”). The Committee or the Board may grant Performance Awards, for such minimum consideration, if any, as may be required by applicable law or such greater consideration as may be determined by the Committee or the Board, in its sole discretion. Each Performance Award shall have its own terms and conditions, which shall be determined in the sole discretion of the Committee or the Board. The terms and conditions of Performance Awards shall be specified at the time of the grant and may include provisions establishing the Performance Period, the Performance Goals to be achieved during a Performance Period, the Performance Measures used to determine vesting or the lapsing of applicable forfeiture restrictions (including the acceleration thereof), whether Performance Awards are forfeited or vest upon termination of employment during a Performance Period and the maximum or minimum settlement values. If the Committee or the Board determines, in its sole discretion, that the established Performance Measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure or for other reasons that the Committee or Board deems satisfactory, the Committee or the Board may modify the Performance Measures or objectives and/or the Performance Period, subject to the provisions of Subsection 15.9 hereof. Awards of Performance Shares and/or Performance Units are subject to acceleration of vesting, termination of restrictions and termination in the same manner as Stock Options pursuant to Subsections 6.5 and 6.6 of this Plan. Performance Awards may be valued by reference to the Fair Market Value of a Share or according to any other formula or method deemed appropriate by the Committee or the Board, in its sole discretion, including, but not limited to, achievement of specific financial, production, sales, cost or earnings performance objectives that the

Committee or the Board believes to be relevant or the Company’s performance or the performance of the Common Stock measured against the performance of the market, the Company’s industry segment or its direct competitors. Performance Awards may also be conditioned upon the applicable Participant remaining in the employ of the Company or one of its Subsidiaries for a specified period. Performance Awards may be payable in a single payment or in installments and may be payable at a specified date or dates or upon attaining the performance objective or objectives, as specified in the applicable Award agreement. The extent to which any applicable Performance Goal has been achieved shall be conclusively determined by the Committee or the Board in its sole discretion.

9.2. Restrictions on Deferred Compensation.

(a) Applicability of Code Section 409A. Notwithstanding any provision herein or in an applicable Award agreement to the contrary, any Award issued hereunder that constitutes a deferral of compensation under a “nonqualified deferred compensation plan,” as such term is defined under Section 409A(d)(1) of the Code (or a successor provision thereto), shall be subject to the requirements of this subsection 9.2 and the Award agreement shall include such terms and conditions as are required to comply with the requirements of Section 409A of the Code (or a successor provision thereto) and applicable guidance published in the Internal Revenue Bulletin.

(b) Restrictions on Distributions. A Participant shall not be permitted to exercise or otherwise receive payment in connection with an Award subject to this subsection 9.2 on a date earlier than the date on which any of the following events occur:

(i) The Participant’s separation from service;

(ii) The date the Participant becomes Disabled (as defined in subsection 2.7 for purposes of Awards that are subject to Code Section 409A);

(iii) The Participant’s death;

(iv) At a time or pursuant to a fixed schedule specified in the applicable Award agreement;

(v) Upon a Change in Control (as defined in subsection 2.5 for purposes of Awards that are subject to Code Section 409A); or

(vi) Upon the occurrence of an unforeseeable emergency (as defined under Section 409A(a)(2)(B)(ii)(I) of the Code).

The Committee may include one or more of the foregoing events in the applicable Award agreement as permissible events upon the earliest occurrence of which the Participant may exercise or otherwise receive payment in connection with such Award.

(c) Delay for Specified Employees. Notwithstanding the foregoing, or any provision of this Plan or the terms of an Award agreement to the contrary, a Participant who is a Specified Employee may not exercise or otherwise receive payment under any Award subject to this subsection 9.2 following his separation from service prior to the earliest of (i) the first day of the seventh (7th) month following the date of such Participant’s separation from service, (ii) the Participant’s death or (iii) the occurrence of a permissible acceleration event described in paragraph (d) hereof.

(d) Prohibited Acceleration. The time at which, or the schedule pursuant to which, a Participant may exercise or otherwise receive payment in connection with an Award subject to this subsection 9.2 may not be accelerated, except as follows:

(i) Income Inclusion under Code Section 409A. If the Award fails to meet the requirements of Section 409A of the Code, the Participant may receive payment in connection with the Award before the Award would otherwise be paid, provided, however, that the amount paid to the Participant shall not exceed the lesser of (i) the amount payable under such Award or (ii) the amount to be reported pursuant to Section 409A of the Code on the applicable Form W-2 (or Form 1099) as taxable income to the Participant.

(ii) Withholding Purposes. If the Company is required to withhold an amount to pay the Participant’s portion of the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a) or 3121(v)(2) of the Code with respect to an amount that is or will be paid to the Participant under the Award before the amount otherwise would be paid, the Committee may withhold an amount equal to the lesser of: (i) the amount payable under such Award or (ii) the aggregate of the FICA taxes imposed and the income tax withholding related to such amount.

An acceleration will not be deemed to have occurred where the time or schedule for receiving payment in connection with an Award is accelerated as the result of the occurrence of an intervening event that is described in the Award agreement and that constitutes a permissible event described in paragraph (b) (except to the extent otherwise limited in accordance with paragraph (c)).

(e) Delay for Compelling Business Reasons. Notwithstanding any provision of this subsection 9.2 to the contrary, the date on which a Participant may exercise or otherwise receive payment under an Award subject to this subsection 9.2 may be delayed to a date later than the date specified in the Award agreement; provided such delay satisfies the requirements of this paragraph (e).

(i) Going Concern. In the event the Board determines that the exercise of the Award or the making of any payment under the Award on the date specified in the Award agreement would jeopardize the ability of the Company to continue as a going concern, the Committee may delay the exercise or payment of the Award until the first calendar year in which the Board notifies the Committee that the exercise or payment would not have such effect.

(ii) Loss of Deduction. In the event the Board determines that the Company’s Federal income tax deduction for benefits recognized or paid under the Award would not be permitted due to the application of Section 162(m) of the Code, the Committee may delay the date on which the Award would otherwise be exercised or the date on which the payment of such benefits would otherwise be made or commence, provided that the Award is exercised or the payment is made either (i) in the first taxable year of the Participant in which the Company reasonably anticipates (or should reasonably anticipate) that the Federal income tax deduction of such benefit would not be barred by application of Section 162(m) of the Code or (ii) during the period beginning with the date of the Participant’s separation from service and ending on the later of the last day of the taxable year of the Company in which the Participant’s separation from service occurred or, if later, the 15th day of the third month following the Participant’s separation from service. In the case of a Specified Employee, however, the period described in clause (ii) of the immediately preceding sentence shall instead be measured from the first day of the seventh (7th) month following such Participant’s separation from service to the last day of the taxable year of the Company in which such date occurred or, if later, the 15th day of the third month following such date.

(iii) Violation of Securities Laws. In the event the Board reasonably anticipates that the exercise of the Award or the payment or commencement of benefits under the Award will violate Federal securities laws or other applicable law (other than Section 409A of the Code), the date on which the Award would otherwise be exercised or the date on which the payment of such benefits would otherwise be made or commence may be delayed until the earliest date on which the Board reasonably anticipates that the exercise of the Award or the making or commencement of such payment would not cause such violation.

(f) Administrative Delay in Payment. An Award subject to this subsection 9.2 shall be exercised or paid on the date specified in accordance with the provisions of the foregoing paragraphs of this subsection 9.2; provided that, in the case of administrative necessity, the exercise or payment of such Award may be delayed up to the later of (i) the last day of the calendar year in which the Award would otherwise be exercised or the payment would otherwise be made or (ii) the 15th day of the third calendar month following the date on which the Award would be exercised or the payment would otherwise be made. Further, if, as a result of events beyond the control of the Participant (or following the Participant’s death, the Participant’s Designated Beneficiary), it is not administratively practicable for the Committee to calculate the amount of benefits due to such Participant as of the date on which the Award would otherwise be exercised or payment would otherwise be made, the exercise or payment may be delayed until the first calendar year in which calculation of the amount is administratively practicable.

(g) No Participant Election. Notwithstanding the foregoing provisions, if the period during which payment of an Award will be made occurs, or will occur, in two calendar years, the Participant shall not be permitted to elect the calendar year in which the payment shall be made.

SECTION 10. RESERVED

SECTION 11. COMPLIANCE WITH SECURITIES AND OTHER LAWS

As a condition to the issuance or transfer of any Award or any security issuable in connection with such Award, the Company may require an opinion of counsel, satisfactory to the Company, to the effect that (i) such issuance and/or transfer will not be in violation of the Securities Act or any other applicable securities laws and (ii) such issuance and/or transfer will not be in violation of the rules and regulations of any securities exchange or automated quotation system on which the Common Stock is listed or admitted to trading. Further, the Company may refrain from issuing, delivering or transferring any Award or any security issuable in connection with such Award until the Committee or the Board has determined that such issuance, delivery or transfer will not violate such securities laws or rules and regulations and that the recipient has tendered to the Company any federal, state or local tax owed as a result of such issuance, delivery or transfer, when the Company has a legal liability to satisfy such tax. The Company shall not be liable for damages due to delay in the issuance, delivery or transfer of any Award or any security issuable in connection with such Award or any agreement, instrument or certificate evidencing such Award or security for any reason whatsoever, including, but not limited to, a delay caused by the listing requirements of any securities exchange or automated quotation system or any registration requirements under the Securities Act, the Exchange Act, or under any other state or federal law, rule or regulation. The Company is under no obligation to take any action or incur any expense to register or qualify the issuance, delivery or transfer of any Award or any security issuable in connection with such Award under applicable securities laws or to perfect any exemption from such registration or qualification or to list any security on any securities exchange or automated quotation system. Furthermore, the Company will have no liability to any person for refusing to issue, deliver or transfer any Award or any security issuable in connection with such Award if such refusal is based upon the foregoing provisions of this Section 11. As a condition to any issuance, delivery or transfer of any Award or any security issuable in connection with such Award, the Company may place legends on any agreement, instrument or certificate evidencing such Award or security, issue stop transfer orders with respect thereto and require such agreements or undertakings as the Company may deem necessary or advisable to assure compliance with applicable laws or regulations, including, if the Company or its counsel deems it appropriate, representations from the recipient of such Award or security to the effect that such recipient is acquiring such Award or security solely for investment and not with a view to distribution and that no distribution of the Award or the security will be made unless registered pursuant to applicable federal and state securities laws, or in the opinion of counsel to the Company, such registration is unnecessary.

SECTION 12. ADJUSTMENTS UPON THE OCCURRENCE OF A REORGANIZATION OR CORPORATE TRANSACTION

(a) In the event of a Reorganization, the number of Shares subject to this Plan and to each outstanding Award, and the exercise price of each Award which is based upon Shares, shall (to the extent deemed appropriate by the Committee or the Board) be proportionately adjusted (as determined by the Committee or the Board in its sole discretion) to account for any increase or decrease in the number of issued and outstanding Shares of the Company resulting from such Reorganization.

(b) If a Corporate Transaction is consummated and immediately following the consummation of such Corporate Transaction the Persons who were holders of shares of Common Stock immediately prior to the consummation of such Corporate Transaction do not receive any securities or other property (hereinafter collectively referred to as “Transactional Consideration”) as a result of such Corporate Transaction and substantially all of such Persons continue to hold the shares of Common Stock held by them immediately prior to the consummation of such Corporate Transaction (in substantially the same proportions relative to each other), the Awards will remain outstanding and will (subject to the provisions of Subsections 6.1, 6.6(c), 7.1, 7.3, 8.1 and 9.1) continue in full force and effect in accordance with its terms (without any modification) following the consummation of the Corporate Transaction.

(c) If a Corporate Transaction is consummated and immediately following the consummation of such Corporate Transaction the Persons who were holders of shares of Common Stock immediately prior to the consummation of such Corporate Transaction do receive Transactional Consideration as a result of such Corporate Transaction or substantially all of such Persons do not continue to hold the shares of Common Stock held by them immediately prior to the consummation of such Corporate Transaction (in substantially the same proportions relative to each other), the terms and conditions of the Awards will be modified as follows:

(i) If the documentation pursuant to which a Corporate Transaction will be consummated provides for the assumption or substitution by the entity issuing Transactional Consideration to the Persons who were the holders of shares of Common Stock immediately prior to the consummation of such Corporate Transaction of the Awards granted pursuant to this Plan without any modification or amendment (other than Permitted Modifications and the modifications contemplated by Subsections 6.1, 6.6(c), 7.1, 7.3, 8.1 and 9.1 of this Plan), each such Award will remain outstanding and will continue in full force and effect in accordance with its terms following the consummation of such Corporate Transaction (subject to such Permitted Modifications and the provisions of Subsections 6.1, 6.6(c), 7.1, 7.3, 8.1 and 9.1.

(d) If the documentation pursuant to which a Corporate Transaction will be consummated does not provide for the assumption or substitution by the entity issuing Transactional Consideration to the Persons who were the holders of shares of Common Stock immediately prior to the consummation of such Corporate Transaction of the Awards granted pursuant to this Plan without any modification or amendment (other than Permitted Modifications), all vesting restrictions (performance-based or otherwise) applicable to Awards which will not be so assumed will, to the extent (i) not otherwise provided for in an Award agreement, or (ii) it will not affect the deductibility of any compensation related to such Award, accelerate and the holders of such Awards may (subject to the expiration of the term of such Awards) exercise/receive the benefits of such Awards without regard to such vesting restrictions during the ten (10) day period immediately preceding the consummation of such Corporate Transaction. For purposes of the immediately preceding sentence, all Performance Goals will be deemed to have been satisfied in full. The Company will provide each Participant holding Awards which will not be so assumed or substituted with reasonable notice of the termination of such vesting restrictions and the impending termination of such Awards. Upon the consummation of such a Corporate Transaction, all unexercised Awards which are not to be so assumed will automatically terminate and cease to be outstanding.

Nothing contained in this Section 12 will be deemed to extend the term of an Award or to revive any Award which has previously lapsed or been cancelled, terminated or surrendered.

SECTION 13. AMENDMENT OR TERMINATION OF THIS PLAN

13.1. Amendment of This Plan. Notwithstanding anything contained in this Plan to the contrary, all provisions of this Plan (including, without limitation, the maximum number of Shares that may be issued with respect to Awards to be granted pursuant to this Plan) may at any time or from time to time be modified or amended by the Board;

provided, however, that no Award at any time outstanding pursuant to this Plan may be modified, impaired or cancelled adversely to the holder of the Award without the consent of such holder.

13.2. Termination of This Plan. The Board may suspend or terminate this Plan at any time, and such suspension or termination may be retroactive or prospective. Termination of this Plan shall not impair or affect any Award previously granted hereunder and the rights of the holder of the Award shall remain in effect until the Award has been exercised in its entirety or has expired or otherwise has been terminated by the terms of such Award.

SECTION 14. AMENDMENTS AND ADJUSTMENTS TO AWARDS

The Committee or the Board may amend, modify or terminate any outstanding Award with the Participant~~’~~’s consent at any time prior to payment or exercise in any manner not inconsistent with the terms of this Plan, including, without limitation, (i) to change the date or dates as of which and/or the terms and conditions pursuant to which (A) a Stock Option becomes exercisable or (B) a Performance Award is deemed earned or (ii) subject to the restrictions on repricing set forth below, to cancel an Award and grant a new Award in substitution therefor under such different terms and conditions as the Committee or the Board determines in its sole discretion to be appropriate including, but not limited to, having an exercise price per share which may be higher or lower than the exercise price per share of the cancelled Award. The Committee or the Board may also make adjustments in the terms and conditions of, and the criteria included in agreements evidencing Awards in recognition of, unusual or nonrecurring events (including, without limitation, the events described in Section 12 hereof) affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles, whenever the Committee or the Board determines that such adjustments are appropriate to prevent reduction or enlargement of the benefits or potential benefits intended to be made available pursuant to this Plan. Any provision of this Plan (other than Section 9.2) or any agreement regarding an Award to the contrary notwithstanding, but subject to the restrictions on repricing set forth below, the Committee or the Board may cause any Award granted to be cancelled in consideration of a cash payment or alternative Award made to the holder of such cancelled Award equal in value to the Fair Market Value of such cancelled Award; provided, no cash payment or alternative Award shall be made which would constitute an impermissible acceleration of a payment of deferred compensation under Code Section 409A. The determinations of value pursuant to this Section 14 shall be made by the Committee or the Board in its sole discretion.

Notwithstanding any provision in this Plan to the contrary, repricing of Stock Options and Stock Appreciation Rights shall not be permitted. For this purpose, a repricing means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of a Stock Option or a Stock Appreciation Right to lower its exercise price; (ii) any other action that is treated as a repricing under generally accepted accounting principles; and (iii) canceling a Stock Option or Stock Appreciation Right at a time when its exercise price is equal to or greater than the fair market value of the underlying Shares in exchange for another Stock Option, Stock Appreciation Right, Restricted Shares or other equity award. Such cancellation and exchange would be considered a repricing regardless of whether it is treated as a repricing under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

SECTION 15. GENERAL PROVISIONS

15.1. No Limit on Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

15.2. No Right to Employment or Continuation of Relationship. Nothing in this Plan or in any Award, nor the grant of any Award, shall confer upon or be construed as giving any Participant any right to remain in the employ of the Company or a Subsidiary or to continue as a Consultant or non-employee Director. Further, the Company or a Subsidiary may at any time dismiss a Participant from employment or terminate the relationship of any Consultant or non-employee Director with the Company or any Subsidiary, free from any liability or any claim pursuant to this Plan, unless otherwise expressly provided in this Plan or in any agreement evidencing an Award made under this Plan. No Consultant, non-employee Director or Employee of the Company or any Subsidiary shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of any Consultant, non-employee Director or Employee of the Company or any Subsidiary or of any Participants.

15.3. GOVERNING LAW. THE VALIDITY, CONSTRUCTION AND EFFECT OF THIS PLAN AND ANY RULES AND REGULATIONS RELATING TO THIS PLAN SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

15.4. Severability. If any provision of this Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any individual or Award, or would disqualify this Plan or any Award under any law deemed applicable by the Committee or the Board, such provision shall be construed or deemed amended to conform to applicable law, or if it cannot be construed or deemed amended without, in the sole determination of the Committee or the Board, materially altering the intent of this Plan or the Award, such provision shall be stricken as to such jurisdiction, individual or Award and the remainder of this Plan and any such Award shall remain in full force and effect.

15.5. No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award, and the Committee or the Board shall determine, in its sole discretion, whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated or otherwise eliminated.

15.6. Headings. Headings are given to the Sections and Subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

15.7. Effective Date. The provisions of this Plan that relate to the grant of Incentive Stock Options shall be effective as of the date of the approval of this Plan by the shareholders of the Company. All other provisions of this Plan shall be effective as of the Effective Date.

15.8. Code Section 83(b) Elections. The Company, its Subsidiaries and Affiliated Entities have no responsibility for a Participant’s election, attempt to elect or failure to elect to include the value of an Award subject to Section 83 in the Participant’s gross income for the year of grant pursuant to Section 83(b) of the Code. Any Participant who makes an election pursuant to Section 83(b) will promptly provide the Committee with a copy of the election form.

15.9. Code Section 162(m). It is the intent of the Company that the Plan comply in all respects with Section 162(m) of the Code and that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention. If the Committee intends for a Performance Award or the Award of Restricted Stock Award to be granted and administered in a manner designed to preserve the deductibility of the resulting compensation in accordance with Section 162(m) of the Code, then the Performance Measure selected, the Performance Goal (in terms of an objective formula or standard pursuant to which a third party with knowledge of the relevant performance results could calculate the amount to be paid), the maximum number of Shares that may be awarded, within the limit described in Section 4.2 hereof, and the Performance Period applicable to such Award shall be established in writing by the Committee no later than the earlier of (i) 90 days after the commencement of the relevant Performance Period and (ii) the date as of which 25% of the Performance Period has elapsed. At the time a Performance Goal is established, its outcome must be substantially uncertain. The Committee’s discretion to modify or waive the Performance Goal related to the vesting of the Award may be restricted in order to comply with Section 162(m) of the Code.

15.10. Code Section 409A. It is the intent of the Company that the Plan comply in all respects with Section 409A of the Code and that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention.

15.11. Compliance With Other Laws and Regulations. Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue shares of Common Stock under any Award if the issuance thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including without limitation Section 16 of the 1934 Act and Section 162(m) of the Code); and, as a condition of any sale or issuance of Shares under an Award, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation. The Plan, the grant and exercise of an Award hereunder, and the obligation of the Company to sell and deliver Shares, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

15.12. Tax Requirements.

(a) Whenever Shares are to be issued under an Award of Restricted Stock or a Performance Award, or pursuant to the exercise of a Stock Option or Stock Appreciation Right, or other Award or cash is to be paid pursuant to the terms of the Plan, under circumstances in which the Company, or its designee, believes that any federal, state or local tax withholding may be imposed, the Company or Subsidiary, as the case may be, shall have the right to require the Participant to remit to the Company or Subsidiary, as the case may be, an amount sufficient to satisfy the minimum federal, state and local tax withholding requirements prior to the electronic transfer of ownership, the delivery of any certificate for Shares, if applicable, or any proceeds; provided, however, that in the case of a Participant who receives an Award of Restricted Stock or a Performance Award under the Plan which remains subject to forfeiture restrictions or is not fully vested, the Participant shall remit such amount on the first business day following the Tax Date. The “Tax Date” for purposes of this Section 15.12 shall be the date on which the amount of tax to be withheld is determined. If a Participant makes a disposition of Common Stock acquired upon the exercise of an Incentive Stock Option within either two years after the Stock Option was granted or one year after its exercise by the Participant, the Participant shall promptly notify the Company and the Company shall have the right to require the Participant to pay to the Company an amount sufficient to satisfy federal, state and local tax withholding requirements.

(b) A Participant who is obligated to pay the Company an amount required to be withheld under applicable tax withholding requirements may pay such amount (i) in cash; (ii) in the discretion of the Committee, or its designee, through the delivery to the Company of previously-owned Shares having an aggregate Fair Market Value on the Tax Date equal to the tax obligation provided that the previously owned Shares delivered in satisfaction of the withholding obligations must have been held by the Participant for at least six (6) months; (iii) in the discretion of the Company, or its designee, through the Company’s withholding Shares otherwise issuable to the Participant having a Fair Market Value on the Tax Date equal to the amount of tax required to be withheld, or (iv) in the discretion of the Committee, or its designee, through a combination of the procedures set forth in subsections (i), (ii) and (iii) of this Section 15.12(b).

15.13. Transferability of Awards. Incentive Stock Options may not be transferred or assigned other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant or the Participant’s legally authorized representative, and each Award agreement in respect of an Incentive Stock Option shall so provide. The designation by a Participant of a Beneficiary will not constitute a transfer of the Stock Option. The Committee may waive or modify any limitation contained in the preceding sentences of this Section 15.13 that is not required for compliance with Section 422 of the Code. The Committee may, in its discretion, authorize all or a portion of an Award other than an Incentive Stock Option to be granted to a Participant to be on terms which permit transfer by such Participant to (i) the spouse, children or grandchildren of the Participant (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, (iv) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision, or (v) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (w) there shall be no consideration for any such transfer, (x) the Award agreement pursuant to which such Award is granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section 15.13, (y) no such transfer shall be permitted if the Common Stock issuable under such Award would not be eligible to be registered on Form S-8 promulgated under the Securities Act, and (z) subsequent transfers of the Award shall be prohibited except those by will or the laws of descent and distribution. Transferred Awards shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Section 6.7 or Section 7, as applicable, and Articles 12, 13, 14, and 15 hereof the term “Participant” shall be deemed to include the transferee. The events of a termination of service shall continue to be applied with respect to the original Participant, following which the transferred Award shall be exercisable by the transferee only to the extent and for the periods specified in the original Award agreement and applicable to the Participant. The Committee and the Company shall have no obligation to inform any transferee of an Award of any expiration, termination, lapse or acceleration of such Award. The Company shall have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under an Award that has been transferred by a Participant under this Section 15.13. Notwithstanding the foregoing, Awards granted under this Plan may be transferred to a former spouse of a Participant pursuant to a valid court order incident to a divorce.

15.14. Rights of Participants. Except as hereinbefore expressly provided in this Plan, any Person to whom an Award is granted shall have no rights by reason of any subdivision or consolidation of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, reorganization, merger or consolidation or spinoff of assets or stock of another corporation, and any issue by the Company of shares of stock of any class or securities convertible into shares of stock of any class shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or exercise price of Shares subject to an Award.

15.15. No Limitation Upon the Rights of the Company. The grant of an Award pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, or changes of its capital or business structure; to merge, convert or consolidate; to dissolve or liquidate; or sell or transfer all or any part of its business or assets.

15.16. Date of Grant of an Award. Each Award will be deemed to have been granted as of the date on which the Committee has completed the action declaring the Award, which date shall be specified by the Committee in the applicable Award agreement, notwithstanding any delay which may elapse in executing and delivering such Award agreement. However, a Participant will not be entitled to receive a benefit under an Award until the Award is accepted by the Participant in a manner deemed appropriate by the Committee.

15.17. Dispute Resolution. The provisions of this Section 15.17 shall be the exclusive means of resolving disputes of the parties (including any other persons claiming any rights or having any obligations through the Company or Participant) arising out of or relating to the Plan or any applicable Award agreement. The parties shall resolve any disputes arising out of or relating to the Plan or any applicable Award agreement pursuant to the Hornbeck-Offshore Operators, LLC Exclusive Dispute Resolution Agreement Mediation and Arbitration Procedure (the “Procedure”), a copy of which, as it may be amended from time to time, by the Company in its sole discretion, is attached to this Plan as Exhibit A and is incorporated herein by reference. In the case of a dispute which is not subject to the Procedure, either party may file suit and each party agrees that any suit, action, or proceeding arising out of or relating to the Plan or any applicable Award agreement shall be brought in any state court of competent jurisdiction in St. Tammany Parish or in the United States District Court for the Eastern District of Louisiana and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection a party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 15.17 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

HORNBECK OFFSHORE SERVICES, INC. 103 NORTHPARK BLVD, SUITE 300 COVINGTON, LA 70433 ATTN: PAUL ORDOGNE	Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends that you vote FOR the following:
					☐	☐	☐
1.	Election of Directors
Nominees:
01	Bruce W. Hunt	02	Bernie W. Stewart
The Board of Directors recommends you vote FOR the following proposal(s):										For	Against	Abstain
2.	To approve amendments to the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan.									☐	☐	☐
3.	Ratification of Selection of Auditors - To ratify the reappointment of Ernst & Young, LLP as the Company’s independent registered public accountants and auditors for the fiscal year 2010.									☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.							☐
(see reverse for instructions)					Yes	No
Please indicate if you plan to attend this meeting.					☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.

HORNBECK OFFSHORE SERVICES, INC. ANNUAL MEETING OF STOCKHOLDERS JUNE 24, 2010 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The stockholder hereby appoint(s) Todd M. Hornbeck, Paul M. Ordogne and James O. Harp, Jr., or any of them, as proxies, with full powers of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Hornbeck Offshore Services, Inc. that the stockholder(s) are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Central Time on June 24, 2010, at the Hornbeck Offshore Services, Inc. corporate training room located at 103 Northpark Boulevard, Suite 135, in Covington, Louisiana 70433 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side